UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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OFFICE DEPOT, INC.

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OFFICE DEPOT, INC.

6600 North Military Trail

Boca Raton, Florida 33496

NOTICE OF ANNUAL MEETING OF

SHAREHOLDERS

DATE	April 24, 2014

TIME	10:00 a.m. Eastern Daylight Time

LOCATION	Boca Raton Marriott at Boca Center

5150 Town Center Circle

Boca Raton, FL 33486

(561) 392-4600

ITEMS OF BUSINESS	1. To elect eleven (11) members of the Board of Directors named in, and for the term, described in this proxy statement;

2. To ratify our Audit Committee’s appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for the current year;

3. To hold an advisory vote approving the company’s executive compensation; and

4. To transact any other business that may properly come before the meeting and any adjournment thereof.

RECORD DATE	You must have owned Office Depot voting securities of record as of the close of business on February 28, 2014, to attend and vote at our Annual Meeting of Shareholders and any adjournment thereof.

ANNUAL REPORT	Our 2013 Annual Report on Form 10-K is enclosed with these proxy materials.

By order of the Board of Directors,

Elisa D. Garcia C.

Executive Vice President, Chief Legal Officer &

Corporate Secretary

Boca Raton, Florida

March 24, 2014

Please note that for security reasons, we will require that you present a picture identification if you attend our Annual Meeting. We reserve the right to exclude any person whose name does not appear on our official shareholder list as of our Record Date of February 28, 2014. If you hold shares in “street name”, you must bring a letter from your broker, or a current brokerage statement, to indicate that the broker is holding shares for your benefit. We also reserve the right to request any person to leave the Annual Meeting who is disruptive, refuses to follow the rules established for the meeting or for any other reason. Cameras, recording devices and other electronic devices, signs and placards will NOT be permitted at the meeting.

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PROXY STATEMENT

FOR THE

2014 ANNUAL MEETING OF SHAREHOLDERS

OF

OFFICE DEPOT, INC.

6600 North Military Trail

Boca Raton, Florida 33496

The Board of Directors of Office Depot, Inc. (“Office Depot” or the “company” or “we” or “our”) is soliciting proxies to be voted at our 2014 Annual Meeting of Shareholders to be held on April 24, 2014, (“Annual Meeting”), at 10:00 a.m. Eastern Daylight Time, at Boca Raton Marriott at Boca Center, 5150 Town Center Circle, Boca Raton, FL 33486, and at any postponement or adjournment of the Annual Meeting. We are providing this proxy statement to our shareholders on or about March 24, 2014. Our shareholders of record are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Purposes of the Meeting. Important matters outlined in the Notice of this Meeting will be considered at our Annual Meeting. We have provided these proxy materials to you in connection with the solicitation of proxies by our Board of Directors (“Board of Directors” or “Board”, or individually, each a “Director”). This proxy statement describes matters on which you, as a shareholder, are entitled to vote and provides you with information so that you can make an informed decision.

Voting Your Shares. You may vote your shares in one of the following ways: (1) in person at the Annual Meeting; (2) by voting electronically using a touch-tone telephone at 800-690-6903; or (3) by using the Internet to vote your shares at www.proxyvote.com. If your shares are held in “street name” with a broker or similar party, you have a right to direct that organization on how to vote the shares held in your account. You will need to contact your broker to determine whether you will be able to vote using one of these alternative methods. If you choose to use the Internet or telephone to vote, you must do so by 11:59 p.m. Eastern Daylight Time on April 23, 2014, the day before our Annual Meeting takes place.

Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by completing and returning the proxy card as promptly as possible, or by voting by telephone or via the Internet, prior to the Annual Meeting to ensure that your shares will be represented at the Annual Meeting if you are unable to attend.

OUR BOARD OF DIRECTORS RECOMMENDS:

•	that you vote FOR its nominees for Directors of the company as described in Item 1;

•	that you vote FOR the ratification of our Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm as described in Item 2; and

•	that you vote FOR, on an advisory basis, the approval of the company’s executive compensation described in Item 3.

Shareholders Eligible to Vote at Our Annual Meeting; List of Shareholders Available. Owners of our voting securities as of the close of business on February 28, 2014 (the “Record Date”) will be entitled to vote at our Annual Meeting. Our official stock ownership records will conclusively determine whether you are a “holder of record” as of the Record Date. If your shares are registered directly in your name with our transfer agent, Computershare, you are a shareholder of record, and these proxy materials are being sent directly to you from the company. As the shareholder of record, you have the right to grant your voting proxy directly to the company or to vote in person at the Annual Meeting. If your shares are held in “street name,” meaning your shares are held in a brokerage account or by a bank or other nominee, you are the beneficial owner of these shares and these proxy materials are being forwarded to you by your broker, bank or nominee, who is considered the shareholder of record with respect to such shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and you will receive instructions from your broker, bank or other nominee describing how to vote your shares; however, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy from the shareholder of record (i.e., your broker, bank or nominee) giving you the right to vote such shares.

A list of shareholders entitled to vote at the meeting will be available at our Annual Meeting and for ten days prior to the meeting between the hours of 9:00 a.m. and 5:00 p.m. Eastern Daylight Time at our corporate headquarters in Boca Raton, Florida. As of February 28, 2014, there were 534,754,326 shares of common stock outstanding and owned by shareholders (i.e., excluding shares held in treasury by Office Depot). Each share of common stock is entitled to one vote on each matter considered at our Annual Meeting.

Proxies. Our Board of Directors has appointed certain persons (“proxy holders”) to vote proxy shares in accordance with the instructions of our shareholders. If you authorize the proxy holders to vote your shares with respect to any matter to be acted upon, the shares will be voted in accordance with your instructions. If you are a shareholder of record and you authorize the proxy holders to vote your shares but do NOT specify how your shares should be voted on one or more matters, the proxy holders will vote your shares on those matters as our Board of Directors recommends. If any other matter properly comes before the Annual Meeting, the proxy holders will vote on that matter in their discretion.

If you are a beneficial owner of shares held in street name and do not provide your broker or nominee instructions on how to vote your shares a “broker non-vote” occurs. Under the rules of the New York Stock Exchange (“NYSE”), the organization that holds your shares (i.e. your broker or nominee) may generally vote on routine matters at its discretion but cannot vote on “non-routine” matters. If you are a beneficial owner of shares held in street name and the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the Inspector of Election that it does not have the authority to vote on such matters with respect to your shares. Proposal No. 2 (ratification of appointment of the independent registered public accountant) is a matter the company believes will be designated “routine.” A broker or nominee may generally vote on routine matters. Proposal No. 1 (election of Directors) and Proposal No. 3 (advisory approval of the company’s executive compensation) will be considered “non-routine.” A broker or other nominee cannot vote on non-routine matters without instruction. We strongly encourage you to provide voting instructions to your broker so that your vote will be counted on all matters.

Revocation of Proxies. You can change or revoke your proxy at any time prior to the voting at the Annual Meeting by the following methods:

•	if you voted by Internet or by telephone, by voting again via the Internet or by telephone;

•	by voting your shares by ballot in person at the Annual Meeting;

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions; or

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mailing your request to our Corporate Secretary at our corporate headquarters, at 6600 North Military Trail, Boca Raton, FL 33496, so that it is received not later than 4:00 p.m. Eastern Daylight Time, on April 23, 2014.

Establishing a Quorum. In order for us to transact business at our Annual Meeting, the holders of the majority of the outstanding voting securities must be present, either in person or by proxy. Shareholders choosing to abstain from voting and broker “non-votes” will be treated as present and entitled to vote for purposes of determining whether a quorum is present.

Effect of Abstentions and Broker Non-Votes. Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion as discussed above. When a broker votes a client’s shares on some but not all of the proposals at a meeting, the missing votes are referred to as broker “non-votes.” Abstentions and broker “non-votes” will not be counted as votes cast “for” or against any matter. Broker non-votes will not be counted as shares entitled to vote.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 24, 2014.

Solicitation of Proxies. In addition to soliciting proxies by mail, we also may solicit proxies in person, by telephone or over the Internet. Our employees do not receive additional compensation for their solicitation services. Certain banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries who hold shares for the benefit of another party (the “beneficial owner”) may solicit proxies for us. If so, they will mail proxy information to, or otherwise communicate with, the beneficial owners of shares of our common stock held by them. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock.

Required Vote.

Election of Directors. In an uncontested election, each nominee must be elected by a majority of the votes cast. This means that the number of votes cast “FOR” a nominee must exceed the number of votes cast “AGAINST” the nominee. A properly executed proxy marked “ABSTAIN” with respect to the election of one or more Directors or shares held by a broker for which voting instructions have not been given will not be voted with respect to the Director or Directors indicated, although it will be counted for purposes of determining whether a quorum is present. In a contested election (an election in which the number of candidates exceeds the number of director positions to be filled), the number of Director nominees that equals the number of director positions to be filled receiving the greatest number of votes cast will be elected as Directors.

Ratification of Independent Registered Public Accounting Firm. Pursuant to the company’s Bylaws, for the approval of the appointment of the company’s independent public accountant, the vote required for approval shall be a majority of the votes cast on the matter. Accordingly, abstentions and broker non-votes will NOT be counted as votes “AGAINST” the proposal.

Advisory Vote Approving the Company’s Executive Compensation. We will consider this proposal to be approved, on an advisory basis, if a majority of the shares present in person or represented by proxy (as counted for purposes of determining the existence of a quorum) and entitled to vote at the meeting cast votes “FOR” the proposal. Accordingly, abstentions and broker non-votes will be counted as votes “AGAINST” the proposal.

Other Matters. Approval of any other proposal to be voted upon at the Annual Meeting requires a majority of the votes present in person or represented by proxy (as counted for purposes of determining the existence of a quorum) and entitled to vote at the Annual Meeting to be voted “FOR” the proposal. Accordingly, abstentions and broker non-votes will be counted as votes “AGAINST” the proposal.

Householding of Annual Disclosure Documents. Two or more shareholders sharing an address can request delivery of a single copy of our annual disclosure documents if they are receiving multiple copies by calling Broadridge at (800) 542-1061 or writing to them at Householding Department, 51 Mercedes Way, Edgewood, NY 11717. In the same way, two or more shareholders sharing an address and receiving only a single copy of the annual disclosure documents can request to each receive a separate copy of the disclosure documents. If a broker or other nominee holds your shares, please contact Broadridge and inform them of your request by contacting Broadridge at the telephone number and address above. You may also contact your broker or nominee to make such a request. Please be sure to include your name, the name of your brokerage firm, and your account number.

MATTERS TO BE CONSIDERED BY OUR SHAREHOLDERS

ITEM 1: ELECTION OF DIRECTORS

Nominees for Directors of Office Depot

The Board of Directors has nominated the eleven (11) persons listed as nominees below for election as Directors at the 2014 Annual Meeting. The Directors elected at the Annual Meeting will serve until the next annual meeting, until their successors have been elected and qualified, or until their resignation or removal. All nominees are presently Directors of the company, who were either elected by shareholders or appointed in connection with the company’s merger with OfficeMax Incorporated (sometimes referred to herein as “OfficeMax”) on November 5, 2013. The Board has determined that ten (10) nominees satisfy the definition of independent director (each, an “Independent Director” and collectively, the “Independent Directors”) under the listing standards of the NYSE. We do not know of any reason why any nominee would be unable to serve as a Director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate.

Pursuant to the requirement in the Bylaws of the company adopted at the effective time of the merger, should any of the nominees become unable to serve, our Continuing Office Depot Directors Committee and our Continuing OfficeMax Directors Committee, may propose a substitute nominee. If a substitute nominee is named, all proxies voting FOR the nominee who is unable to serve will be voted for the substitute nominee so named. If a substitute nominee is not named, all proxies will be voted for the election of the remaining nominees (or as directed on your proxy). In no event will more than eleven (11) Directors be elected at our 2014 Annual Meeting. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

During the 2013 fiscal year, the company entered into a Settlement Agreement (the “Settlement Agreement”) with Starboard Value LP (together with its affiliates and related parties, “Starboard”) terminating the previously pending proxy contest relating to the election of directors to the Board of Directors of the company at the 2013 annual meeting of shareholders (the “2013 Annual Meeting”). At the 2013 Annual Meeting, Mr. Michael Massey, a nominee of the company, was elected as a Director by our shareholders and Messrs. Neil R. Austrian, Justin Bateman, Thomas J. Colligan, Eugene V. Fife, W. Scott Hedrick, Raymond Svider and Nigel Travis and Mmes. Marsha J. Evans and Kathleen Mason were re-elected by our shareholders. Pursuant to the terms of the Settlement Agreement, Ms. Evans and Mr. Hedrick resigned as Directors of the company, effective as of August 22, 2013, and as authorized by Article III, Section 2 of the company’s bylaws in effect at the time, the Board increased its size from ten (10) to eleven (11) Directors. To fill three vacancies and as part of the Settlement Agreement, the Board appointed Ms. Cynthia T. Jamison and Messrs. Jeffrey C. Smith and Joseph S. Vassalluzzo, each a nominee of Starboard, as Directors of the company.

On November 5, 2013, in connection with the closing of our merger transaction with OfficeMax, Ms. Mason and Messrs. Bateman, Colligan, Fife and Svider resigned from the company’s Board of Directors. Immediately following the resignation of those Directors, each of Ms. Francesca Ruiz de Luzuriaga and Messrs. Warren F. Bryant, Rakesh Gangwal, V. James Marino, Ravichandra (“Ravi”) K. Saligram and David M. Szymanski, who were formerly directors of OfficeMax, were appointed to hold office until the 2014 Annual Meeting or until a successor was duly elected and qualified or until his or her earlier resignation or removal as provided in the company’s Bylaws.

On November 12, 2013, Mr. Roland C. Smith was appointed Chairman and Chief Executive Officer of the company. Mr. R. Smith was appointed to hold office as Chairman until the 2014 Annual Meeting or until a successor was duly elected and qualified or until his earlier resignation or removal as provided in the company’s Bylaws. In addition, as a result of Mr. R. Smith’s appointment as Chairman and Chief Executive Officer, Messrs. Austrian and Saligram, formerly co-CEOs and Directors of the company, resigned from their positions with the company and from Board membership.

BIOGRAPHICAL INFORMATION ON THE NOMINEES

ROLAND C. SMITH	AGE: 59

Roland C. Smith was appointed as our Chairman and Chief Executive Officer in November 2013. Prior to joining Office Depot, Mr. R. Smith served as the President and Chief Executive Officer of Delhaize America, LLC, the U.S. division of Delhaize Group, and Executive Vice President of Delhaize Group, an international food retailer, from October 2012 to September 2013. Mr. R. Smith was a Special Advisor to The Wendy’s Company, a restaurant owner, operator and franchisor, from September 2011 to December 2011, served as President and Chief Executive Officer from July 2011 to September 2011, and has been a director of Wendy’s since 2007. Mr. R. Smith served as President and Chief Executive Officer of Wendy’s/Arby’s Group, Inc. and Chief Executive Officer of Wendy’s International, Inc. from September 2008 to July 2011. Mr. R. Smith also served as Chief Executive Officer of Triarc Companies, Inc., a restaurant owner, operator and franchisor from June 2007 to July 2011, and the Chief Executive Officer of Arby’s Restaurant Group, Inc., a restaurant owner, operator and franchisor, from April 2006 to September 2008. Mr. R. Smith served as President and Chief Executive Officer of American Golf Corporation and National Golf Properties, an owner and operator of golf courses, from February 2003 to November 2005. He was President and Chief Executive Officer of AMF Bowling Worldwide, Inc., an owner and operator of bowling centers, from April 1999 until January 2003. Mr. R. Smith has been a member of Carmike Cinemas, Inc.’s (“Carmike”) board of directors since April 2002, and has served as Chairman of Carmike’s board of directors since June 2009.

Mr. R. Smith has extensive leadership experience, having served as President and Chief Executive Officer of both public and private companies and as a public company director, including experience as chairman of the board. Mr. R. Smith’s strong track record in increasing operating profit, managing complex integrations, directing corporate turnarounds and transforming companies for future success, led the Board to conclude that he should be nominated as a director.

WARREN F. BRYANT	AGE: 68

Warren Bryant joined our Board in November 2013. Previously, Mr. Bryant was a director of OfficeMax Incorporated from 2004 to November 2013. From 2002 to 2008, Mr. Bryant served as a director and the President and Chief Executive Officer of Longs Drug Stores Corporation, a retail drug store chain on the West Coast and in Hawaii. From 2003 to 2008, he served as the Chairman of the Board of Longs Drug Stores. Mr. Bryant served as Senior Vice President of The Kroger Co., a retail grocery chain, from 1999 to 2002. From 1996 to 1999, he served as President and Chief Executive Officer of Dillon Companies, Inc., a retail grocery chain and subsidiary of The Kroger Co. From 2010 to 2013, Mr. Bryant served as a director of George Weston Limited. Mr. Bryant has also served as a director of The National Association of Chain Drug Stores from 2003 to 2008, and as Chairman of the Association during 2008. Mr. Bryant has also served as a director of Pathmark Stores, Inc., from 2004 to 2005. Since 2009, Mr. Bryant has served as a director of Dollar General Corporation.

Mr. Bryant has an exceptional depth of experience in retail leadership, along with substantial experience in marketing, merchandising, operations and strategy. This extensive, relevant knowledge of the retail industry, together with his participation on the OfficeMax board of directors and his experience as a board member (including as a chairman and as lead director) for several other public company retailers, led the Board to conclude that he should again be nominated as a director.

RAKESH GANGWAL	AGE: 60

Rakesh Gangwal joined our Board in November 2013. Previously, Mr. Gangwal was a director of OfficeMax Incorporated from 1998 to November 2013. From June 2003 to August 2007, Mr. Gangwal was the Chairman, President and Chief Executive Officer of Worldspan Technologies, Inc., a provider of travel technology and information services to the travel and transportation industry. From 2002 to 2003, Mr. Gangwal was involved in various personal business endeavors, including private equity projects and consulting projects. He was the President and Chief Executive Officer of US Airways Group, Inc., the parent corporation for US Airways’ mainline jet and express divisions as well as several related companies, from 1998 until 2001. Mr. Gangwal was also the President and Chief Executive Officer of US Airways, Inc., the main operating arm of US Airways Group, from 1998. He was also the President and Chief Operating Officer of US Airways Group, Inc., and US Airways, Inc., from 1996 to 1998. Mr. Gangwal has been a director of PetSmart, Inc. since 2005 and a director of CarMax, Inc. since 2011.

Mr. Gangwal has an exceptional depth of experience in commerce between businesses in the United States and internationally, with substantial experience in operations, technology, strategy, and finance. In addition to his experience as the President and Chief Executive Officer of a public company, his participation on the OfficeMax board of directors and his role as a board member for other large or public companies, including two large, public retailers, led the Board to conclude that he should again be nominated as a director.

CYNTHIA T. JAMISON	AGE: 54

Cynthia Jamison has served as a Director on our Board since August 2013. Ms. Jamison was the Chief Financial Officer of AquaSpy, Inc. from 2009 to 2012. From 1999 to 2009, she was a partner with Tatum, LLC, an executive services firm focused exclusively on providing Chief Financial Officer support to public and private companies. Prior to joining Tatum, she served as Chief Financial Officer of Chart House Enterprises and previously held various financial positions at Allied Domecq Retailing USA, Kraft General Foods, and Arthur Andersen LLP. Ms. Jamison’s experience also includes her service, since 2004, as a director of B&G Foods, Inc. Since 2002, Ms. Jamison has served as a member of the board of directors for Tractor Supply Company and currently serves as the Chairman of the board.

Ms. Jamison has extensive experience in financial and accounting matters, including public company reporting, as well as strategy and capitalization expertise, having served as Chief Financial Officer on the board of directors of many public and private companies. Ms. Jamison also brings key senior management, leadership, financial and strategic planning, corporate governance and public company executive compensation experience which led the Board to conclude that she should be nominated as a director.

V. JAMES MARINO	AGE:63

James Marino joined our Board in November 2013. Previously, Mr. Marino was a director of OfficeMax Incorporated from 2011 to November 2013. From 2006 until his retirement in August 2011, Mr. Marino was President and Chief Executive Officer of Alberto-Culver Company, a personal care products company. Prior to holding that position, Mr. Marino served as President of Alberto-Culver Consumer Products Worldwide from 2004 to November 2006, and as President of Alberto Personal Care Worldwide, a division of Alberto-Culver Company, from 2002 to 2004. Mr. Marino has been a member of the board of directors of PVH Corp. since 2007. He was also a member of the board of directors of Alberto-Culver Company from 2006 to 2011.

Mr. Marino has substantial prior leadership experience in commerce between businesses, both in the United States and internationally. In addition to his experience as the President and Chief Executive Officer of a public company, his participation on the OfficeMax board of directors and his role as a board member for other consumer products public companies led the Board to conclude that he should be nominated as a director.

MICHAEL J. MASSEY	AGE: 49

Michael Massey has served as a Director on our Board since August 2013. Previously, Mr. Massey served as Chief Executive Officer and President of Collective Brands, Inc., an international shoe manufacturer and retailer, from June 2011 to October 2012, as Senior Vice President from March 2003 to June 2011 and as General Counsel and Secretary from March 2003 to October 2012. He previously served in various executive roles at Collective Brands in corporate development and legal from 1996 to 2003, and served as President of Payless ShoeSource’s international joint ventures, which included a total of over 200 stores. Prior to Collective Brands, Inc., he was counsel at The May Department Stores Company, a major American department store holding company, from 1990 to 1996.

As a former Chief Executive Officer of a retailer, Mr. Massey provides valuable retail experience and ability to provide meaningful insight to address issues affecting retailers. Additionally, Mr. Massey’s international experience and global insights on issues affecting our overseas business as well as his strong governance experience gained as general counsel led the Board to conclude that he should be nominated as a director.

FRANCESCA RUIZ DE LUZURIAGA	AGE: 60

Francesca Luzuriaga joined our Board in November 2013. Previously she was a director of OfficeMax Incorporated from 1998 to November 2013. From 1999 to 2000, Ms. Luzuriaga served as the Chief Operating Officer of Mattel Interactive, a business unit of Mattel, Inc., one of the major toy manufacturers in the world. Prior to holding this position, she served Mattel as its Executive Vice President, Worldwide Business Planning and Resources, from 1997 to 1999, and as its Chief Financial Officer from 1995 to 1997. Since leaving Mattel in 2000, Ms. Luzuriaga has been working as an independent business development consultant. From 2002 until 2005, she was also a director of Providian Financial Corporation. Since January 2012, she has been a director of SCAN Health Plan, a not-for-profit Medicare Advantage health plan.

Ms. Luzuriaga has substantial prior leadership experience in the operations and strategy side of businesses, both in the United States and internationally. This experience, together with her financial expertise and experience in corporate finance, her participation on the OfficeMax board of directors and her experience as a board member for other public companies, led the Board to conclude that she should be nominated as a director.

JEFFREY C. SMITH	AGE: 41

Jeffrey Smith has served as a Director on our Board since August 2013. Mr. J. Smith is a Managing Member, Chief Executive Officer and Chief Investment Officer of Starboard Value LP, a privately owned investment management firm. In addition to co-founding Starboard Value LP, Mr. J. Smith has extensive public company board experience. Since 2013, Mr. J. Smith has served on the board of directors of Quantum Corporation. Previously, he has served on the board of directors of Regis Corporation from 2011 to 2013, SurModics Inc. from 2011 to 2012, Zoran Corporation during 2011, Actel Corporation from 2009 to 2010, Phoenix Technologies Ltd., where he served as Chairman of the Board, from 2009 to 2010, Kensey Nash Corp. from 2007 to 2009, and S1 Corporation from 2006 to 2008. Mr. J. Smith has no relation to Mr. R. Smith.

In addition to significant public board experience, Mr. J. Smith has extensive experience evaluating companies from a financial, operational, and strategic perspective to identify inefficiencies and the resulting opportunities for value creation. His ability to provide the Board with valuable financial and executive insights led the Board to conclude that he should be nominated as a director.

DAVID M. SZYMANSKI	AGE: 57

David Szymanski joined our Board in November 2013. Previously, he was a director of OfficeMax Incorporated from 2004 to November 2013. Dr. Szymanski became the Dean of the University of Cincinnati Lindner College of Business in 2010. Prior to that, Dr. Szymanski was a Professor of Marketing at Texas A&M University, where he had served since 1987. Dr. Szymanski served as the Director of the Center for Retailing Studies at Texas A&M University from 2000 to 2006. From 2004 until 2010, Dr. Szymanski was a director of Zale Corporation.

Dr. Szymanski has held significant leadership positions in major universities. His great depth of knowledge regarding all aspects of the retail industry arising from his academic focus, as well as his participation on the OfficeMax board of directors and his experience as a board member for another public company, led the Board to conclude that he should be nominated as a director.

NIGEL TRAVIS	AGE: 64

Nigel Travis has served as a Director on our Board since March 2012 and is the Lead Director. Mr. Travis has been Chairman of the board of Dunkin’ Brands Group Inc., a quick-service restaurant franchisor, since May 2013 and Chief Executive Officer since January 2009. Mr. Travis has also served as President of Dunkin’ Donuts since October 2009. From 2005 through 2008, Mr. Travis served as President and Chief Executive Officer of Papa John’s International, Inc., an international take-out and delivery pizza restaurant chain. From 1994 to 2004, he had executive roles in Europe, International and Retail divisions of Blockbuster, Inc., culminating with the role of President and Chief Operating Officer from 2001 to 2004. Mr. Travis also held human resources and international roles for Burger King Holdings, Inc. from 1989 to 1994, prior to which he worked for Grand Metropolitan PLC since 1985. Mr. Travis’ previous board service includes Lorillard, Inc. from 2008 to 2012, Papa John’s International, Inc. from 2005 to 2008, Bombay Company from 2000 to 2007, and Limelight Group from 1996 to 2000.

Mr. Travis brings significant international, retail, human resources and operations experience to our Board, and as a public company Chief Executive Officer, he provides perspectives on leadership and strategy. Mr. Travis’ particular knowledge of and extensive experience in senior management of manufacturing and consumer product businesses led the Board to conclude that he should be nominated as a director.

JOSEPH VASSALLUZZO	AGE: 66

Joseph Vassalluzzo has served as a Director on our Board since August 2013. He currently serves as a director on public company boards, including, since 2002, the Federal Realty Investment Trust, where he is Chairman of the Board of Trustees, and LifeTime Fitness, since 2006, where he is the Lead Director. Mr. Vassalluzzo previously served on the board of directors of iParty Corp. from 2004 to 2013. He also operates a retail consulting business. Previously, among other roles, Mr. Vassalluzzo was employed by Staples, Inc. from 1989 until 2005, most recently as Vice Chairman. Additionally, his duties at Staples included world-wide responsibility for all of Staples’ real estate activities, including, but not limited to: the development and management of all retail stores; distribution; office and warehouse centers; all engineering, construction and design activities; and facilities management.

Mr. Vassalluzzo’s broad based experience in business, including his extensive experience in retail businesses, the office supplies business, and his service on the boards of a number of retailers, provides the Board and management with retail and retail real estate expertise that is essential to our core business. In addition, Mr. Vassalluzzo’s executive and senior leadership positions at numerous retailers led the Board to conclude that he should be nominated as a director.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED IN ITEM 1 ON YOUR PROXY CARD.

CORPORATE GOVERNANCE

Board of Directors

Our business is overseen by our Board of Directors pursuant to Delaware law and our Bylaws. Members of the Board of Directors are kept informed of the company’s business through discussions with our Chairman and Chief Executive Officer (“CEO”) and with key members of management, by reviewing materials provided to them and by participating in Board and Committee meetings. Members of the Board of Directors are elected annually by the shareholders.

On November 5, 2013, the effective date of the company’s merger with OfficeMax, the company amended and restated its Bylaws (as amended and restated, the “Bylaws”). The Bylaws contain certain provisions relating to the governance of the company following the completion of the merger. Upon the appointment of Mr. Roland C. Smith as Chairman and CEO of the company on November 12, 2013, the Board has been comprised of eleven members, of which ten are Independent Directors.

The Office Depot Board held thirty-one (31) meetings during 2013. Our Independent Directors met in ten (10) executive sessions in 2013. In 2013, each of our current Directors attended at least 75% of the meetings of the Board and standing Committees on which the member served during the period the member was on the Board or committee. Pursuant to the terms of our Corporate Governance Guidelines, it is the Board’s policy that each Director should attend the Annual Meeting. Five (5) out of ten (10) Directors who were Directors at the 2013 Annual Meeting attended the 2013 Annual Meeting.

Corporate Governance Guidelines

Strong corporate governance practices and the independence of our Board of Directors are a long standing priority at Office Depot. These practices provide a framework within which the Board of Directors and management can pursue our strategic objectives and ensure long-term growth for the benefit of our shareholders. Our Corporate Governance Guidelines may be viewed at our Corporate website, investor.officedepot.com under the headings “Corporate Governance/Governance Documents.” In addition, a printed copy of our Corporate Governance Guidelines will be provided to any shareholder upon written request to our Corporate Secretary. The Corporate Governance and Nominating Committee reviews the guidelines annually and any changes are recommended to the Board of Directors for approval.

Board Leadership Structure

Office Depot’s Board of Directors annually elects one of its own members as the Chairman of the Board of Directors. Office Depot’s Bylaws provide that the Chairman of the Board may also be the CEO. Office Depot believes that there are a wide array of leadership structures that could apply to many different business models and, therefore, that Office Depot should have the opportunity to determine the ideal structure for its Board leadership, which leadership structure may change over time.

The Board of Directors has chosen the current leadership structure of a combined role of CEO and Chairman because it provides the company with unified leadership and direction. As CEO, Mr. Roland C. Smith is involved in the day-to-day operations of the company, which enables him to identify developing trends and formulate and lead strategic initiatives. Given Mr. R. Smith’s experience as a director of The Wendy’s Company and as Chairman of the board of directors for Carmike Cinemas, Inc., where he is also Chairman of the Compensation and Nominating Committee, as well as his prior experience as CEO and President of Delhaize America, LLC; President and CEO of The Wendy’s Company; President and CEO of Wendy’s/Arby’s Group, Inc.; and CEO of Wendy’s International, Inc., Mr. R. Smith has extensive leadership experience and is aware of the issues of critical business importance that require elevation to the company’s Board of the Directors.

The Board of Directors believes that the company’s current governance structure, which provides for a combined CEO and Chairman role and an independent Lead Director who is charged with certain responsibilities indicated in Office Depot’s Corporate Governance Guidelines, ensures both independent oversight of the Board of Directors and meaningful coordination between company management and the independent Board members. Office Depot’s combined CEO and Chairman role, together with the assistance of its independent Lead Director, effectively serves the best interests of Office Depot and its shareholders because it provides our company with strong, balanced, and consistent leadership.

Mr. Nigel Travis serves as our Lead Director and has the following duties:

•	To preside over all meetings of the Board of Directors at which the Chairman of the Board is not present;

•	To preside over all executive sessions of the Independent Directors;

•	To call meetings of the Independent Directors, as needed;

•	To meet regularly with the CEO;

•	To serve as a liaison between the CEO and the Independent Directors;

•	To develop the agendas for meetings of the Independent Directors;

•	To approve Board of Directors meeting agendas and schedules;

•	To review information sent to the Board of Directors; and

•	To meet with shareholders, as appropriate.

Director Independence

The Board of Directors believes in the importance of experienced and independent Directors. The Board of Directors evaluates the independence of each nominee for election as a Director of our company in accordance with the Corporate Governance Guidelines, which incorporate the applicable listing standards of the NYSE. The Corporate Governance Guidelines require that a majority of our Board of Directors must be “Independent” within the meaning of the NYSE’s listing standards, and all Directors who sit on our Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, must also be Independent Directors.

All members of our Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee have been determined by our Board of Directors to be Independent Directors. Our Board of Directors has reviewed the various relationships between members of our Board of Directors and the company and has affirmatively determined that none of our Directors has a material relationship with the company that would impair independence from management, other than Mr. R. Smith, who serves as our Chairman and CEO. Our Board of Directors has concluded that although certain of our Directors were appointed by a large shareholder of the company, a relationship with a shareholder of the company in and of itself does not impair such Directors of independent judgment in connection with their duties and responsibilities as Directors of the company.

None of our Directors serves as an executive officer of a charitable organization to which we made contributions during 2013.

Board of Directors’ Role in Risk Oversight

Our Board of Directors has an active role in overseeing management of the company’s risks, directly and through its Committees. The Board oversees a formal enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board of Directors in setting the company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the company.

The full Board of Directors participates in an annual enterprise risk management assessment, which is led by the company’s Internal Audit Executive. In the company’s continuing risk assessment process, risk is assessed quarterly by a Steering Committee (the “Steering Committee”), comprised of members of management representing our business units and corporate staff. This Steering Committee focuses on identifying and evaluating company-wide risks in four primary areas: financial risk, legal/compliance risk, operational/strategic risk and compensation risk. This company-wide risk portfolio is then to be presented to and evaluated by the company’s executive officers. The findings are then presented to the Board of Directors. In addition to the presentation made to the full Board, at least once a year the Audit Committee receives quarterly updates on certain risk areas the Board has identified for focus, and the Independent Directors periodically discuss risk management during executive sessions without management present.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various Committees of the Board of Directors also have responsibility for risk management. In particular, the Audit Committee focuses on assessing and mitigating financial risk, including internal controls, and receives an annual risk assessment report from the company’s internal auditors. As part of its annual executive compensation review in setting executive compensation, the Compensation Committee reviews the company’s management of executive compensation and retention risks and strives to create incentives that encourage a level of risk-taking behavior consistent with the company’s business strategy. The Audit and Compensation Committees annually have a joint meeting to review incentive compensation plans for a risk assessment. The Corporate Governance and Nominating Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, CEO succession planning, and corporate governance.

How Nominees to Our Board of Directors are Selected

Prior to the closing of the merger, candidates for election to our Board of Directors were nominated by our Corporate Governance and Nominating Committee and ratified by our Board of Directors for nomination to the shareholders. Pursuant to the Corporate Governance Guidelines, the company seeks to have a Board of Directors that represents diversity as to skills, experiences, age, race, gender and ethnicity and, while the company does not have a formal diversity policy, the Corporate Governance and Nominating Committee seeks diverse Board candidates. The Corporate Governance and Nominating Committee operates under a Charter, which is available on our Corporate website at investor.officedepot.com under the headings “Corporate Governance/Committee Charters.”

The Bylaws of the company adopted at the effective time of the merger provide that, for a specified post-merger period of four years after the closing of the merger, the company’s Board of Directors will be comprised of an equal number of continuing Office Depot directors and continuing OfficeMax directors. The Bylaws also establish a Continuing Office Depot Directors Committee and a Continuing OfficeMax Directors Committee which shall each have the exclusive right, during this specified post-merger period, to (i) fill the vacancies on the Board of Directors created by the death, resignation, removal, disqualification or other cessation of service of a Continuing Office Depot Director or of a Continuing OfficeMax Director, respectively, and (ii) nominate, on behalf of Office Depot’s Board of Directors, directors for election at each annual meeting, or at any special meeting at which directors are to be elected, to fill each seat previously held by a Continuing Office Depot Director or a Continuing OfficeMax Director, respectively. For further information concerning the Continuing Office Depot Directors Committee and the Continuing OfficeMax Directors Committee please see “Committees of our Board of Directors” later in this proxy statement.

Candidates Recommended by Shareholders. Subject to the limitations set forth in our Bylaws during the post-merger period, our Corporate Governance and Nominating Committee will give due consideration to candidates recommended by shareholders. Shareholders may recommend candidates for the consideration of the Corporate Governance and Nominating Committee by submitting such recommendation directly to the Committee by mail, as described under the heading “Corporate Governance; Communicating with our Board of Directors” later in this proxy statement. In making recommendations, shareholders should be mindful of the discussion of minimum qualifications set forth in the following paragraph.

Qualifications for Nomination. Prior to the closing of the merger, our Corporate Governance and Nominating Committee determined that a Director should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders. He or she must have an inquisitive and objective perspective, practical wisdom and mature judgment. We endeavor to have a Board representing a range of experiences in business and in areas that are relevant to the company’s business and operations. We believe that Directors with experience in significant leadership positions over an extended period, especially CEO positions, provide the company with special insights.

We continuously seek to strengthen our business and to grow by identifying and developing new markets for our products and strategic expertise, both on a domestic and international level. As such, in identifying Board nominees we seek candidates for Directors:

•	With experience as executives, directors or in other leadership positions in our industry or with other retailers;

•	With an understanding of finance and financial reporting processes;

•	Who qualify as Audit Committee financial experts (although we expect all of our Directors to be financially knowledgeable);

•	With a strong corporate governance background; and

•	With a global business perspective.

In addition, a candidate for Director should possess:

•	An exemplary reputation and record for honesty in his or her personal dealings and business or professional activity;

•	Qualities of independence in thought and action;

•	Strong collaboration skills, with the potential to influence management; and

•	The ability to dedicate significant time to service on our Board while being committed first and foremost to the interests of all our shareholders.

Our evaluation of Director nominees also considers the diversity of skills, experiences, age, race, gender and ethnicity as factors when recommending Directors. Persons who represent a particular special interest, ideology, narrow perspective or point of view would not, therefore, generally be considered good candidates for election to our Board.

Methods of Finding Qualified Nominees. Prior to the closing of the merger, our Corporate Governance and Nominating Committee identified nominees in a number of ways. One method was the recommendation of sitting members of the Board of Directors, who personally know and have an understanding of the qualifications of a proposed nominee. A second method was an awareness of persons who are successful in business, the non-profit sector or a profession, whether personally known to a member of the Board of Directors or not. Such persons are contacted from time to time to ask whether they would be willing to serve. If they are willing, then the Committee conducts significant amounts of due diligence to ensure that a nominee possesses the qualifications, qualities and skills outlined above. The Corporate Governance and Nominating Committee also from time to time has engaged search firms to assist the Committee in identifying potential nominees to our Board of Directors. These firms conduct searches on behalf of the Corporate Governance and Nominating Committee and provide the Committee with names of potential Director candidates. We have paid these firms a fee for such services. As mentioned above, our Corporate Governance and Nominating Committee is also open to receiving recommendations from shareholders as to potential candidates it might consider.

In November 2013, in connection with the merger, Messrs. Raymond Svider, Eugene Fife and Justin Bateman resigned from the company’s Board. Messrs. Raymond Svider, Eugene Fife and Justin Bateman were previously appointed as Directors pursuant to the terms of the Investor Rights Agreement, dated as of June 23, 2009 (the “Investor Rights Agreement”), among the company, BC Partners, Inc. and certain funds advised by BC Partners, Inc. (the “Investors”). Pursuant to the terms of this Investor Rights Agreement, the Investors were entitled to nominate three Directors to the Board and the company had agreed to use all reasonable efforts to cause the persons nominated by the Investors pursuant to the terms of the Investor Rights Agreement to be elected to the Board. In November 2013, in connection with the merger, the company fully redeemed the shares of Office Depot preferred stock that were held by BC Partners and all of the agreements related to the Investors’ investment in the company, including the Investor Rights Agreement pursuant to which we were required to have BC Partners representatives on our Board of Directors, were terminated. As such, there are no BC Partners representatives on our Board of Directors.

In August 2013, the company entered into a Settlement Agreement with Starboard terminating Starboard’s proxy contest relating to the election of directors to the company’s Board of Directors at the 2013 Annual Meeting. Pursuant to the terms of the Settlement Agreement, the Board agreed to appoint three Starboard nominees, Ms. Cynthia T. Jamison and Messrs. Jeffrey C. Smith and Joseph S. Vassalluzzo, as Directors of the company, and to cause Messrs. J. Smith and Vassalluzzo to be designated to the Board of the ongoing company in the event the merger with OfficeMax was consummated. Upon the closing of the merger, Ms. Jamison was also designated to serve on the Board of the ongoing company.

Communicating with our Board of Directors

Our shareholders and any other parties interested in communicating with our Board of Directors may contact any member (or all members) of our Board of Directors, or the Independent Directors as a group, any Committee of our Board of Directors or any Chair of any such Committee by mail. The Office Depot Legal Department reviews all communications sent to the Board related to the duties and responsibilities of the Board and its Committees and regularly provides the communications to Committee Chairs, the Lead Director or the full Board as needed. To communicate with our Directors by mail, correspondence may be addressed to any individual Director by name, to the Independent Directors as a group, to any Committee of our Board of Directors by name or to any Committee Chair either by name or by title. All such mailings are to be sent “c/o Corporate Secretary” to our Corporate headquarters located at 6600 North Military Trail, Boca Raton, FL 33496.

In addition, any person who desires to communicate any matter specifically and confidentially to our Audit Committee may contact the Audit Committee by addressing a letter to the Chair of the Audit Committee, c/o Corporate Secretary, at our Corporate headquarters address. Mark on the outside of the envelope that the communication inside is “Confidential.” Such communications to our Audit Committee may be submitted anonymously to the “Audit Committee Chair,” in which event the envelope will not be opened for any purpose, other than appropriate security inspections. Such mailing will be directed to the Chair of our Audit Committee for his or her review and follow-up action as he or she deems appropriate.

Majority Voting Policy

Subject to our Corporate Governance Guidelines and Article II, Section 9 of the company’s Bylaws, Directors will be elected by majority vote. In an uncontested election, each Director nominee must be elected by a majority of the votes cast. This means that the number of votes cast “FOR” a Director nominee must exceed the number of votes cast “AGAINST” the nominee. Pursuant to the company’s Bylaws, abstentions are not considered to be “votes cast” therefore an abstention will have no effect on the election of Directors. In a contested election (an election in which the number of candidates exceeds the number of Director positions to be filled), the number of Director nominees that equals the number of Director positions to be filled receiving the greatest number of votes cast will be elected as Directors. All of our Directors form a single class of Directors and stand for election each year. Information about the nominees, their business experience and other relevant biographical information is set forth in the section entitled, “Biographical Information on the Nominees.”

Pursuant to Article II, Section 9 of our Bylaws, in any uncontested election of Directors, any Director who is an “incumbent” Director who does not receive a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” or “WITHHELD” from his or her election must immediately tender his or her resignation to the Board of Directors. After the Director tenders his or her resignation, the Board of Directors must then decide within 90 days of the date the Director submitted his or her resignation, through a process managed by the Corporate Governance and Nominating Committee (and excluding the Director in question from all Board of Directors and Committee deliberations), whether to accept the Director’s resignation. Absent a compelling reason, as determined by the Board of Directors, for the Director to remain on the Board, the Board of Directors shall accept the Director’s resignation. If the Board of Directors determines that there is a compelling reason for the Director to remain on the Board and does not accept the Director’s resignation, the Board must publicly disclose its decision either in a Current Report on Form 8-K filed with the SEC or in a press release.

If the Board of Directors accepts an incumbent Director’s resignation, that Director will immediately cease to be a member of the Board of Directors. If the Board of Directors does not accept an incumbent Director’s resignation, that Director will continue to serve until the next annual meeting of shareholders, or until the earlier of his or her subsequent resignation or removal. If a Director nominee who was not already serving as an incumbent Director is not elected at the annual meeting, under Delaware law and our Bylaws, that Director nominee would not become a director and would not serve on the Board of Directors as a “holdover director.”

Related Person Transactions Policy

Our Related Person Transactions Policy (the “Policy”) sets forth the procedures governing the review and approval or ratification of transactions between the company, on the one hand, and (i) an executive officer; (ii) director; (iii) an immediate family member of an executive officer or director; (iv) any security holder who is known by the company to own of record or beneficially more than five percent of any class of the company’s voting securities at the time of the transaction; or (v) an immediate family member of such five percent security holder, on the other hand. Persons in the categories described above are collectively referred to as “related persons.”

This Policy applies to all related person transactions, and under the Policy a “related person transaction” is any transaction:

•	In which the company was or is to be a participant;

•	In which the amount exceeds $120,000; and

•	In which any related person has, or will have, a direct or indirect material interest.

No related person transaction shall be approved or ratified if such transaction is contrary to the best interests of the company. Unless different terms are specifically approved or ratified by the Corporate Governance and Nominating Committee, any approved or ratified transaction must be on terms that are no less favorable to the company than would be obtained in a similar transaction with an unaffiliated third party under the same or similar circumstances. All related person transactions or series of similar transactions must be presented to the Corporate Governance and Nominating Committee for review and pre-approval or ratification. A copy of the Policy is available for review on the Corporate website at investor.officedepot.com under the headings “Corporate Governance/Governance Documents.”

On an annual basis, each Director and Executive Officer is required to complete a questionnaire which requires disclosure of any related person transaction. The Corporate Governance and Nominating Committee reviews any transaction disclosed.

During 2013, all transactions that were potentially subject to the Policy were reviewed and approved or ratified by the Corporate Governance and Nominating Committee. From time to time the company may have engaged in purchase and sale transactions for office products with BC Partners or its portfolio companies and Starboard and its portfolio companies. These transactions were conducted on an arm’s length basis and are not material to BC partners or Starboard.

In connection with the Settlement Agreement with Starboard, the Board authorized the reimbursement to Starboard of the reasonable and documented out-of-pocket expenses (including legal expenses) incurred in connection with the filing of the complaint in the Delaware Court of Chancery, pursuant to Section 211 of the Delaware General Corporation Law, to compel the company to hold the 2013 Annual Meeting and in connection with the Starboard proxy contest, including the negotiation and execution of the Settlement Agreement. The company paid Starboard and its portfolio companies $800,000 for reimbursement of such fees.

Succession Planning

At least annually, the Board of Directors formally discusses CEO and senior management succession with the CEO and also in executive session with only non-management Directors present. The process includes an evaluation of the requirements for the CEO and each senior management position and the regular review of potential permanent and interim candidates for CEO and senior management positions.

Code of Business Conduct (Code of Ethical Behavior)

Our Board of Directors has adopted a Code of Ethical Behavior for all of our employees. This Code also applies to our Directors. A copy of this Code may be viewed at our Corporate website, investor.officedepot.com under the headings “Corporate Governance/Governance Documents.” In addition, a printed copy of our Code of Ethical Behavior will be provided to any shareholder upon written request to our Corporate Secretary at the address for our Corporate headquarters listed elsewhere in this proxy statement.

The company has established the confidential Office Depot Hotline (the “Hotline”) to assist our employees in complying with their ethical and legal obligations and reporting suspected violations of applicable laws, our policies or established procedures. The Hotline enables our Associates, vendors and the public to express their concerns about possible violations of law or our policies without fear of retribution or retaliation of any kind. It is our express policy that no retaliatory action be taken against any Associate for using the Hotline procedure. The Hotline is operated by an independent third party, not by company personnel. The Hotline can be accessed by either calling the following toll-free number or visiting the following website:

1-866-634-6854

www.odhotline.com

COMMITTEES OF OUR BOARD OF DIRECTORS

The Board of Directors has established four (4) standing committees—(i) Audit, (ii) Compensation, (iii) Corporate Governance and Nominating, and (iv) Finance and Integration.

Effective as of the merger and in accordance with the Bylaws, the Board reconstituted the membership of its Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, and Finance and Integration Committee. The table below shows the membership for each of the Board of Directors’ standing committees, as reconstituted upon the completion of the merger.

Audit Committee	Compensation Committee	Corporate Governance & Nominating Committee	Finance and Integration Committee
Francesca Ruiz de Luzuriaga	David M. Szymanski	Nigel Travis (Chair)	Joseph Vassalluzzo (Chair)
(Chair)	(Chair)	Rakesh Gangwal	Warren F. Bryant
Cynthia T. Jamison	V. James Marino	Cynthia T. Jamison	Rakesh Gangwal
David M. Szymanski	Michael J. Massey	V. James Marino	Michael J. Massey
Joseph Vassalluzzo	Jeffrey C. Smith		Francesca Ruiz de Luzuriaga
Jeffrey C. Smith

Each of the four Committees of our Board of Directors has a written Charter that is reviewed and approved annually by our Board of Directors, is available for review on our Corporate website, investor.officedepot.com under the headings “Corporate Governance/Governance Documents” and is available in hard copy upon written request to our Corporate Secretary.

In addition, for a specified post-merger period of four years after the closing of the merger, our Bylaws provide for two (2) additional committees of our Board of Directors, which include a Continuing Office Depot Directors Committee, comprised of continuing Office Depot directors, and a Continuing OfficeMax Directors Committee, comprised of continuing OfficeMax directors. The members of the Continuing Office Depot Directors Committee are Cynthia T. Jamison, Michael J. Massey, Jeffrey C. Smith, Nigel Travis and Joseph S. Vassaluzzo. The members of the Continuing OfficeMax Directors Committee are Warren F. Bryant, Rakesh Gangwal, V. James Marino, Francesca Ruiz de Luzuriaga and David M. Szymanski. The Continuing Office Depot Directors Committee and the Continuing OfficeMax Directors Committee are not governed by a charter, but the authority of their members, which includes the authority to nominate, on behalf of Office Depot’s Board of Directors, directors for election at each annual meeting, or at any special meeting at which directors are to be elected, and to fill each seat previously held by a Continuing Office Depot Director or a Continuing OfficeMax Director, respectively, is set forth in our Bylaws.

Audit Committee

During the 2013 fiscal year, the Audit Committee had three (3) members prior to the merger and four (4) members after the merger. The Audit Committee met nine (9) times. Ms. Francesca Ruiz de Luzuriaga is the chair of our Audit Committee. Ms. Cynthia T. Jamison and Messrs. David M. Szymanski and Joseph Vassalluzzo are the other members of our Audit Committee.

In July 2013, Ms. Brenda J. Gaines, a member of the Audit Committee, notified the Board that she would not stand for re-election to the Board at the company’s 2013 Annual Meeting. On November 5, 2013, in connection with the merger, Mr. Thomas J. Colligan, the then-chair of the Audit Committee, and Ms. Kathleen Mason, a member of the Audit Committee, resigned from their board memberships.

Our Board of Directors has reviewed and made the determinations required by the listing standards of the NYSE and regulations of the SEC regarding the independence and financial literacy of the members of our Audit Committee. All members of the Audit Committee have been determined by the Board of Directors to be Independent Directors and financially literate. In addition, our Board of Directors has determined that the following members of our Audit Committee qualify as “Audit Committee financial experts” within the meaning of the applicable regulations of the SEC: Ms. Francesca Ruiz de Luzuriaga and Ms. Cynthia T. Jamison.

The Audit Committee is responsible for the performance of our internal audit function as well as ensuring our compliance with legal and regulatory requirements, assessing and mitigating financial risks to the company and insuring the integrity of our financial reporting process. The Audit Committee’s responsibilities, discussed in detail in its Charter, include, among other duties, the duty to:

•	Oversee the financial reporting process;

•	Meet with internal and external auditors regarding audit results;

•	Engage and ensure the independence of our independent registered public accounting firm;

•	Review the effectiveness of our internal controls; and

•	Oversee compliance with our Code of Ethical Behavior.

Corporate Governance and Nominating Committee

During the 2013 fiscal year, the Corporate Governance and Nominating Committee had four (4) members and met ten (10) times. Mr. Nigel Travis is the chair of our Corporate Governance and Nominating Committee and the Lead Director of the Board. Messrs. Rakesh Gangwal, David M. Szymanski and Joseph Vassalluzzo are the other members of our Corporate Governance and Nominating Committee. All members of the Committee have been determined by our Board of Directors to be Independent Directors.

In July 2013, Ms. Brenda J. Gaines, a member of the Corporate Governance and Nominating Committee notified the Board that she would not stand for re-election to the Board at the company’s 2013 Annual Meeting. On August 20, 2013, Mr. W. Scott Hedrick, the then-chair of the Corporate Governance and Nominating Committee and Ms. Marsha J. Evans, a member of the Corporate Governance and Nominating Committee resigned from their board memberships pursuant to the terms of the Settlement Agreement between the company and Starboard. On November 5, 2013, in connection with the merger, Mr. Eugene V. Fife, a member of the Corporate Governance and Nominating Committee, also resigned from the company’s Board.

Our Corporate Governance and Nominating Committee is responsible for establishing and monitoring the effectiveness of the overall corporate governance philosophy and the Director nomination process. The Corporate Governance and Nominating Committee’s responsibilities include, among other duties, the duty to:

•

Subject to the limitations set forth in our Bylaws during the post-merger period, review and make recommendations to the Board of Directors concerning the size and composition of our Board of Directors and its Committees and the recruitment and selection of Directors;

•	Plan for succession of CEO;

•	Subject to the limitations set forth in our Bylaws during the post-merger period, nominate Director candidates for election at annual meetings; and

•	Review and make recommendations to the Board of Directors concerning our corporate governance policies and practices.

In addition, the Corporate Governance and Nominating Committee is also responsible for reviewing and approving any transactions between the company and any related person. See “Corporate Governance; Related Person Transactions Policy.”

Finance and Integration Committee

During the 2013 fiscal year, the Finance and Integration Committee (previously named the “Finance Committee” prior to the merger) had three (3) members prior to the merger and six (6) members after the merger. The Finance and Integration Committee met four (4) times. Mr. Joseph Vassalluzzo is the chair of the Finance and Integration Committee. Ms. Francesca Ruiz de Luzuriaga and Messrs. Warren F. Bryant, Rakesh Gangwal, Michael J. Massey and Jeffrey C. Smith are the other members of the Finance and Integration Committee.

On November 5, 2013, in connection with the merger, Mr. Raymond Svider, the then-chair of the Finance Committee and Ms. Kathleen Mason and Mr. Justin Bateman, the other members of the Finance Committee resigned from their board memberships.

Our Finance and Integration Committee is responsible for overseeing the capital structure, financial policies and business and financial plans of our combined company. The Finance and Integration Committee’s responsibilities, discussed in detail in its Charter, include, among other duties, the duty to:

•	Review our financial policies and procedures;

•	Review annual capital budgets and major spending requests from management;

•	Monitor our financial standing and financial ratings; and

•	Provide oversight and advice to management regarding our capital allocation, spending and structure.

In addition, the Finance and Integration Committee will monitor the integration of OfficeMax and the company following the merger by carrying out synergy management responsibilities, such as:

•	Monitor initiatives, processes and strategies related to post-merger integration, including synergy realization results and value creation opportunities;

•	Review capital structure, including significant share repurchases, dividend payments and changes to equity and debt structure; and

•	Review the long range financial objectives of the company.

Compensation Committee

During the 2013 fiscal year, the Compensation Committee met twenty-two (22) times. Prior to the 2013 Annual Meeting, the Compensation Committee was chaired by Ms. Marsha J. Evans and included Messrs. W. Scott Hedrick, Raymond Svider and Nigel Travis. On August 20, 2013, Ms. Evans and Mr. Hedrick resigned from the Board of Directors pursuant to the terms of the Settlement Agreement between the company and Starboard. On September 9, 2013, Mr. Michael Massey was appointed to the Compensation Committee and named the Chair.

Upon the completion of the merger, Mr. Svider resigned from the Board and Mr. Travis left the Compensation Committee. At that time, Mr. David Szymanski became Chair of the Committee. Mr. V. James Marino and Mr. Jeffrey C. Smith were appointed to the Compensation Committee to serve along with Mr. Massey. Messrs. Szymanski, Marino, J. Smith and Massey are the current members of the Committee (the “post-merger Compensation Committee”). Throughout 2013, the Compensation Committee was comprised at all times of Independent Directors.

Compensation Committee Responsibilities and Authority

Our Compensation Committee is responsible for establishing and monitoring the effectiveness of the overall compensation philosophy and policies of our company. As set forth in its Charter, the Compensation Committee’s responsibilities include, among other duties, the duty to:

•

review the performance and approve the compensation of each of our Executive Officers except for our CEO, whose performance and compensation will be reviewed and established by the independent members of the full Board of Directors taking into consideration the recommendations of the Compensation Committee;

•	plan for succession of our Executive Officers except for our CEO, whose succession plan is a responsibility of all independent members of the full Board; and

•	provide oversight of all cash compensation, equity compensation, benefits and perquisites for our Executive Officers and Directors.

During the course of the year, the Compensation Committee: reviews and approves any new employment arrangements for our executive officers, other than the CEO (for whom it makes recommendations to the Board), including establishing the performance goals under the company’s incentive plans; reviews, approves or recommends changes in the perquisites and benefits provided to our executive officers; reviews the composition of the peer group used for benchmarking purposes and the company’s executive compensation programs and policies; reviews the company’s executive compensation disclosures; approves new executive compensation plans and material amendments to existing executive compensation plans; engages and directly monitors independent compensation consultant(s) to study and make recommendations regarding Director or executive compensation matters; and reviews management’s assessment of the risks related to the company’s incentive compensation practices and programs.

In connection with its review of performance of our Executive Officers, the Compensation Committee also reviews the financial results of the company for the purposes of determining compensation program levels and if performance goals were attained. The Compensation Committee obtains the data regarding the company’s financial results for the year from management and discusses the financial results with its compensation consultant and others as it may deem necessary, and then reports the results to the Board of Directors. The Compensation Committee reviews the individual performance ratings for the named executive officers (“NEOs”), other than the CEO.

The Chair of the Compensation Committee works with the Executive Vice President, Chief People Officer, members of our Human Resources department and with the Executive Vice President and Chief Legal Officer to set individual meeting agendas for the Compensation Committee that are consistent with an annual calendar of regular activities that has been approved by the Compensation Committee and reported to the Board of Directors. As needed, telephonic Compensation Committee meetings are held which are not part of the pre-established annual calendar.

Compensation Committee Charter

The Compensation Committee Charter is reviewed annually to ensure that the Compensation Committee is fulfilling its duties in aligning our executive compensation program with shareholder value creation, ensuring that we attract and retain talented executives and officers and are being responsive to the legitimate needs of our shareholders. The Charter is posted on our Corporate website, investor.officedepot.com.

Delegation of Authority; Subcommittees

The Compensation Committee has delegated authority to the company’s internal Compensation and Benefits Committee (which consists of the Executive Vice President, Chief People Officer, Executive Vice President and Chief Legal Officer and Vice President, Global Compensation and Benefits), the power to administer and make certain non-material amendments to our qualified 401(k) plan and our health and welfare plans that are subject to the Employee Retirement Income Security Act of 1974 and our non-qualified deferred compensation plans. The Compensation Committee has also been delegated the power to administer and make amendments and grants under our long-term equity plans, but only to the extent that such amendment does not affect the rights or obligations of any participant in the long-term equity plans.

Involvement of Compensation Consultants and Executive Management in Compensation Decisions

In 2013 prior to the merger transaction, the Compensation Committee engaged the Hay Group, a human resources and compensation consulting firm, as its independent advisor with respect to executive compensation.

The Hay Group worked from time to time with members of the Compensation Committee, particularly in executive sessions of the Compensation Committee; and at the request of the Compensation Committee, with management to develop an understanding of the company’s pay policies and practices and to facilitate the development of the company’s executive compensation strategies and determination of appropriate compensation levels. In 2013, the Hay Group provided the following services to the Compensation Committee: advice on setting annual compensation for executives based on company performance and peer group benchmarking; response to shareholder concerns related to the Say-on-Pay vote; advice on the design of the annual awards under the short and long-term incentive plans; review of our executive compensation disclosure and discussion of best practices for such disclosure; development of compensation policies and practices, such as the negotiation of certain executive compensation arrangements; review of our 2013 peer group; review of our 2013 compensation philosophy; attendance at all Compensation Committee meetings prior to the completion of the merger; providing advice on compensation issues raised; and assistance to the Chair with preparation for meetings.

Following the merger transaction with OfficeMax, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“F.W. Cook”) as its independent compensation consultant. During 2013, F.W. Cook provided the Compensation Committee with information and advice on benchmarking for, and the development and negotiation of, the compensation package for Mr. R. Smith, the CEO after the merger. In 2014, F.W. Cook has assisted the Compensation Committee in developing the company’s compensation philosophy and reviewing the compensation discussion and analysis, provided recommendations on short-term incentive and long-term incentive programs, assisted the Compensation Committee in setting short-term incentive and long-term incentive performance goals for the CEO and Chief Financial Officer (“CFO”), and assisted with peer group development. F.W. Cook is assisting with numerous aspects of compensation integration as a result of the merger transaction, including the development of employment agreement policy, development of a new change in control protection policy, and the establishment of both the annual incentive and long-term incentive programs.

Both the pre-merger and post-merger Compensation Committees considered the independence of the Hay Group and F.W. Cook under applicable SEC and NYSE rules, and concluded that there was no conflict of interest.

The Compensation Committee believes that even the best advice of a compensation consultant or other outside advisors must be combined with the input from management and the Compensation Committee’s own individual experiences and judgment to arrive at the proper alignment of compensation philosophy, programs, and practices. Prior to the merger, the CEO, CFO, the Executive Vice President, Human Resources and the Executive Vice President and General Counsel interacted closely with the Compensation Committee. These individuals worked with the Compensation Committee to provide perspectives on reward strategies and how to align those strategies with the company’s business and management retention goals. They provided feedback and insights into the effectiveness of the company’s compensation programs and practices. The Compensation Committee looked to the Legal and Human Resources Departments for advice in the design and implementation of compensation plans, programs, and practices. In addition, the CEO, the Executive Vice President, Human Resources, the Executive Vice President and General Counsel, and certain other members of the Human Resources and Legal Departments often attended portions of Compensation Committee meetings to participate in the presentation of materials and to discuss management’s point of view regarding compensation issues. The Compensation Committee required management’s input to properly assess the internal impact of regulatory changes and potential program changes. Management is asked to provide advantages and disadvantages of decision items so that the Compensation Committee had a full range of information from both internal and external sources upon which to make its decisions. There is no predetermined weight given to management’s input in making compensation program decisions. During 2013, the company’s management engaged Towers Watson & Co. (“Towers Watson”) as management’s own consultant to assist management in its executive compensation recommendations. Specifically, Towers Watson assisted management with its recommendation to the Compensation Committee on certain integration planning exercises in anticipation of the closing of the merger with OfficeMax.

After the completion of the merger, the CEO, CFO, Executive Vice President, Chief People Officer and Executive Vice President and Chief Legal Officer has continued to work with the Compensation Committee to design a 2014 executive compensation program that harmonizes the executive compensation programs of Office Depot and OfficeMax so that the new executive management team participates in a single, consistent approach to compensation.

Executive Session

At each meeting, the Compensation Committee meets in executive session without members of management present for the purpose of discussing matters independently from management.

AUDIT COMMITTEE REPORT

The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the company specifically incorporates this Report by reference therein.

The Audit Committee of the Board of Directors currently is comprised of four Independent Directors. The responsibilities of the Audit Committee are set forth in its written charter (the “Charter”), which has been adopted by the Board. A copy of the Charter may be obtained from our Corporate website, investor.officedepot.com.

The duties of the Audit Committee include oversight of the company’s financial reporting process through periodic meetings with the company’s independent accountants, internal auditors and management to review accounting, auditing, internal controls and financial reporting matters. Pursuant to the Sarbanes-Oxley Act of 2002 (“SOX”), the Committee has certain other duties, which include the engagement of the company’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), pre-approval of non-audit work in advance of Deloitte’s commencement of such work, and other obligations as imposed by SOX. Pursuant to applicable provisions of SOX, the Committee has delegated to the Chair the authority to pre-approve engagements of Deloitte for services with expected fees up to $250,000 between meetings of our Audit Committee, and the Chair reports to the Committee at each meeting on pre-approvals since the date of the last Audit Committee meeting. The Board has determined that the following members of the Audit Committee are “audit committee financial experts” under the regulations of the SEC promulgated pursuant to authority granted to it under SOX: Ms. Luzuriaga and Ms. Jamison. These persons’ qualifications are detailed in their biographical information set forth earlier in this proxy statement. In addition, in accordance with listing standards of the NYSE, the Board of Directors has determined that each member of our Audit Committee is financially literate as required by such listing standards.

During fiscal year 2013, the Audit Committee met nine (9) times, which included meetings to discuss quarterly or annual earnings press releases in advance of release by the company and quarterly or annual financial statements for inclusion in the company’s quarterly or annual filings with the SEC. After the company’s 2013 Annual Meeting in August 2013, but prior to the closing of the company’s merger transaction with OfficeMax, the members of the Audit Committee were, Mr. Colligan, Ms. Jamison, and Ms. Mason, with Mr. Bateman serving as an observer. Prior to the 2013 Annual Meeting, the members of the Audit Committee were, Mr. Colligan, Ms. Gaines and Ms. Mason, with Mr. Bateman serving as an observer.

The company’s management is responsible for the preparation and integrity of the financial reporting information and related systems of internal control. The Audit Committee, in carrying out its role, relies on our senior management team, including particularly its senior financial management team, to prepare financial statements with integrity and objectivity and in accordance with generally accepted accounting principles. Furthermore, we rely upon our independent accountants to review or audit, as applicable, such financial statements in accordance with the standards of the Public Company Accounting Oversight Board. As such, the company’s senior financial management team and internal auditors were in attendance at each regularly scheduled Audit Committee meeting. In addition, at each regularly scheduled Committee meeting, the Committee conducted a private session with our Internal Audit executive as well as Deloitte, without the presence of other management. The Audit Committee also conducted private sessions at various meetings during 2013 with the Chief Executive Officer, Chief Financial Officer, Controller and General Counsel. The Committee also received periodic reports from the company’s Disclosure Committee which reviews the company’s disclosures and ensures that effective controls and procedures are in place related to the company’s disclosures.

The Audit Committee has reviewed and discussed with senior management the company’s audited financial statements for the fiscal year ended December 28, 2013, included in the company’s 2013 Annual Report on Form 10-K (the “2013 Form 10-K”). It has also discussed with management and Deloitte the critical accounting policies applied by the company in the preparation of its financial statements. Management has confirmed to the Audit Committee that such financial statements (i) have been prepared with integrity and objectivity, and are the responsibility of management, and (ii) have been prepared in conformity with generally accepted accounting principles.

In discharging the Audit Committee’s oversight responsibility as to the audit process, the Committee has reviewed and discussed with management and Deloitte the company’s audited consolidated financial statements and the company’s internal control over financial reporting. The Committee has also discussed with Deloitte the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, Communications with Audit Committees, including the auditors’ judgment about the quality of the company’s accounting principles as applied in its financial reporting.

The Audit Committee has obtained the written disclosures required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, with respect to any relationship between Deloitte and the company that in its professional judgment may reasonably be thought to bear on independence. Deloitte has discussed its independence with the Audit Committee, and has confirmed in its letter to the Audit Committee that, in its professional judgment, it is independent of the company within the meaning of the United States securities laws.

Based on the reviews and discussions outlined above, the Audit Committee recommended to the Board that the audited financial statements be included in the company’s 2013 Form 10K for filing with the SEC. The Audit Committee also has retained Deloitte as the company’s independent accounting firm for 2014, and the Audit Committee and the Board of Directors have recommended that shareholders ratify Deloitte’s appointment.

The Audit Committee as of Fiscal Year Ended 2013:

Francesca Ruiz de Luzuriaga (Chair)

Cynthia Jamison

David Szymanski

Joseph Vassalluzzo

ITEM 2: RATIFYING OUR AUDIT COMMITTEE’S APPOINTMENT OF

DELOITTE & TOUCHE LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Information About Our Independent Registered Public Accounting Firm

As indicated in the Audit Committee Report section, and in accordance with the provisions of SOX, the Audit Committee of our Board of Directors appointed Deloitte as our independent registered public accounting firm to audit our consolidated financial statements and our internal control over financial reporting for the fiscal year ended December 28, 2013. Deloitte has audited our consolidated financial statements each year since 1990. Representatives of Deloitte will be present at our Annual Meeting with the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions from shareholders. Our Audit Committee also has appointed Deloitte as our independent registered public accounting firm for 2014.

Although our Audit Committee already has appointed Deloitte as our independent registered public accounting firm for 2014 and the vote of our shareholders is not required for this action under Delaware law or SOX, as a matter of good corporate governance, we are submitting this item for shareholder approval. In the event that we do not receive the required vote, the Audit Committee will consider such vote when appointing our independent registered public accounting firm for 2015.

Audit & Other Fees

The fees for our independent registered public accounting firm for professional services rendered in connection with (i) the audit of our annual financial statements as set forth in our Annual Report on Form 10-K for the fiscal years ended December 29, 2012 and December 28, 2013, (ii) the review of our quarterly financial statements as set forth in our Quarterly Reports on Form 10-Q for each of our fiscal quarters during 2012 and 2013, and (iii) the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects, as well as fees paid to our independent registered public accounting firm for audit-related work, tax compliance, tax planning and other consulting services are set forth below. The audit committee approved 100% of the fees related to the services discussed below.

Audit & Other Fees Paid to Deloitte & Touche LLP	Fiscal 2012	Fiscal 2013
Audit Fees	$7,096,517	$11,152,716

Audit Related Fees (as defined under the Sarbanes-Oxley Act of 2002)	$151,673	$111,000

Tax Fees	$616,764	$206,456

All Other Fees	$2,375	$0

Total Fees	$7,867,329	$11,470,172

Audit Fees—Consists of fees for professional services rendered in connection with: (i) the audits of our consolidated financial statements and the effectiveness of our internal control over financial reporting for the fiscal years ended December 29, 2012 and December 28, 2013; (ii) the reviews of the consolidated financial statements included in each of our Quarterly Reports on Form 10-Q during those fiscal years; (iii) consultations on accounting matters; (iv) statutory audit filings; and (v) SEC registration statements.

Audit Related Fees—Consists of fees in 2013 for review of an SEC comment letter and review of independent registered accounting firm’s work papers in connection with the merger with OfficeMax, and primarily in 2012 for consultations associated with international business restructuring.

Tax Fees—Consists of fees for tax compliance.

All Other Fees—Consists primarily of fees for tax training.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established policies and procedures under which all audit and non-audit services performed by the company’s independent registered public accounting firm must be separately approved in advance by the Audit Committee. The policy also provides that the Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for non-audit services provided that the pre-approval of each service permitted by the Chair is limited to a pre-established threshold and reported to the full Audit Committee at its next meeting. All audit and non-audit services provided in the fiscal years 2012 and 2013 have been pre-approved by the Audit Committee in accordance with these policies and procedures.

YOUR AUDIT COMMITTEE OF THE BOARD OF DIRECTORS RECOMMENDS A VOTE  “FOR” ITEM 2 ON YOUR PROXY CARD.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation programs for fiscal year 2013, and explains how the Compensation Committee (sometimes referred to herein as the “Committee”) made its compensation decisions for our named executive officers (also referred to in this CD&A as “NEOs”) for that fiscal year.

2013 Company Highlights

The company experienced an extraordinary year in 2013, primarily due to the completion of our merger with OfficeMax on November 5, 2013. The newly combined company has combined pro-forma annual sales of approximately $17 billion, a combined market cap of approximately $2.3 billion, and employs approximately 64,000 associates worldwide. We serve consumers and businesses in 57 countries with more than 2,200 retail stores and award-winning e-commerce sites, and we have a dedicated business-to-business sales organization. The merger was an important step in positioning our company to compete in an increasingly competitive retail industry as a provider of office products, services and solutions, with the goal of generating long-term returns for our shareholders. We estimate that as a result of the merger, the combined company will capture over $600 million in cost synergies by the end of 2016.

After the closing of the merger, Mr. Neil Austrian, our former Chairman and Chief Executive Officer, and Mr. Ravi Saligram, OfficeMax’s former President and Chief Executive Officer, served as co-Chief Executive Officers of our combined company. In addition, Mr. Michael Newman, our former Executive Vice President and Chief Financial Officer and Ms. Deborah (“Deb”) O’Connor, OfficeMax’s former Senior Vice President, Chief Accounting Officer and interim Chief Financial Officer, were appointed as co-Chief Financial Officers for the combined company. At that time, Ms. O’Connor was also appointed the co-Chief Accounting Officer for the combined company.

In the weeks following the closing of our merger, we appointed a new Chief Executive Officer and a new Chief Financial Officer to lead the combined company. We also consolidated the two management teams by integrating talented executives from both Office Depot and OfficeMax into the combined management team of the company by mid-December under the direction of our new Chief Executive Officer.

The following are some highlights of the changes that took place within our executive management team following the announcement of the merger:

•	On November 12, 2013, Mr. Roland C. Smith was appointed as the new Chairman and Chief Executive Officer for our combined company;

•

On December 2, 2013, Mr. Stephen E. Hare was appointed as the Executive Vice President Chief Financial Officer for our combined company. Upon Mr. Hare’s appointment as CFO, Mr. Newman retired from the company and Ms. O’Connor remained our co-Chief Accounting Officer;

•	On December 18, 2013, Mr. R. Smith announced that the following officers would serve on his executive committee:

•	Mr. Steve Schmidt, as President, International;

•	Mr. Steve Hare, as Executive Vice President and Chief Financial Officer;

•	Mr. Michael Allison, as Executive Vice President and Chief People Officer; and

•	Ms. Elisa Garcia, as Executive Vice President, Chief Legal Officer and Secretary.

Mr. R. Smith also announced that a search for a President, North America and an Executive Vice President, Chief Strategy Officer was underway;

•	On December 18, 2013, Ms. O’Connor assumed the new role of Senior Vice President of Integration and ceased functioning in the role of co-Chief Accounting Officer; and

•	On December 27, 2013, Mr. Robert Moore, the company’s Executive Vice President, Marketing and Merchandising separated from the company.

The SEC’s rules require that all individuals who had served as CEO or CFO during the past fiscal year be included as named executive officers with respect to the company’s disclosures in the proxy statement for the year. The three most highly compensated executive officers other than the CEO and CFO are also included as NEOs, as well as up to two additional individuals who would have been among the three most highly compensated executive officers, but for the fact that such individuals were not serving as executive officers on the last day of our fiscal year. Therefore, each of the individuals named above is considered to be an NEO for this proxy statement. For the NEOs who came from OfficeMax, the disclosure pertains to compensation earned by such NEOs subsequent to the merger.

Prior to the company’s 2013 Annual Meeting, the Compensation Committee was chaired by Ms. Marsha J. Evans and included Messrs. W. Scott Hedrick, Raymond Svider and Nigel Travis. On August 20, 2013, Ms. Evans and Mr. Hedrick resigned from the Board pursuant to the terms of the Settlement Agreement between the company and Starboard. On September 9, 2013, Mr. Michael Massey was appointed to the Compensation Committee and served as Chair, and Mr. J. Smith was also appointed to the Committee. As such, as of September 9, 2013, the members of the Compensation Committee were Messrs. Massey, Travis, Smith and Svider. For the purposes of this CD&A, the defined term “pre-merger Compensation Committee” refers to decisions made by the Compensation Committee comprised by the members of the Committee prior to November 5, 2013, the date of the completion of the merger.

Upon the completion of the merger, Mr. Svider resigned from the Board and Mr. Travis left the Compensation Committee. At that time, the Board appointed Mr. Szymanski as the Compensation Committee Chair, and Messrs. Marino, Massey and J. Smith as members of the post-merger Compensation Committee. Throughout 2013, the Compensation Committee was comprised at all times of Independent Directors.

While the composition of the post-merger Compensation Committee consists of two new Committee members, as Messrs. Massey and J. Smith were serving on the Compensation Committee immediately prior to the merger, the Committee’s philosophy for executive compensation is substantially similar to that of the pre-merger Committee. In essence, the post-merger Compensation Committee’s compensation philosophy for the newly combined company continues to be primarily focused on creating an alignment between executive compensation and business performance by rewarding our executive officers for the achievement of strategic goals that are intended to contribute to long-term stockholder value. With that philosophy in mind, the post-merger Committee established a compensation mix for the CEO whereby only 42% of his total direct compensation is fixed and the remaining 58% of his compensation is variable and performance-based, as further discussed below in the section entitled, “Pay-For-Performance.”

The combined company continues Office Depot’s legacy of best compensation and governance practices with pay practices and policies that include, among other things, no repricing, no “single-trigger” vesting, no payment of dividends or dividend equivalents on unearned performance awards, no hedging of the company’s common stock, a clawback policy for restatements of the company’s financials, no payments of excise tax gross-ups, as well as robust stock ownership requirements for the executive officers and members of the Board.

2013 Compensation Summary

Our 2013 executive compensation program was established to provide competitive pay opportunities and performance-based incentives to our management team following a period of uncertainty due to the merger transaction and strategic challenges to our business. Our program was designed to fulfill our compensation philosophy which is described below.

In February 2013, we entered into a merger agreement with OfficeMax and the Compensation Committee was faced with significant challenges related to executive retention in the period between the announcement of the merger and the completion of the merger, and aligning executive compensation to the interests of our shareholders during that time. It became imperative to keep our management team intact while the merger remained subject to certain closing conditions and regulatory approvals, and to ensure stability in the months following the closing of the merger for the integration of the combined company. As a result, the Compensation Committee implemented changes to our 2013 executive compensation program to support the company’s ability to retain our executives while maintaining a strong tie between compensation and long-term shareholder interests.

The compensation disclosure described below generally relates to our compensation program prior to the merger including decisions made in order to retain our management team, the compensatory arrangements made by OfficeMax and assumed by the company in the merger, and compensation decisions made after the merger. As discussed in more detail below, our 2013 executive compensation program was designed to fulfill the following philosophy:

•	Provide competitive compensation to our executives;

•	Attract, retain and motivate executives through volatile business cycles;

•	Tie compensation to our financial and operating performance; and

•	Create meaningful incentives to create long-term shareholder value while not incentivizing excessive risk taking.

Our Compensation Committee prior to and following the merger, sought to create programs in 2013 that would achieve these principles and also address our unique needs during the time of transition surrounding the merger. However, during the 2013 fiscal year, our compensation philosophy shifted to a strong focus on retaining key executives to remain with the company to ensure the successful integration of the two companies. Our management team is working with our Compensation Committee to design our 2014 executive compensation program with the similar principles as what is stated above while also harmonizing the executive compensation programs of Office Depot and OfficeMax so that the new executive management team participates in a single, consistent approach to compensation.

2013 Compensation Determination Process

During 2013 and prior to the completion of the merger transaction, the pre-merger Compensation Committee engaged the Hay Group to provide the Committee with compensation data and to review and advise the Compensation Committee on executive compensation matters, including:

•	Negotiating certain executive compensation arrangements;

•	Responding to shareholder concerns related to the Say-on-Pay vote;

•	Designing our short-term and long-term incentive programs;

•	Recommending retention benefits to be paid to the executives, if any, as a result of the then-pending merger transaction;

•	Reviewing our peer group;

•	Reviewing our executive compensation disclosure and discussion of best practices for such disclosure; and

•	Benchmarking certain policies and practices.

Prior to the merger, members of management including our former CEO, Mr. Austrian, provided input to the Compensation Committee regarding executive compensation. In addition, the Compensation Committee also sought advice from management to arrive at the proper alignment of its compensation philosophy with the company’s executive compensation programs and practices. From time to time, the company’s management also engages Towers Watson as management’s own consultant to assist management in its executive compensation recommendations. In 2013, management engaged Towers Watson to assist with certain integration planning exercises in anticipation of the closing of the merger and provide management with certain international compensation surveys.

Following the merger, the Compensation Committee engaged F.W. Cook as its independent compensation consultant. During 2013, F.W. Cook provided the Compensation Committee as well as the CEO Search Committee, with information and advice on a peer group and the benchmarking for, and the development and negotiation of, the compensation packages for Mr. R. Smith, our Chairman and Chief Executive Officer and Mr. Hare, our Executive Vice President and Chief Financial Officer. The CEO Search Committee, in November 2013, was comprised of the following directors: Messrs. Nigel Travis and V. James Marino (co-Chairs), Messrs. Rakesh Gangwal, Jeffrey C. Smith, and Joseph S. Vassaluzzo, and Ms. Francesca Ruiz de Luzuriaga, all of whom qualified as Independent Directors.

For further discussion of the Compensation Committee and its role in setting compensation, and the roles of the Hay Group and F.W. Cook during 2013, please see the section, “Committees of our Board of Directors – Compensation Committee” above.

2013 Compensation Highlights

As discussed above, during 2013, we were strongly focused on the retention of key executives to remain with the company, prior to, and after, the completion of the merger, to ensure a smooth transition and the successful integration of the two companies. Thus, given this focus on retaining key executives, the following Committee actions are of significance:

•

The pre-merger Compensation Committee approved an amendment to the Change in Control Agreements of Mr. Neil Austrian, Mr. Newman, Ms. Garcia, Mr. Allison, Mr. Moore and Mr. Schmidt, to enable the merger to be treated as a change in control and to provide for enhanced severance in the event of termination within two years following the closing of the merger. This change was intended to ensure retention of these critical executives and management continuity following the closing of the merger transaction. In addition, under the OfficeMax Change in Control Agreements, the merger constituted a change in control. Since the merger was structured as a merger of equals and, as a result, due to the uncertainty relating to which executives would continue in comparable senior leadership roles with the combined companies, the pre-merger Compensation Committee determined to approve the above-mentioned amendment to the Change in Control Agreements for the Office Depot executives in order to provide similar severance protection to those received by the OfficeMax executives thereby ensuring their continued focus on the business without distraction during a critical period.

•

The pre-merger Compensation Committee approved an omnibus amendment (the “Omnibus Amendment”) to certain equity award agreements granted under the company’s 2007 Long-Term Incentive Plan, as amended (the “2007 Plan”) and to certain outstanding awards under the Long-Term Incentive Cash Plans for Officers and Directors (the “LTICPs”), to provide that (i) in the event of the award holder’s involuntary termination without cause or resignation for good reason (as applicable) during the two-year period following the closing of the merger, any such award, to the extent then outstanding, will become fully vested; and (ii) set forth the treatment of performance based awards that would become vested pursuant to the preceding clause. The Omnibus Amendment applies to the outstanding awards under the 2007 Plan, except for awards granted in 2013, and applies to the 2010, 2011, and 2012 LTCIPS; and

•

The pre-merger Compensation Committee approved retention bonus awards for payments of up to $500,000 to Mr. Allison and Mr. Moore, to enhance the retention power of the overall compensation program and to ensure leadership continuity while the company awaited regulatory approval of the merger transaction as well as through the closing of the merger transaction, and thereafter. The retention bonus award for Mr. Allison vests on June 30, 2014, provided that Mr. Allison is not terminated for Cause nor terminates his employment with the company without Good Reason (as those terms are defined in his retention bonus award agreement) and will be paid 30 days after vesting. As a result of Mr. Moore’s termination of employment with the company on December 27, 2013, Mr. Moore became entitled to his retention award of $500,000, pursuant to the terms of his Retention Agreement. Mr. Moore’s retention payment will be made on June 30, 2014.

In addition, other compensation highlights for the named executive officers were as follows:

•

The post-merger Compensation Committee approved the elements of compensation for the company’s new CEO, Mr. R. Smith, as further described in the section, “Summary of Executive Agreements.” Pursuant to the terms of Mr. R. Smith’s Employment Agreement, Mr. R. Smith is eligible to receive: a base salary of $1,400,000 per annum, subject to annual review by the Board for possible increase (but not decrease); an annual target bonus equal to 150% or up to 300% of his base salary starting in 2014, based on achievement of certain performance goals to be established by the Board or the Compensation Committee; a lump sum cash initial performance bonus opportunity of up to $2,000,000 based on the Compensation Committee’s recommendations and the Board’s assessment of the achievement of certain performance objectives by December 31, 2013, as set forth in his Employment Agreement; and certain benefits and perquisites. At a meeting of the Board on February 19, 2014, the Board approved, upon the post-merger Committee’s recommendation, a payment to Mr. R. Smith of $2,350,000 due to the fact that he exceeded the performance objectives in advance of the December 31, 2013 deadline;

•

The post-merger Compensation Committee approved the compensation for the company’s new CFO, Mr. Hare, as further described in the section, “Summary of Executive Agreements.” Pursuant to the terms of Mr. Hare’s Letter Agreement, Mr. Hare is eligible to receive: a base salary of $750,000 per annum, which may be increased from time to time; a lump sum cash initial performance bonus opportunity of up to $500,000, based upon the Compensation Committee’s assessment of his achievement of certain performance objectives; an annual target bonus equal to 85% or up to 170% of his base salary starting in 2014, based on achievement of performance goals established by the Board or the Compensation Committee; equity awards on terms no less favorable than those provided to other similarly situated executives of the company, starting with the company’s 2015 fiscal year; and certain benefits and perquisites. At a meeting of the Compensation Committee on February 18, 2014, the Committee, taking into consideration the recommendation of Mr. R. Smith that Mr. Hare had achieved his performance objectives as set forth in his employment agreement, approved a payment to Mr. Hare in the amount of $500,000 as his initial performance bonus;

•

The pre-merger Compensation Committee approved a salary increase for Mr. Schmidt from $625,000 to $675,000, effective January 1, 2013, to reflect increases in responsibility resulting from a former executive’s termination from employment;

•

Because the impact of the merger on the results of our performance-based compensation programs could not be determined with precision, the pre-merger Compensation Committee determined to assess the achievement of certain pre-set performance targets based on the company’s year-to-date performance at the end of the third quarter prior to the anticipated closing of the merger. Accordingly, the pre-merger Compensation Committee made the following determinations prior to the merger:

•

Approved a payment at 90% of target to Office Depot’s NEOs participating in Office Depot’s 2013 Short-Term Incentive Plan (also referred to herein as the “2013 Annual Cash Bonus Plan”) based on the company’s year-to-date performance at the end of the third quarter relative to pre-established sales, profitability and cost control goals; and

•

Assessed the earnings before interest and taxes (“EBIT”) metric of Office Depot’s 2013 Long-Term Incentive Program based on the company’s actual EBIT performance through the third quarter, and assessed the free cash flow metric which equals net cash provided by operating activities less capital expenditures (“FCF”), based on the company’s FCF for the full year. After adjusting the weighting for each metric to account for the impact of the merger, the Committee determined that the EBIT metric would result in a payout of 9% of target and the FCF metric would result in a payout of 23% of target bringing the total payout under the 2013 Long-Term Incentive Program to 32%.

•

As further described later in this proxy statement, following the completion of the merger and based on a pre-merger determination by the OfficeMax Compensation Committee that measurement of the results of its pre-determined performance targets would not be feasible upon the merger, it was determined that 100% of the target for the short-term incentive awards (cash bonuses) under the 2003 OfficeMax Incentive and Performance Plan (the “2003 OMIPP”) would be payable with respect to such awards.

The Role of Shareholder Say-on-Pay Votes

At the 2013 annual meeting of shareholders, approximately 95% of the votes cast in the shareholders’ non-binding, advisory vote on executive compensation (the “say-on-pay proposal”) were voted in favor of the proposal. However, just prior to the 2013 annual meeting, the company and Starboard entered into the Settlement Agreement to terminate the ongoing proxy contest. Pursuant to the terms of the Settlement Agreement, Starboard agreed not to vote the proxy cards that it had received and, accordingly, the say-on-pay proposal does not reflect any votes by shareholders who may have voted on the Starboard proxy card.

The Compensation Committee considered the results of the vote on the say-on-pay proposal to be an endorsement of company’s executive compensation programs by the shareholders who did vote on the company’s proxy card at the 2013 annual meeting.

Pre-Merger Compensation Programs

The following is a discussion of the 2013 executive compensation programs in effect during the period prior to the merger. Such program only applied to our NEOs who were employed by the company prior to the merger: Messrs. Austrian, Newman, Schmidt, Allison and Moore and Ms. Garcia.

Compensation Philosophy

Our 2013 executive compensation program was based on a compensation philosophy developed by our pre-merger Compensation Committee, with the advice of its independent compensation consultant, the Hay Group. The Committee also built the 2013 executive compensation program taking into consideration the need to retain executives prior to the closing of the merger and after such closing to facilitate the integration of the combined companies. As such, in structuring the 2013 executive compensation program, the pre-merger Compensation Committee was guided by the following key principles in determining the compensation structure for our executives:

Compensation Principle	Description
Competition

•   Compensate our executives in a manner that reflects a competitive marketplace, and so we generally design the executive compensation packages for our executives so that total direct compensation falls at or around the median to that of similarly-situated executives in our Peer Group (as defined below); and

• Attract, retain and motivate talented executives throughout the volatility of business cycles and uncertainty surrounding the merger.

Accountability for Business Performance

•   Tie compensation to our financial and operating performance so that executives are held accountable through their compensation for: (i) the portion of the business for which they are responsible, and (ii) achieving the company’s annual operating plan.

Accountability for Long-Term Performance	• Create meaningful incentives in our executives’ compensation that create long-term shareholder value while not incentivizing excessive risk taking.

Elements of Compensation

The various elements of compensation paid by the company are intended to (i) provide an appropriate level of financial certainty through fixed compensation; (ii) implement our compensation philosophy and ensure that at least 50% of equity compensation is performance-based; and (iii) create a balance of long-term and short-term incentives.

Compensation Element	Purpose
Base Salary	• Provide financial predictability and stability through fixed compensation that is less than a majority of total compensation at target;

• Provide a salary that is market competitive;

• Promote the retention of executives; and

• Provide fixed compensation that reflects the scope, scale and complexity of the executive role.

Short-Term Incentives (our Annual Cash Bonus Plan)	• Align management and shareholder interests;
• Incentivize achievement of our annual operating results;
• Provide, along with base salary, market competitive cash compensation when targeted performance objectives are met;

• Provide appropriate incentives to exceed targeted results; and

• Pay meaningful incremental cash awards when results exceed target.

Long-Term Incentives	• Balance the short-term nature of other compensation elements;

• Align management and shareholder interests;

• Incentivize achievement of our annual operating results;

• Focus our executives on the achievement of long-term results; and

• Support the growth and profitability of each of our revenue-generating business divisions.

Employment, Change of Control and Severance Arrangements	• Enable us to attract and retain talented executives;
• Protect our interests through appropriate restrictive post-employment covenants, including non-competition and non-solicitation;
• When, and if appropriate, ensure that management is able to analyze any potential change in control transaction objectively; and

• When, and if appropriate, provide for continuity of management in the event of a change in control.

Other Benefits	• De-emphasized and only used to attract and retain executive talent as competitively necessary.

Competitive Benchmarking

The Compensation Committee believes benchmarking is a useful method to gauge the compensation level for executives within competitive job markets that are relevant to the company. The Compensation Committee reviews data gathered from the proxy statements of our Peer Group (as defined below) as well as survey data from its independent compensation consultant for benchmarking purposes. Data from proxy statements and the Hay Group’s retail industry survey provided specific Peer Group NEO information for the review and analysis of base salaries, bonuses, long-term incentives, and benefit/perquisite prevalence to establish our 2013 executive compensation program.

The pre-merger Compensation Committee developed specific criteria to select the company’s Peer Group. Peer Group data is generally reviewed annually to determine if modifications to the Group or the criteria used to determine the Group are necessary. In its review of the Peer Group in July 2012, the Compensation Committee used the following criteria:

•	Companies with revenues within one half to two and a half times the company’s revenue;

•	Specialty retail companies with our same Global Industry Classical Standard (“GICS”) code;

•	Companies with a mix of business-to-business (“B2B”) and business-to-customer (“B2C”) business models;

•	Companies with moderate global operations;

•	Companies with a significant distribution function; and

•	Companies with whom we compete for executive talent.

Companies selected for the Peer Group were required to have a number of these characteristics, but not necessarily all of them. The following companies comprised our pre-merger Peer Group (the “Peer Group”):

• AutoZone, Inc.	• J.C. Penney Co., Inc.	• Rite Aid Corporation
• Bed Bath & Beyond Inc.	• Kohl’s Corporation	• Staples, Inc.
• Best Buy Co., Inc.	• Limited Brands, Inc.	• Starbucks Corporation
• Footlocker, Inc.	• Macy’s, Inc.	• TJX Companies, Inc.
• GameStop Corporation	• OfficeMax Inc.
• Gap Inc.	• PetSmart, Inc.
• Genuine Parts Company	• RadioShack Corp.

In addition to the benchmarking results, in making executive compensation decisions, the Committee generally considers:

•	The company’s financial performance and the financial performance of the Peer Group when setting executive compensation;

•	Individual performance, tenure and responsibilities in the executive’s current position;

•	Target total direct compensation structures (i.e., sum of salary, annual bonus, and cash and equity awards);

•	Variable compensation program design; and/or

•	Benefit and perquisite offerings.

When making compensation decisions, the Compensation Committee considers each element of compensation individually (i.e. base salary, short-term incentives and long-term incentives), but also considers the target total direct compensation and the mix of compensation paid to the NEOs.

In July 2013, the Committee reviewed the composition of the Peer Group with the Hay Group and determined that no changes were necessary to the Peer Group prior to the closing of the merger transaction.

As part of the review of the compensation packages for Messrs. R. Smith and Hare, as discussed below, the Hay Group and F.W. Cook selected an interim peer group reflective of the pro forma size and complexity of the combined companies from which to assist the Committee and the CEO Search Committee in benchmarking and establishing the compensation packages for these executives. For a further discussion of this interim peer group and the establishment of the compensation packages for Messrs. R. Smith and Hare, please see the discussion entitled, “Compensation of Messrs. R. Smith and Hare” below.

2013 Base Salaries

During 2013 and prior to the merger, the Compensation Committee reviewed the base salary of our NEOs and considered the base salaries of comparable positions in our Peer Group as well as performance and changes in responsibility. The Hay Group presented its competitive compensation analysis of our NEOs’ compensation using Peer Group proxy data and retail industry survey data. The Compensation Committee generally structures base salary to approximate the median of our Peer Group.

After reviewing the market data for our NEOs with the Hay Group, the Committee determined that base salary changes for certain of our NEOs were warranted. Effective January 1, 2013, Mr. Schmidt’s salary was increased from $625,000 to $675,000 to reflect increases in responsibility resulting from the changes in the company’s reporting structure and in connection with the additional responsibility given to him as a result of a former executive’s termination from employment. Also effective January 1, 2013, Mr. Moore’s salary was increased from $525,000 to $625,000 to reflect an increase in his responsibility to lead our merchandising division as well as our marketing division resulting from a former executive’s termination from employment.

For additional information regarding the base salaries of our NEOs as of December 31, 2013, please refer to the Summary Compensation Table.

2013 Annual Cash Bonus Plan

Our 2013 Annual Cash Bonus Plan was based on the company’s performance under the following key financial measures for fiscal year 2013: (i) Selling, General & Administrative expense (“SG&A”), (ii) gross profit dollars and (iii) sales. Management had proposed the use of these metrics as it believed that a focus on expense control was key in a declining revenue environment and it wanted to incentivize our associates to maximize gross profit margins and improve sales. In addition, the company was required to achieve an EBIT threshold of $112.5 million in order to make a payout under this plan for 2013.

The bonus plan metrics and the relative weighting on the bonus payouts approved by the Committee were as follows:

(i) An SG&A metric which focused on cost reduction to drive earnings improvement (40%);

(ii) A gross profit dollars metric to ensure a focus of our NEOs on growing a profitable sales (40%); and

(iii) Sales, because we believed that as sales improve, we would see an improvement in our revenue and earnings numbers (20%).

The 2013 bonus metrics were designed to allow for payouts to be determined by an interpolation of the metrics within the range of threshold and maximum, so long as minimum performance thresholds were achieved. Our 2013 Annual Cash Bonus Plan payout was capped at 175% of target payout, as the Compensation Committee believed this cap would discourage excessive risk taking. In addition, there are other controls in place to mitigate against risk-taking, including the clawback policy for incentive compensation as described under “Policies and Practices – Recoupment Policy” later in this CD&A, and the Compensation Committee’s ability to use “negative discretion” to decrease payouts if such bonuses are not, in the Committee’s opinion, appropriately earned or should not be paid.

When considering whether the company has reached the target performance metrics for a payout under the annual cash bonus plan, the Compensation Committee may determine to exclude significant unplanned and extraordinary items that may distort the company’s performance after the Finance & Integration Committee (the “Finance Committee”) has concluded that such adjustments were unplanned and extraordinary. This practice ensures that our executives will not be unduly influenced in their day-to-day decision-making because they would neither benefit nor be penalized as a result of certain unexpected and uncontrollable or strategic events that may positively or negatively affect the performance metrics in the short-term.

In 2013, the Compensation Committee determined that certain expenses should be considered unplanned and extraordinary such as impairments related to our North American stores and goodwill, restructuring charges, expenses from the merger transaction, proxy contest and a gain from the sale of our joint venture business in Mexico, Office Depot de Mexico. These items are quantified in footnote 1 of Item 6 to the company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2013. The Finance Committee agreed with these determinations. These above-mentioned extraordinary and unplanned items resulted in net adjustments to the calculation of achievement of the bonus metrics.

In October 2013, management advised the Committee of the difficulty for the company to track the pre-established metrics under the 2013 Annual Cash Bonus Plan in the event that the merger with OfficeMax closed prior to the end of the fiscal year. As such, management proposed that the original performance goals be extrapolated on year-to-date performance at the end of the third quarter. The Committee determined that it would be in the company’s best interest to approve management’s recommendation and after an assessment of year-to-date results, locked performance of the original performance goals at the end of the third quarter which resulted in a payout at 90% of target under the 2013 Annual Cash Bonus Plan. In addition, the EBIT threshold was adjusted to $57 million to reflect results for only three quarters of the fiscal year. The company’s EBIT achieved for the first three quarters was approximated at $61 million.

2013 Bonus Metrics*	Target Award Weighting	Threshold Parameter (25% Payout)	Target Parameter (100% Payout)	2013 Performance
SG&A*	40%	$1.843 billion	$1.799 billion	$1.782 billion	**
Gross Profit Dollars	40%	$1.828 billion	$1.875 billion	$1.838 billion
Sales	20%	$7.625 billion	$7.820 billion	$7.756 billion

*	Results adjusted to reflect performance through the third quarter of 2013.
**	2013 performance approximated to reflect adjustments discussed herein.

In 2013, for the reasons discussed above in “Base Salaries,” the Compensation Committee also approved an increase to the bonus percentage payable to Mr. Moore from 70% of annual base salary to 75% of annual base salary due to the fact that in 2013 his duties would increase to include responsibility for our merchandising organization.

The actual dollar amounts earned by the Office Depot NEOs in 2013, pursuant to the 2013 annual cash incentive plan, are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.

2013 Long-Term Incentive Program

The purpose of our long-term incentive program is to help retain our executive talent and further align the interests of management with those of our shareholders. The pre-merger Compensation Committee structured the 2013 Long-Term Incentive Program for the NEOs (other than the CEO) consisting of:

(i) 50% performance stock units, with a one-year performance period, vesting over a three-year period in equal annual installments; and

(ii) 50% time-vested restricted stock, vesting over a three-year period in equal annual installments.

The performance metrics for the performance stock units were 30% based on the achievement of an EBIT target and 70% based on the achievement of an FCF target set by the Compensation Committee and based on the company’s 2013 annual operating plan. The EBIT target was set at $150 million and the FCF target was set at $60 million, with the payouts under these metrics being designed to be calculated by interpolation upon achievement of results exceeding such targets (subject to a maximum payout of 150% above target), or by interpolation upon an achievement below such targets. If actual EBIT for 2013 were less than threshold, then the performance stock units would be forfeited. In addition, the pre-merger Compensation Committee selected a one-year performance period for the performance stock units because of the continued general global economic uncertainty, market volatility and only modest recovery in the office supply industry. The Committee, with the input of the Hay Group, determined that it would be difficult to project our performance over a multi-year performance period, and therefore confirmed that a one-year performance period with subsequent year vesting restrictions remained appropriate. The Committee believed that a one-year performance measurement period for the performance share unit awards, coupled with a three-year vesting period, would provide sufficient alignment between management and stockholder interests and would serve as a valuable retention tool.

On February 21, 2013, the company entered into the Omnibus Amendment which provides that, except as otherwise determined by the company or provided under an award agreement, each outstanding award under the “2007 Plan” and the “LTICPs” will be amended to provide that (i) in the event of the award holder’s involuntary termination without cause or resignation for good reason (as applicable) during the two-year period following the closing of the merger transaction with OfficeMax, any such award, to the extent then outstanding, would become fully vested and (ii) in the case of any performance-based awards that become vested pursuant to the preceding clause, the vesting of such awards will be deemed to occur (x) at “target” level in the case of any award for which the performance period has not yet been completed at the time of termination and (y) based on actual performance results in the case of any award for which the performance period has been completed at or prior to the time of termination. The Omnibus Amendment did not apply to any of Neil Austrian’s outstanding awards and also did not apply to the equity awards granted to the applicable NEOs in 2013.

To incentivize Mr. Austrian to remain with the company, prior to, and for a period of time, following the completion of the merger, on April 5, 2013, the Compensation Committee recommended, and the Board approved, a performance stock unit award targeted at 325,000 shares for Mr. Austrian. This performance stock unit award granted to Mr. Austrian would be based on the company’s achievement in 2013 of the EBIT and FCF metrics under the company’s 2013 Long-Term Incentive Program, relative to threshold, target and maximum levels established by the Compensation Committee for each performance metric under such Program. The actual number of shares that could be earned as a result of 2013 EBIT and FCF performance (assuming that at least threshold level performance was achieved for either performance metric) ranged on a linear interpolation scale from zero shares up to a maximum of 487,500 shares. Mr. Austrian’s performance award would be forfeited unless the company achieved the threshold level of performance for at least one of the performance metrics for the 2013 fiscal year. Upon the closing of the merger transaction and Mr. Austrian’s departure as the company’s co-CEO, his above-referenced time-vested awards accelerated pursuant to the terms of the applicable award agreements, and his above-referenced performance-vested awards were paid out at 32% of target based upon the company’s achievement under the performance metrics of the 2013 Long-Term Incentive Program, and were issued to Mr. Austrian in February 2014.

As discussed above with respect to the 2013 Annual Cash Bonus Plan, management had similar concerns with regard to the performance determinations under the 2013 Long-Term Incentive Program in the event that the merger with OfficeMax was completed prior to the end of the fiscal year. At the Committee’s meeting in October 2013, management also advised the Committee that following the company’s combination with OfficeMax, it would be difficult to track the EBIT metric, but continuing to track FCF would be feasible. As such, the Committee determined that it would be in the company’s best interest to lock in performance for the EBIT metric based on the company’s actual results through the third quarter of 2013 and modify the EBIT metric from a 30% weighting to a 22.5% weighting. This change in weighting for the EBIT metric reflects the fact that the EBIT metric only applied to 75% of the performance period. Given such modification to the EBIT metric, the FCF metric was modified to reflect the fact that the FCF metric would apply to 70% of the first three quarters of the performance period, and 100% of the last quarter of the performance period. Accordingly, the EBIT target for the end of the third quarter was adjusted to $76 million while the FCF target for the full year remained at $60 million.

Based on the methodology described herein, and on 2013 results, EBIT was approximated at $61 million as of the end of the third quarter, which resulted in a 9% payout, and FCF was approximated at $32 million, which resulted in a 23% payout. The total payout under the 2013 Long-Term Incentive Program was 32% of the target amount of the respective performance stock units total for Ms. Garcia and Messrs. Austrian, Allison and Schmidt. Messrs. Newman and Moore left the company prior to the end of the performance period and each received a payout of performance stock units in the manner set forth in their respective award agreements, which entitled them to a payout at target. Both the approximated EBIT and FCF metrics for purposes of the 2013 Long-Term Incentive Program were adjusted to exclude the same unplanned and extraordinary items excluded from the 2013 Annual Cash Bonus Plan determination.

Change of Control Agreements

The Compensation Committee believes that change in control agreements effectively incentivize executives to remain engaged and strive to create shareholder value in the event that the company becomes an acquisition target or is targeting another company to acquire, despite the risk of job loss or the loss of equity vesting opportunity. In addition, these arrangements are necessary to attract and retain qualified executives who may have other job alternatives that may appear to them to be less risky absent these arrangements, which is particularly important to the company given the high levels of competition for executive talent in the retail sector.

In addition, each of the change of control agreements in place with the NEOs contain certain confidentiality, non-compete and non-solicitation provisions, but our NEOs have each also executed a separate non-competition, confidentiality and non-solicitation agreement with the company.

As previously discussed, during the period between the signing of the merger agreement with OfficeMax and the closing of the merger, it was imperative that the company implement certain retention programs to incentivize the retention and performance of key employees. As the merger transaction with OfficeMax was structured as a merger of equals and the OfficeMax Change in Control Agreements treated the merger as a change in control, the Compensation Committee wanted to ensure that the Office Depot executives were provided similar severance protections, and thereby amended the Office Depot Change in Control Agreements to (i) permit the closure of the merger transaction to be treated as a “change in control” under such Agreements; and (ii) provide that if such executive is terminated for a qualifying reason within two years following completion of the merger transaction, such executive would be entitled to enhanced severance benefits under his or her Change in Control Agreement.

Retention Bonus Payments

To enhance the retention power of the overall compensation program and to ensure leadership continuity while the company awaited regulatory approval of the merger transaction as well as through the closing of the merger transaction and thereafter, the pre-merger Compensation Committee determined that it was in the company’s best interest to grant retention bonus awards to Messrs. Allison and Moore, as they were among the few executive officers without retention agreements in place at the time of the merger. The retention bonus awards for each of Messrs. Allison and Moore contained the following terms:

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A payment of $500,000 (the “retention payment”) in consideration of the executive’s agreement to continue employment with the company through June 30, 2014, which retention payment would be made within 30 days after June 30, 2014;

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If executive’s employment is terminated (i) by the company for cause; or (ii) by the executive without good reason, with “cause” and “good reason” being defined in the Retention Agreement, the retention payment would be immediately forfeited; and

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If Mr. Moore’s or Mr. Allison’s employment is involuntarily terminated by the company prior to June 30, 2014 for any reason other than cause or if Mr. Moore or Mr. Allison terminate employment prior to June 30, 2014 for good reason, the retention payment would immediately vest and become payable to executive along with any other severance benefits to which executive may be entitled, with payment being contingent upon executive’s execution of a release and covenant-not-sue agreement in favor of the company, its officers, directors, employees, agents and affiliates.

Mr. Moore’s employment with the company was terminated on December 27, 2013, as part of the company’s organizational restructuring. As such, Mr. Moore was entitled to receive the retention payment along with his other severance benefits. For more detail concerning Mr. Moore’s severance payments, see the “Summary Compensation Table” and the “Summary of Executive Agreements and Potential Payments upon Termination or Change in Control” sections of this proxy statement.

Other Compensation

We provide the NEOs with a set of core benefits that are generally available to our other full-time employees (e.g., coverage for medical, dental, vision care, prescription drugs, annual physical, basic life insurance, long-term disability coverage), plus voluntary benefits that an NEO may select (e.g., supplemental life insurance).

In addition, we have a matching contribution to the 401(k) plan for all participants, including the NEOs, which is equal to 50% of employee deferrals on the first 4% of eligible earnings (up to plan limits). Although this matching contribution is below market, the Compensation Committee believes it is important to offer a benefit of this nature to further motivate and retain employees. We also continue to maintain three non-qualified deferred compensation plans, which remain frozen to new contributions.

Consistent with the Peer Group and the current trend in executive compensation, we limit the perquisites provided to our NEOs. Other than the car allowances provided to our NEOs, perquisites are reserved for the attraction and retention of executive talent and to allow NEOs to efficiently handle the responsibilities of their position. In recognition of the extensive travel required for his position, Mr. Schmidt is permitted to bring his spouse on overseas business trips at the company’s expense. In addition, Mr. R. Smith used the company’s personal aircraft at the company’s expense in order to seek housing in advance of his relocation to Boca Raton, Florida, where the company is headquartered. Please see the “Summary Compensation Table” and the footnotes to such Table for further information concerning any such perquisites paid to our NEOs.

Compensation Arrangements Made by OfficeMax and Assumed in the Merger

In connection with the merger, we assumed the compensatory arrangements for certain employees of OfficeMax, including Mr. Ravi Saligram, the former CEO of OfficeMax, and our former co-CEO, and Ms. Deborah O’Connor, the former Senior Vice President of Finance, Chief Accounting Officer and interim CFO of OfficeMax, our former co-CFO, and current Senior Vice President, Integration. As discussed herein, while some of the benefits were paid by the company after the merger, these compensation arrangements were determined prior to the merger solely by the OfficeMax Compensation Committee.

2003 OfficeMax Incentive and Performance Plan

The OfficeMax Compensation Committee granted short-term incentive awards to OfficeMax’s executive management under the 2003 OMIPP based on the 2013 performance of OfficeMax. In addition, prior to the closing of the merger, the OfficeMax Compensation Committee determined that it would not be feasible to measure the results of its pre-determined performance targets after the merger. Accordingly, the OfficeMax Compensation Committee locked achievement of the performance targets at 100% of the target under the 2003 OMIPP. Upon assuming this plan upon the closing of the merger, the Committee approved a payment at 100% of the target for Mr. Saligram and Ms. O’Connor based on a pre-merger determination by the OfficeMax Compensation Committee. Following the closing of the merger, Mr. Saligram was paid his bonus at target in the amount of $920,000, pursuant to the terms of the 2003 OMIPP and his 2013 Annual Incentive Award Agreement. In November 2013, Ms. O’Connor also received her bonus at target in the amount of $180,000, pursuant to the terms of the 2003 OMIPP and her 2013 Annual Incentive Award Agreement.

Prior to the merger, Mr. Saligram and Ms. O’Connor held outstanding awards under the 2003 OMIPP, which we assumed in connection with the merger. The outstanding awards under the 2003 OMIPP include restricted stock unit (each, an “RSU” and collectively, “RSUs”) and performance share awards granted by OfficeMax that were converted using the exchange ratio set forth in the merger agreement into outstanding awards of Office Depot common stock upon Mr. Saligram’s and Ms. O’Connor’s commencement of employment with the company. As required by the merger agreement, the outstanding share awards were converted into time-based awards that vested or will vest at target levels at the originally schedule vesting date.

Upon Mr. Saligram’s departure from the company, all of his unvested grants accelerated. For further information concerning Mr. Saligram’s compensation upon his departure from the company, please refer to the section, “Agreements with Former Executive Officers” later in this proxy statement.

Employment and Other Agreements Assumed in the Merger

Upon the closing of the merger when Mr. Saligram became our co-CEO, the company assumed all outstanding compensatory arrangements between Mr. Saligram and OfficeMax, including an Employment Agreement and Change in Control Agreement. Upon Mr. Saligram’s departure from the company on November 13, 2013, Mr. Saligram was entitled to certain compensation and benefits, including severance, medical insurance, and other welfare benefits, pursuant to the terms of his Employment Agreement and Change in Control Agreement, which were described in his Release Agreement with the company. For further information concerning Mr. Saligram’s compensatory arrangements upon his departure from the company, please refer to the section, “Agreements with Former Executive Officers” later in this proxy statement.

Upon the closing of the merger when Ms. O’Connor became our co-CFO, the company assumed all outstanding compensatory arrangements between Ms. O’Connor and OfficeMax, including a Change in Control Agreement and two OfficeMax Performance-Based Retention Bonus Agreements. On November 15, 2013, we made an award of $162,500 to Ms. O’Connor in connection with our assumption of her OfficeMax Performance-Based Retention Bonus Agreements. On December 17, 2013, Ms. O’Connor executed a letter agreement with the company confirming her agreement to remain employed as our Senior Vice President, Integration, but without waiving her rights under her Change of Control Agreement with OfficeMax dated December 11, 2008. As such, because Ms. O’Connor’s duties as our Senior Vice President, Integration constituted a diminution of her duties as Chief Accounting Officer without her consent, Ms. O’Connor became entitled to the severance benefits set forth in her Change in Control Agreement, as of January 10, 2014. For further information concerning Ms. O’Connor’s compensatory arrangements, please refer to the section, “Agreements with Deborah O’Connor as Senior Vice President, Integration” later in this proxy statement.

While these benefits were paid by the company after the merger, the compensation arrangements were determined prior to the merger by the OfficeMax Compensation Committee with no input from our pre-merger Compensation Committee.

Post-Merger Compensation Programs

Following the completion of the merger, the Compensation Committee engaged F.W. Cook to assist us in developing a new compensation program for our newly selected CEO and CFO, taking into account the scope of each executive’s role in light of the combined company’s size and complexity and to encourage retention.

Prior to the completion of the merger, both F.W. Cook (who served as the compensation consultant for OfficeMax’s Compensation Committee) and the Hay Group jointly developed a new peer group for purposes of benchmarking CEO and CFO compensation, given the larger size of the combined company. The new peer group consisted of 20 companies across several industries that shared multiple characteristics with Office Depot and included, (i) companies proposed by legacy Office Depot and legacy OfficeMax Compensation Committees for purposes of pre-merger benchmarking; (ii) legacy Office Depot and legacy OfficeMax peer group companies; (iii) Staples’ peer group; and (iv) other companies with similar business models to Office Depot (collectively, the “Interim Peer Group”).

The Interim Peer Group consisted of the following companies: ARAMARK Corporation, Arrow Electronics, Inc., AutoNation, Inc., Avnet, Inc., Bed, Bath & Beyond Inc., Best Buy Co., Inc., Dollar General Corporation, Family Dollar Stores, Inc., GameStop Corporation, Gap Inc., Genuine Parts Company, J.C. Penney Co., Inc., Kohl’s Corporation, L Brands, Inc., Macy’s, Inc., Rite Aid Corporation, Staples, Inc., Tech Data, Inc., TJX Companies, Inc. and W.W. Grainger, Inc. The Company’s pro forma revenues following the merger approximated the median of the Interim Peer Group.

Upon F.W. Cook’s review and analysis of the Interim Peer Group, F.W. Cook assisted the CEO Search Committee in developing and negotiating a new compensation program for our CEO and CFO. The compensation programs for our CEO and CFO were designed to support attraction and retention objectives, strongly align executive and long-term shareholder interests, and focus executives on achievement of key priorities to be achieved during the first couple of months following the merger closing. Compensation levels and opportunities were developed taking into consideration the CEO/CFO market data, compensation levels and opportunities provided to the executives at their prior employers, as well as compensation levels and opportunities provided to legacy Office Depot and legacy OfficeMax CEOs. Although the compensation packages of the CEO and CFO were not benchmarked to particular levels of the Interim Peer Group, the peer group information was used to create compensation arrangements for the CEO and CFO. The CEO Search Committee also considered the availability of executive talent with the requisite skill set to capture the expected synergies, as well as to develop and execute a strategic plan to grow revenues, improve margins and profitability and increase long-term shareholder value. After the CEO Search Committee had developed and negotiated the CEO and CFO compensation packages with the assistance of independent counsel and F.W. Cook, the Compensation Committee reviewed and approved the final terms of the CEO and CFO packages.

In January 2014, the Compensation Committee increased the base salary and bonus target payout for Ms. Garcia and Mr. Allison in order to bring their targeted cash compensation to the median of the pre-merger Peer Group based on market data prepared by the Hay Group. Accordingly, Ms. Garcia’s base salary and bonus target payout increased from $500,000 to $575,000 and 70% to 75%, respectively, and Mr. Allison’s base salary and bonus target payout increased from $450,000 to $525,000 and 70% to 75%, respectively. Except as set forth herein, the Compensation Committee has not made any other determinations with respect to the 2014 compensation program and continues to work to develop the new compensation philosophy for the combined company.

Compensation of Messrs. R. Smith and Hare

Chairman and CEO Compensation

In connection with his appointment as Chair and CEO of the combined company in November 2013, the Compensation Committee negotiated, and the Board of Directors approved, an Employment Agreement with Mr. R. Smith. Under the agreement, Mr. R. Smith is eligible to receive the following elements of compensation:

•	Base Salary. An annual base salary of $1,400,000, subject to annual review by the board for possible increase (but not decrease);

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Initial Performance Bonus. An initial performance bonus of up to $2,000,000 on March 15, 2014, with the amount paid to be determined by the Board based on Mr. R. Smith’s achievement of defined performance objectives set forth in the agreement. As previously disclosed, on February 19, 2014, the Board awarded Mr. R. Smith an initial performance bonus payment in the amount of $2,350,000 due to the fact that he exceeded the performance objectives.

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Bonuses. Beginning in 2014, Mr. R. Smith will be eligible to receive an annual target bonus ranging from 150% up to 300% of his annual base salary based on achievement of certain performance goals to be established by the Board or the Compensation Committee.

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Initial Option Grant. On the effective date of the agreement, Mr. R. Smith was granted a ten-year non-qualified option to purchase 1,500,000 shares of the company’s common stock as an inducement to accept employment. The option vests in three equal annual installments beginning on the first anniversary of the grant date.

•

Initial RSU Grants. On the effective date of the agreement, Mr. R. Smith was granted 1,199,616 RSUs with a grant date value of $6.25 million. This grant is intended to cover awards for 2014 and 2015. These RSUs vest on the third anniversary of their grant date.

•

Initial Performance Shares Grant. On the effective date of the agreement, Mr. R. Smith was granted 1,199,616 performance shares with a grant date value of $6.25 million. This grant is intended to cover awards for 2014 and 2015. Mr. R. Smith will be eligible to earn the shares of common stock into which these performance shares convert after the end of the three-year performance period.

•

Other Long-Term Incentive Compensation. Commencing with the company’s 2016 fiscal year, Mr. R. Smith will be eligible to receive equity awards on a basis no less favorable than is provided to other executives of the company.

•

Employee Benefits. During the term of the agreement, Mr. R. Smith will be eligible to participate in all employee benefit plans, practices and programs maintained by the company, on a basis which is no less favorable than is provided to other executives of the company.

•

Miscellaneous. Mr. R. Smith will also be eligible for reimbursement of relocation expenses on the terms set forth in the agreement. The company agreed to pay legal fees for services incurred by Mr. R. Smith in negotiating and entering into his employment agreement and related agreements in the amount of $50,000. The Board later approved the payment of an additional $15,146.50 for such legal fees. Mr. Smith also participates in the company’s Executive Car Allowance Program which currently includes a bi-weekly car allowance of approximately $960.

Mr. R. Smith’s 2013 annual base salary is $1,400,000, and as shown in the Summary Compensation Table below, was pro rated for his actual service in 2013. Mr. R. Smith’s 2014 target total direct compensation is $9.75 million, consisting of $1.4 million salary, $2.1 million target bonus and $6.25 million in annualized long-term incentives. The value of the initial option grant is not included in target total direct compensation because it was intended to serve as an inducement to accept employment with Office Depot. The Compensation Committee benchmarked the Chair and CEO’s 2014 target total direct compensation to approximate the median of CEO compensation in the Interim Peer Group.

In determining Mr. R. Smith’s compensation, the Committee recognized his important role in building the management team of the combined company and leading the company through critical steps in the post-merger integration process. Accordingly, the Compensation Committee structured the elements of Mr. R. Smith’s compensation to incentivize him to achieve specific goals within his first weeks as Chairman and CEO. The initial performance bonus opportunity outlined in his agreement, included the following performance objectives to be achieved prior to or as of December 31, 2013: (i) recommend to the Board the location of company’s principal executive office following the completion of the merger, (ii) make progress on the selection of the company’s post-merger senior executive team; and (iii) make progress on development of a company budget for calendar year 2014.

In addition, the Compensation Committee believed it was critical that the CEO’s compensation be tied to increasing shareholder value. This was accomplished through the grant of the initial option award, and the initial RSU and performance share awards, which vest based on performance in the company’s stock and the company’s operations over a three-year period. These equity grants are therefore intended to incentivize Mr. R. Smith to create long-term value for the company’s long-term shareholders.

Executive Vice President and CFO Compensation

In connection with his appointment as Executive Vice President and CFO of the combined company in December 2013, the Compensation Committee approved an employment Letter Agreement with Mr. Hare. Under the agreement, Mr. Hare is eligible to receive the following elements of compensation:

•	Base Salary. Mr. Hare will receive an annual base salary of $750,000, which may be increased from time to time.

•

Initial Performance Bonus. A lump sum cash initial performance bonus of up to $500,000 based upon his achievement of the following performance objectives prior to December 31, 2013: (i) progress on the selection of the company’s Finance team; and (ii) progress on the development of a company budget for 2014. As previously disclosed, in February 2014, as he met the performance objectives in the required timeframe, the Compensation Committee, based on the CEO’s recommendation, awarded Mr. Hare $500,000 as the amount of his initial bonus payment.

•

Bonuses. Beginning in 2014, Mr. Hare will be eligible to receive an annual target bonus equal to 85% and up to 170% of his base salary based on achievement of performance goals established by the company’s Compensation Committee.

•

Initial Option Award. On the effective date of the agreement, Mr. Hare was granted a ten-year non-qualified option to purchase 500,000 shares of the company’s common stock, par value $ .01 per share as an inducement to accept employment. The option vests in three equal annual installments beginning on the first anniversary of the grant date.

•

RSU Award. On the effective date of the agreement, Mr. Hare was granted 229,533 RSUs with a grant date fair value of $1,228,000. This grant is intended to cover an inducement award of 80,000 RSUs as well as his awards for 2014. These RSUs vest on the third anniversary of their grant date.

•

Initial Performance Share Units Award. On the effective date of the agreement, Mr. Hare was granted 149,533 performance share units with a grant date fair value of $800,000. Mr. Hare will be eligible to earn the shares of common stock into which these performance shares convert after the end of the three-year performance period.

•

Other Long-Term Incentive Compensation. Commencing with the company’s 2015 fiscal year, Mr. Hare will be eligible to receive equity awards on a basis no less favorable than is provided to other similarly situated executives of the company.

•

Employee Benefits. Mr. Hare will be eligible to participate in the company’s benefit programs, on a basis no less favorable than is provided to other similarly situated executive officers of the company.

•

Change in Control Agreement. Following the effective date of the agreement, Mr. Hare will be provided a change in control agreement, which agreement will provide for severance benefits in the event that he is involuntarily terminated without cause or voluntarily terminated with good reason following a change in control, as will be defined therein.

•

Miscellaneous. Mr. Hare participates in the company’s Executive Car Allowance Program which currently includes a bi-weekly car allowance of $600. In addition, Mr. Hare will be eligible to participate in the company’s corporate relocation program. Legal fees were paid by the company for services incurred by Mr. Hare in negotiating and entering into the employment letter agreement and related agreements in the amount of $20,000.

Mr. Hare’s 2013 annual base salary is $750,000, and as shown in the Summary Compensation Table below, was pro rated for his actual service in 2013. Mr. Hare’s 2014 target total direct compensation is $2.988 million, consisting of $750,000 salary, $637,500 target bonus and $1.6 million in annualized long-term incentives. The value of the initial option award is not included in target total direct compensation because it was intended to serve as an inducement to accept employment with Office Depot. The Compensation Committee benchmarked the CFO’s 2014 target total direct compensation to be within the median range of CFO compensation in the Interim Peer Group. Mr. Hare’s target total direct compensation has a strong performance orientation with 60% subject to achievement of performance goals and/or changes in company stock price.

In addition, the Compensation Committee believed it was critical that the CFO’s compensation be tied to increasing shareholder value. This was accomplished through the grant of the initial option award, the initial RSU award and the initial performance share award. These awards vest based on performance and service requirements and are intended to incentivize Mr. Hare to create value for the company’s long-term shareholders.

Pay-For-Performance

The Compensation Committee views the total mix of compensation for our NEOs in 2013, which includes a significant portion contingent upon the achievement of performance targets or linked to the creation of shareholder value. The Compensation Committee believes that each of these elements provides meaningful rewards to the NEOs and are key drivers in the company’s short-term and long-term success.

As seen in the chart below, and as earlier discussed, a significant portion of our targeted compensation for our NEOs (other than our CEO), who were employed with the company on December 31, 2013, was performance-based. More specifically, the compensation mix for Messrs. Hare, Schmidt, Allison, and Ms. Garcia is reflected in the chart below.

Mr. Hare was appointed CFO of the Company on December 2, 2013 and is eligible to receive a lump sum cash initial performance bonus of up to $500,000. This initial performance bonus is not reflected in the chart. The compensatory arrangements for Mr. Hare did not allot for an annual target bonus in 2013 under the terms of the 2013 Incentive Plan.

Effective November 12, 2013, Mr. Smith was appointed Chairman and CEO of the company and in determining Mr. Smith’s compensation, the Committee recognized his important role in building the management team of the combined company and leading the company through the post-merger integration process. However, Mr. Smith was not eligible to participate in the 2013 Annual Cash Bonus Plan or Long-Term Incentive Program and therefore his 2013 compensation does not include any amounts with respect to said incentive programs.

Below is a breakdown of the fixed and variable components of Mr. Smith’s Pay-for-Performance compensation.

Fixed:

•	Base Salary. An annual base salary of $1,400,000

•	Initial RSU Grants. Mr. Smith was granted 1,199,616 RSUs at a Grant Price of $5.21 for a Total value of $6,250,000.

Variable:

•	Bonuses. Beginning in 2014, Mr. Smith will be eligible to receive an annual target bonus of 150% and up to 300% of his base salary, based on achievement of certain performance goals.

•	Initial Performance Shares Grant. Mr. R. Smith was granted 1,199,616 performance shares at a Grant Price of $5.21 for a Total value of $6,250,000.

•	Initial Option Grant. Mr. Smith was granted a ten-year non-qualified option to purchase 1,500,000 shares of the company’s common stock valued at $4,473,000.

Realized vs. Realizable Pay

We have included the Realizable Pay Table shown below in this CD&A to supplement the Summary Compensation Table. The Realizable Pay Table shows the total compensation for each element of compensation realized and realizable by Messrs. Schmidt and Allison, and Ms. Garcia, for fiscal year 2013. Messrs. Smith and Hare are not reflected in the Realizable Pay Table, as they joined our company in November and December of 2013, respectively, and as such, the great majority of their compensation has not yet been realized. The information shown in the last column of the Summary Compensation Table as “Total” compensation, and calculated under the SEC’s rules, includes several items that are driven by accounting and actuarial assumptions, and are not necessarily reflective of compensation actually realized and realizable by the NEO in fiscal year 2013. The final column in the exhibit below represents actual total direct compensation as a percentage of target total direct compensation for each year.

Realizable Pay Table

Executive	Title	Year (1)	Salary ($)	Bonus ($)	Actual Cash Compen- sation ($)	Target Cash Compen- sation ($)	LTI Realized (2)	LTI Realizable @$5.19 (2,3)	Target LTI (4)	Realizable Total Direct Compen- sation	Target Total Direct Compen- sation	% Total Direct Compen- sation
Steve Schmidt	President, International	2013	$675,000	$516,375	$1,191,375	$1,248,750	$—	$2,483,415	$3,327,750	$3,674,790	$4,576,500	80%
		2012	$625,000	$350,625	$975,625	$1,156,250	$357,548	$1,266,458	$1,692,000	$2,599,630	$2,848,250	91%
		2011	$637,019	$410,877	$1,047,896	$1,114,783	$179,166	$144,168	$650,672	$1,371,229	$1,765,455	78%

Elisa Garcia(5)	EVP, General Counsel	2013	$500,000	$315,000	$815,000	$850,000	$—	$1,301,652	$1,744,200	$2,116,652	$2,594,200	82%
		2012	$485,000	$224,070	$709,070	$824,500	$198,634	$703,588	$940,000	$1,611,292	$1,764,500	91%
		2011	$448,462	$269,974	$718,436	$762,385	$102,381	$82,381	$371,813	$903,198	$1,134,199	80%

Michael Allison(6)	EVP, Chief People Officer	2013	$450,000	$283,500	$733,500	$765,000	$—	$1,301,652	$1,744,200	$2,035,152	$2,509,200	81%

(1)	Fiscal year 2011 was 53 weeks and included an additional week of earnings.
(2)	All amounts shown in column are equity-based, with the exception of Fiscal Year 2012 which included performance cash.
(3)

Market value of unvested restricted stock awards computed by multiplying the number of shares by $5.19, the closing price of the company’s common stock on the NYSE on December 27, 2013, the last day the NYSE was open during the company’s 2013 fiscal year, which ended on December 28, 2013.

(4)

The dollar amounts reflect the aggregate grant date fair value of equity awards within the respective fiscal year in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for stock-based compensation. These amounts reflect the total grant date fair value for these awards, and do not correspond to the actual value that will be recognized by each of the NEOs when received.

(5)

In 2010, the company entered into a Retention Agreement with Ms. Garcia under which she is eligible to earn a retention payment of up to $1,500,000 payable in three equal installments, as long as she remains actively employed with the company until each Retention Payment Date. The payments to Ms. Garcia pursuant to the Retention Agreement were made on November 10, 2011, November 9, 2012 and November 12, 2013, respectively. Her retention payments were not included in the above table. The third payment to Ms. Garcia was made in November 2013.

(6)

In 2013, the company entered into a retention agreement with Mr. Allison under which he is eligible to earn a retention payment of up to $500,000 payable on June 30, 2014. This retention award is not reflected in the table.

Although the Compensation Committee did not rely on the information in the above table to make compensation decisions in years’ past, the information in such table was evident to the Compensation Committee. Furthermore, the information in the Realizable Pay Table helped the pre-merger Compensation Committee conclude that the present long-term incentive programs are working as intended. When the company is not performing, the executives will earn below targeted performance compensation.

Policies and Practices

The Compensation Committee continually monitors and, as appropriate, amends our policies and practices or adopts new policies and practices to ensure that executives are properly rewarded, executives’ compensation is aligned with that of the shareholders, and that best corporate governance practices are being implemented. The following is an example of some of our compensation policies and practices.

Incentive Plan Risk Review

The Compensation Committee and Audit Committee each reviews a report prepared by the company’s Internal Audit Department upon such Department’s review of the design of each of the incentive plans for our regions, certain classifications of employees and business lines, and other relevant plans. Such report assesses whether or not any inappropriate actions had been taken under such plans, or whether such plans had any features to incentivize risk taking.

The Committees jointly reported to the Board that they do not believe that any aspects of the compensation program encourage the NEOs to take unnecessary and excessive risks. Additionally, the financial goals set forth in the corporate annual cash bonus plan and the long-term incentive program are based upon performance targets that the Compensation Committee believes are attainable without the need to take inappropriate risks or make material changes to the company’s business or strategy. Furthermore, the Long-Term Incentive Plan awards vest over a three-year period to encourage a longer-term perspective. Finally, the equity component of the company’s compensation program, coupled with the company’s stock ownership guidelines, align executive and long-term shareholder interests because value is linked to changes in company stock price.

Recoupment Policy

In February 2010, the Board adopted a policy for recoupment of incentive compensation. The policy provides that if the company restates its reported financial results for any period beginning after January 1, 2010, the Board will review the bonus and other awards made to executive officers based on financial results during the period subject to the restatement. To the extent practicable and in the best interests of shareholders, the Board will seek to recover or cancel any such awards that were based on having met or exceeded performance targets that would not have been met under the restated financial results.

Anti-Hedging Policy

In February 2011, the Board adopted an anti-hedging policy which prohibits hedging transactions with respect to company securities by our Directors, executive officers and all other employees.

Stock Ownership Guidelines for NEOs

The Compensation Committee believes that the NEOs should maintain a meaningful equity interest in the company through the ownership of stock. As such, the following stock ownership guidelines are in place for our NEOs:

•	The CEO is expected to hold company stock equal to a multiple equal to six times his annual base salary; and

•	The other NEOs are expected to hold company stock equal to at least either 250,000 shares or a multiple equal to three times each individual’s annual base salary.

Our NEOs are required to meet the stock ownership requirements within five years of becoming a Section 16(b) officer of the company. In addition, the NEOs are only permitted to sell stock during the applicable five-year period prior to satisfying the required ownership requirement if they retain 50% of the net shares (after shares are disposed of to pay for taxes and acquisition). For purposes of determining compliance with these stock ownership guidelines, the following types of equity are considered:

•	Shares held outright (including restricted stock for which the restrictions have lapsed and shares purchased on the open market);

•	Unvested restricted stock subject to time vesting requirements only;

•	Vested RSUs; and

•	Difference between fair market value and exercise price for vested in-the-money stock options.

Typically, the Committee reviews these guidelines on an annual basis with the help of its independent compensation consultant, which provides benchmarking of our competitors and Peer Group for their respective organization’s stock ownership guidelines for their NEOs. However, with the pending merger with OfficeMax, the Committee decided to delay the review of the stock ownership guidelines until the post-merger period and assess at that time what the guidelines should be for a company of the combined company’s size and structure.

The current guidelines are deemed competitive according to market data. The Compensation Committee annually reviews each NEO’s progress toward meeting the ownership guidelines. As of March 2014, all of our currently employed NEOs satisfied their stock ownership requirements or were within their eligible time period to acquire stock.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally does not allow a tax deduction to public companies for compensation in excess of $1 million paid to the CEO or any of the other NEOs, excluding the CFO. Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance based” as defined in Code Section 162(m). The Compensation Committee strives to structure NEO compensation to come within the deductibility limits set in Code Section 162(m) whenever possible. However, the Compensation Committee believes that tax deductibility is but one factor to consider in developing an appropriate compensation package for executives. As a result, the Compensation Committee reserves and will exercise its discretion in this area to design a compensation program that serves the long-term interests of the company, but which may not qualify for tax deductibility under Code Section 162(m).

In fiscal year 2013, a portion of the compensation paid to Messrs. Schmidt and Allison, and Ms. Garcia, will not be deductible for tax purposes pursuant to Code Section 162(m). For fiscal year 2013, the lost deduction was approximately $1,136.000.

With respect to the 2014 compensation arrangements for our CEO, the Compensation Committee structured the grant of performance shares so this compensation would qualify for deduction under Section 162(m). However, there is no assurance that such compensation will be deductible as there may be changes in the Code or applicable regulations.

Regulatory Requirements

In addition to Code Section 162(m), the Compensation Committee considers other tax and accounting provisions in developing the pay programs for the NEOs, including:

•	The special rules applicable to fair value based methods of accounting for stock compensation; and

•	The overall income tax rules applicable to various forms of compensation.

While the Compensation Committee generally tries to compensate the NEOs in a manner that produces favorable tax and accounting treatment, the main objective is to develop fair and equitable compensation arrangements that appropriately incentivize, reward, and retain the NEOs.

Share usage requirements and resulting potential shareholder dilution from equity compensation awards is also considered by the Compensation Committee in determining the size of long-term incentive grants.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the 2013 fiscal year, the Compensation Committee was comprised of the following now-former directors, Ms. Marsha J. Evans (former Chair prior to the 2013 Annual Meeting), Messrs. W. Scott Hedrick, Raymond Svider and Nigel Travis and current directors, Mr. David M. Szymanski (Chair), and Messrs. V. James Marino, Jeffrey C. Smith and Michael J. Massey (former Chair prior to the merger). During the 2013 fiscal year, all members of the Committee were Independent Directors, and no member was an employee or former employee of the company. In addition, none of the company’s executive officers served on the board of directors or compensation committee (or other committee serving an equivalent function) of another entity whose executive officer served on the company’s Compensation Committee.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that it is specifically incorporated by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Compensation Committee of the Board of the company has reviewed and discussed this Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the company’s management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE:

David M. Szymanski (Chair)

V. James Marino

Michael J. Massey

Jeffrey C. Smith

COMPENSATION PROGRAMS RISK ASSESSMENT

In 2014, the Compensation Committee, in a joint meeting with the Audit Committee, assessed the company’s 2013 compensation programs and practices and concluded that such programs and practices do not create risks that are reasonably likely to have a material adverse effect on the company.

The company conducted a risk assessment that included a detailed qualitative and quantitative analysis of its compensation programs to which employees at all levels of the organization may participate, including the NEOs. The Compensation Committee also considers how the design of the company’s compensation programs compares to compensation programs maintained by our peer companies. Based on the company’s risk assessment, and the reviews done by the Compensation and Audit Committees, the Compensation Committee believes that the company’s 2013 compensation programs have been appropriately designed to attract and retain talent and properly incentivize employees to act in the best interests of the company.

The company’s programs are designed to ensure its employees, including the NEOs, are not encouraged to take unnecessary risks in managing the company’s business, such as:

•	Oversight of compensation programs (or components of programs) by the Compensation Committee;

•	Discretion provided to the Compensation Committee (including negative discretion) to set targets, monitor performance and determine final incentive award payouts;

•	Oversight of compensation programs (or components of programs) by a broad-based group of functions within the company, including the Human Resources, Legal and Internal Audit departments;

•	A variety of programs that provide focus on both short-and long-term goals and that provide a balanced mixture of cash and equity compensation;

•	Incentives focused primarily on the use of financial metrics based on the annual operating plan which is approved by the Board;

•	Service-based vesting conditions with respect to equity-based awards; and

•	An incentive pay recoupment policy which provides for recoupment of incentive compensation in the event of a financial restatement.

The company periodically monitors its incentive plans throughout the year to ensure that such plans do not encourage undue risk taking and appropriately balance risk and reward consistent with the company’s enterprise risk management efforts.

SUMMARY COMPENSATION TABLE FOR FISCAL YEARS 2011 – 2013

The following table provides information regarding the company’s Chief Executive Officer (Mr. Roland Smith) and former co-Chief Executive Officers (Messrs. Neil Austrian and Ravi Saligram), Chief Financial Officer (Mr. Stephen Hare) and former Co-Chief Financial Officers (Mr. Michael Newman and Ms. Deborah O’Connor), and the three other most highly compensated officers in 2013 (Mr. Steven Schmidt, Ms. Elisa D. Garcia C. and Mr. Michael Allison), determined in accordance with the applicable SEC disclosure rules. The table also provides information regarding one additional officer, Mr. Robert Moore, who would have been among the three most highly compensated executive officers if he had been an executive officer on December 28, 2013. The table provides information for 2011 and 2012 if the executive officer was included in the company’s Summary Compensation Table for those years. For the officers who came from OfficeMax (Mr. Ravi Saligram and Ms. Deborah O’Connor), the disclosure pertains to compensation of such officers subsequent to the merger.

Summary Compensation Table for Fiscal Years 2011 – 2013
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)	(j)
Named Officers and Principal Positions	Year	(1) Salary ($)	Bonus ($)		(2) Stock Awards ($)	(2) Option Awards ($)	(3) Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and NQ Deferred Compensation Earnings ($)	(4) All Other Compensation ($)	Total ($)
Roland Smith Chief Executive Officer	2013	$177,692	$2,350,000	(5)	$12,500,000	$4,473,000	$—	$—	$148,581	$19,649,273
Stephen Hare Chief Financial Officer	2013	$57,692	$500,000	(6)	$2,028,000	$1,525,000	$—	$—	$21,200	$4,131,892
Steven Schmidt President, International	2013	$675,000	$—		$3,327,750	$—	$654,375	$—	$92,898	$4,750,023
	2012	$625,000	$—		$578,160	$—	$488,625	$—	$66,297	$1,758,082
	2011	$637,019	$—		$355,832	$294,840	$410,877	$—	$106,097	$1,804,665
Elisa D. Garcia C. Executive Vice President, Chief Legal Officer	2013	$500,000	$500,000	(7)	$1,744,200	$—	$391,667	$—	$35,700	$3,171,567
	2012	$485,000	$500,000		$321,200	$—	$300,737	$—	$37,500	$1,644,437
	2011	$448,462	$500,000		$203,333	$168,480	$269,974	$—	$115,157	$1,705,406
Michael Allison(8) Executive Vice President, Chief People Officer	2013	$450,000	$—		$1,744,200	$—	$360,167	$—	$62,122	$2,616,489
Neil Austrian(9) Former Co-Chief Executive Officer	2013	$1,052,308	$—		$2,411,500	$—	$—	$—	$9,683,988	$13,147,796
	2012	$1,200,000	$—		$2,000,700	$—	$1,267,200	$—	$38,687	$4,506,587
	2011	$1,646,154	$—		$4,284,000	$—	$815,015	$—	$71,766	$6,816,935
Ravi Saligram(9) Former Co-Chief Executive Officer	2013	$24,769	$920,000	(10)	$—	$—	$—	$—	$3,680,000	$4,624,769
Michael Newman(9) Former Co-Chief Financial Officer	2013	$579,327			$2,677,503	$—	$—	$—	$3,095,906	$6,352,736
	2012	$625,000	$1,000,000		$513,920	$—	$465,625	$—	$20,600	$2,625,145
	2011	$637,019	$937,500		$355,832	$294,840	$410,877	$—	$81,134	$2,717,202
Deborah O’Connor Former Co-Chief Financial Officer	2013	$60,000	$342,500	(11)	$—	$—	$—	$—	$—	$402,500
Robert Moore(9) Former Chief Marketing and Merchandising Officer	2013	$625,000	$—		$2,295,000	$—	$—	$—	$3,416,698	$6,336,698

(1)	Column (c) is used to record salary amounts that include cash compensation earned by each NEO during fiscal years 2013, 2012 and 2011, as well as any amounts earned in those years but contributed into the 401(k) Plan at the election of the NEO.
(2)	The dollar amounts in columns (e) and (f) reflect the aggregate grant date fair value of equity awards granted within the fiscal year in accordance with FASB ASC Topic 718 for stock-based compensation. These amounts reflect the total grant date fair value for these awards, and do not correspond to the actual value that will be recognized as income by each of the NEOs when received. Assumptions used in the calculation of these award amounts are included in Notes 1 and 13 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 28, 2013. For 2013, the aggregate grant date fair value of equity awards reported in column (e) reflects the grant date fair value of performance-based stock units at the probable outcome plus the grant date fair value of time-vested restricted stock shares granted to the NEOs. The grant date fair value of the performance-based stock units at the maximum level of achievement would have been $9,375,000 for Mr. Smith, $1,200,000 for Mr. Hare, $2,495,813 for Mr. Schmidt, $1,308,150 for Ms. Garcia and Mr. Allison, $1,808,625 for Mr. Austrian, $2,008,128 for Mr. Newman and $1,721,250 for Mr. Moore. Mr. Smith will not be eligible for additional grants of long-term incentive awards until the 2016 fiscal year. Commencing with the company’s 2016 fiscal year Mr. Smith will be eligible to receive equity awards on a basis no less favorable than is provided to other executives of the company.
(3)

Unless otherwise specified in this footnote, the amounts in column (g) reflect cash awards earned under the 2013 Annual Cash Bonus Plan, which is previously discussed in more detail in the CD&A under the “2013 Annual Cash Bonus Plan” section. In addition, amounts also include the payout of the second tranche of performance cash from the 2012 Long-Term Incentive Program. For the 2013 Annual Cash Bonus Plan, the amount reported was based on performance during the first three quarters of fiscal year 2013 and was paid to the NEOs in March of 2014. The performance cash which was granted in 2012 and based upon fiscal year 2012 performance, is subject to vesting in the following manner: 1/3 of the award was paid to NEOs in March 2013 after the 2012 results were certified by the Compensation Committee, while the remaining 2/3 of the award will be paid in equal installments in each of March 2014 and 2015 provided that the NEO remains employed with the company. Accordingly, only 1/3 of the award is reported as earned by the NEOs in 2013.
(4)	The “Other Compensation Table for Fiscal Year 2013” that follows reflects the types and dollar amounts of perquisites, other personal benefits, and severance arrangements, as applicable, that were provided or paid to the NEOs, as applicable, during the fiscal year 2013. For purposes of computing the dollar amounts of the items listed in the following table, except as otherwise noted, the actual incremental costs to the company of providing the perquisites, other personal benefits, and severance arrangements to the NEOs was used. Each perquisite, other personal benefit, and severance arrangement included in the Table that follows is described in more detail in the narratives immediately following the Table.
(5)	The dollar amount in column (d) for Mr. Smith represents the amount earned as an initial performance bonus based on exceeding the defined performance objectives set forth in his Employment Agreement, and was paid in March 2014. Additional details of Mr. Smith’s Employment Agreement are included in the “Summary of Executive Agreements and Potential Payments upon Termination or Change of Control” section.
(6)	The dollar amount in column (d) for Mr. Hare represents the amount earned as an initial performance bonus based on the achievement of defined performance objectives set forth in his Letter Agreement, and was paid in March 2014. Additional details of Mr. Hare’s Letter Agreement are included in the “CD&A” and “Summary of Executive Agreements and Potential Payments upon Termination or Change of Control” sections.
(7)	Pursuant to the terms of her Retention Agreement described under the “Summary of Executive Agreements and Potential Payments upon Termination or Change of Control” section, Ms. Garcia earned the third installment of her Retention Payment in November 2013.
(8)	Mr. Allison was not a named executive officer in fiscal years 2011 and 2012.
(9)	Messrs. Austrian and Saligram terminated employment with the company on November 13, 2013, Mr. Newman terminated employment with the company on December 2, 2013 and Mr. Moore terminated employment with the company on December 27, 2013. In connection with their termination of employment, Messrs. Austrian, Saligram, Newman and Moore were all entitled to a severance payment pursuant to the terms of their Change in Control Agreements, which are described under the “Summary of Executive Agreements and Potential Payments upon Termination or Change of Control” section. These severance payments, in addition to any other perquisites and personal benefits paid by the company, are disclosed in the “Other Compensation Table for Fiscal Year 2013” that follows.
(10)	The dollar amounts in column (d) for Mr. Saligram represents a payment made by the company pursuant to an OfficeMax annual incentive cash bonus plan which is previously discussed in more detail in the “CD&A” under the “2003 OfficeMax Incentive and Performance Plan” section. Under the terms of the award agreement payment was made at target following the closing of the merger in November 2013.
(11)	The dollar amounts in column (d) for Ms. O’Connor represent payments made by the company pursuant to an OfficeMax annual incentive cash bonus plan which is previously discussed in more detail in the “CD&A” under the “2003 OfficeMax Incentive and Performance Plan” section. Under the terms of the award agreements payments were made at target following the closing of the merger with the company in November 2013. This amount also includes the first half of a retention award paid to Ms. O’Connor in accordance with her retention agreement with OfficeMax which is previously discussed in more detail in the CD&A under the “Employment and Other Agreements Assumed in the Merger” section. Upon closing of the merger with the company, Ms. O’Connor received a retention award of $162,500.

OTHER COMPENSATION TABLE FOR FISCAL YEAR 2013

Other Compensation Table for Fiscal Year 2013
Summary Compensation Table, Column (i) Components
(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)
Named Officers	(1) Car Allowance	(2) 401k Match	(3) Personal Aircraft Usage	(4) Charitable Contributions	Severance		(5) Other	Total
Roland Smith	$3,173	$—	$26,528	$50,000	$—		$68,880	$148,581
Stephen Hare	$1,200	$—	$—	$—	$—		$20,000	$21,200
Steve Schmidt	$15,600	$5,100	$—	$30,000	$—		$42,198	$92,898
Elisa D. Garcia C.	$15,600	$5,100	$—	$15,000	$—		$—	$35,700
Michael Allison	$15,600	$5,100	$—	$—	$—		$41,422	$62,122
Neil Austrian	$—	$—	$174,417	$20,000	$9,489,571	(6)	$—	$9,683,988
Ravi Saligram	$—	$—	$—	$—	$3,680,000	(7)	$—	$3,680,000
Michael Newman	$14,400	$5,100	$—	$10,000	$3,066,406	(8)	$—	$3,095,906
Robert Moore	$15,600	$5,100	$—	$—	$3,395,998	(9)	$—	$3,416,698

(1)	The amounts in column (b) reflect the payments made to each NEO during fiscal year 2013 as part of the Executive Car Allowance Program.
(2)	The amounts in column (c) reflect the company cost of matching contributions under our 401(k) Plan of up to 2% of eligible compensation for the 2013 fiscal year up to the IRS annual compensation limits.

(3)	The amount in column (d) reflects the incremental cost of personal use of company-leased aircraft. The amount includes the actual cost of fuel and additives, per hour accruals of maintenance service plans, trip-related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, hangar or aircraft parking costs, certain other smaller variable costs for each personal trip leg plus an allocation of maintenance costs based on the per mile cost to maintain the aircraft multiplied by the number of personal miles flown. Fixed costs that would be incurred in any event to operate company aircraft (e.g., aircraft and hangar lease costs, depreciation, and flight crew salaries) are not included. With respect to Mr. Smith, the personal aircraft usage was related to his seeking housing in advance of his relocation to Boca Raton, Florida.
(4)	The amount in column (e) represents the cost of company matching contributions on behalf of the NEOs to eligible charitable organizations under the 2013 Executive Matching Gifts Program.
(5)	The amount in column (g) represents the value of all other perquisites and benefits received by the NEO during the 2013 fiscal year. For Mr. Smith, this amount includes the cost of temporary housing in the amount of $3,733 incurred following his initial move to the company’s headquarters location and legal expenses of $65,147 incurred on behalf of Mr. Smith for negotiating his Employment Agreement. For Mr. Hare, this amount includes legal expenses incurred on behalf of Mr. Hare for negotiating his Letter Agreement. The amounts for Messrs. Schmidt and Allison include the cost for personal expenses incurred while attending company-sponsored events in which their spouses accompanied them and the related gross-up payments ($9,332 with respect to Mr. Schmidt and $11,329 with respect to Mr. Allison) for those events. In addition, for Mr. Schmidt, the amount includes $19,952 for the cost of airline tickets for his spouse to travel with him on business trips.
(6)	On November 13, 2013, Mr. Austrian, former co-CEO, was terminated, and pursuant to his Change in Control Agreement, he is entitled to receive a severance payment of $7,939,571 which will be paid on May 13, 2014. The severance payment includes: 1) $6,240,000, which equates to two times the sum of his annual salary plus his 2013 annual bonus at target; 2) $1,683,692, which represents his 2013 pro-rata corporate bonus calculated at target as of his separation date; and 3) $15,879 which equates to 18 months times the monthly COBRA premium in effect on his separation date. In addition to the severance payment, Mr. Austrian also received his 2012 performance cash award of $1,550,000 which accelerated as a result of his termination. This payment of performance cash will be made on May 13, 2014.
(7)	On November 13, 2013, Mr. Saligram, former co-CEO, was terminated, and pursuant to his Change in Control Agreement, received a severance payment of $3,680,000 which equates to two times the sum of his annual bases salary in effect on the date of his termination plus his annual bonus at target. In addition to the severance payment, for the 24-month period following his termination date, the company will also maintain all life, disability, and accident insurance plans, programs, or arrangements, and financial counseling at the reimbursed rate of 150% of such premiums and fees paid by Mr. Saligram. COBRA will be reimbursed at the amount by which the monthly payment made by Mr. Saligram exceeds the active associate premium rates for medical and vision coverage, as well as an additional 50% of that amount. Mr. Saligram is also entitled to outplacement services for a period of 1 year following his termination in the amount of $100,000.
(8)	On December 2, 2013, Mr. Newman, former co-CFO, was terminated, and pursuant to his Change in Control Agreement, received a severance payment of $2,836,406 which was paid on December 20, 2013. The severance payment included: 1) $2,328,100, which equates to two times the sum of his annual salary in effect on the date of his termination plus his 2013 annual bonus at target; 2) $492,428, which represents his 2013 pro-rata corporate bonus calculated at target as of his separation date; and 3) $15,879 which equates to 18 months times the monthly COBRA premium in effect on his separation date. In addition to the severance payment, Mr. Newman also received his 2012 performance cash award of $230,000 which accelerated vesting as a result of his termination. This payment of performance cash will be made in equal installments on March 16, 2014 and March 16, 2015, according to the payment terms specified in the 2012 Cash Plan document. Mr. Newman is also entitled to 24 months of outplacement services valued at $30,000.
(9)

On December 27, 2013, Mr. Moore, former Chief Marketing and Merchandising, was terminated, and pursuant to his Change in Control Agreement, received a severance payment of $2,711,998 which was paid on January 17, 2013. The severance payment included: 1) $2,187,500, which equates to two times the sum of his annual salary in effect on the date of his termination plus his 2013 annual bonus at target; 2) $468,750, which represents his 2013 pro-rata corporate bonus calculated at target as of his separation date; and 3) $24,548 which equates to 18 months times the monthly COBRA premium in effect on his separation date. In addition to the severance payment, Mr. Moore also received his 2012 performance cash award of $184,000 which accelerated vesting as a result of his termination. This payment of performance cash will be made in equal installments on March 16, 2014 and March 16, 2015 according to the payment terms specified in the 2012 Cash Plan document. As a result of his termination, Mr. Moore is also entitled to his retention award of $500,000 pursuant to the terms of his Retention Agreement. The retention payment will be made on June 30, 2014.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2013

Grants of Plan-Based Awards in Fiscal Year 2013
(a)	(b)		(c-e)			(f-h)			(i)	(j)	(k)	(l)
Named Officers	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares / Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	(1) Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Roland Smith	11/12/2013	(2)				—	1,199,616	1,799,424				$6,250,000
	11/12/2013	(3)							1,199,616			$6,250,000
	11/12/2013	(4)								1,500,000	$5.21	$4,473,000
Stephen Hare	12/2/2013	(2)				—	149,533	224,300				$800,000
	12/2/2013	(3)							229,533			$1,228,000
	12/2/2013	(4)								500,000	$5.35	$1,525,000
Steven Schmidt	12/29/2012	(5)	$258,188	$573,750	$1,004,063
	2/18/2013	(6)				90,625	362,500	543,750				$1,663,875
	2/18/2013	(7)							362,500			$1,663,875
Elisa D. Garcia C.	12/29/2012	(5)	$157,500	$350,000	$612,500
	2/18/2013	(6)				47,500	190,000	285,000				$872,100
	2/18/2013	(7)							190,000			$872,100
Michael Allison	12/29/2012	(5)	$141,750	$315,000	$551,250
	2/18/2013	(6)				47,500	190,000	285,000				$872,100
	2/18/2013	(7)							190,000			$872,100
Neil Austrian	12/29/2012	(5)	$864,000	$1,920,000	$3,360,000
	4/5/2013	(6)				81,250	325,000	487,500				$1,205,750
	4/5/2013	(7)							325,000			$1,205,750
Michael Newman	12/29/2012	(5)	$239,063	$531,250	$929,688
	2/18/2013	(6)				72,917	291,667	437,501				$1,338,752
	2/18/2013	(7)							291,667			$1,338,752
Robert Moore	12/29/2012	(5)	$210,938	$468,750	$820,313
	2/18/2013	(6)				62,500	250,000	375,000				$1,147,500
	2/18/2013	(7)							250,000			$1,147,500

(1)	Computed in accordance with FASB ASC Topic 718 for stock-based compensation. See Notes 1 and 13 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 28, 2013 regarding assumptions underlying valuation of equity awards. The grant date fair value of the equity incentive plan awards are based on the probable outcome at target. These amounts do not correspond to the actual value that will be recognized as income by each of the NEOs when received.
(2)	Represents an award of performance stock units granted pursuant to the 2003 OMIPP. NEOs are eligible to receive up to 150% of their respective target award based on specific performance measures for the 3-year period ending on December 31, 2016. These awards cliff vest at the end of the 3-year performance period and the NEO must remain continuously employed with the company through the end of this period. These awards are discussed in more detail in the “Summary of Executive Agreements and Potential Payments upon Termination or Change in Control” section.
(3)	Represents an award of RSUs granted pursuant to the 2003 OMIPP. The RSUs will vest in full on the third anniversary of the grant date, provided that each NEO is continuously employed by the company from the grant date through the anniversary date.
(4)	Represents an award of nonqualified stock options granted pursuant to the LTIP. The options have a 10-year contractual life and vest one-third on each of the first, second and third anniversaries of the grant date, provided that each NEO is continuously employed by the company from the grant date until each such anniversary date.
(5)

Column (c) reflects the minimum payments each NEO could expect to receive if the company reached at least its threshold performance goals in fiscal year 2013 under the 2013 Annual Corporate Bonus Plan. Threshold was set at 45% of target for all NEOs who were eligible. The Bonus Plan award was based upon the company’s ability to meet annual financial performance targets set by the Compensation Committee. Each of the company’s financial performance goals was targeted to pay out at 100% upon achievement. The amounts shown in column (d) reflect the target payments each NEO could receive if the company reached its performance target goals in 2013 under the 2013 Annual Corporate Bonus Plan.

Each NEO’s target annual bonus is expressed as a percentage of such officer’s bonus eligible earnings. For 2013, the target bonus percentage was 85% of annual bonus eligible earnings for Messrs. Schmidt and Newman, 70% for Ms. Garcia and Mr. Allison, 160% for Mr. Austrian and 75% for Mr. Moore. Maximum parameters were set at 175% of target. Performance below the Plan threshold resulted in no bonus being paid for that metric. Further description of the 2013 Annual Corporate Bonus Plan is discussed in the “2013 Annual Cash Bonus Plan” section.
(6)	Represents awards of performance stock units granted pursuant to the company’s 2007 Long-Term Incentive Plan (the “LTIP”). NEOs will be eligible to earn all or a portion or an amount in excess of their target share award based on the company’s financial performance targets for the company’s 2013 fiscal year relative to the threshold, target, and maximum levels established by the Compensation Committee for such fiscal year. In addition to the company satisfying at least the threshold performance condition, NEOs must also satisfy the service condition to become vested in their eligible award by remaining continuously employed by the company from the grant date until the vesting dates, which are the first, second, and third anniversaries of the grant date. Further description of each NEO’s 2013 long-term incentive award is discussed in the “2013 Long-Term Incentive Program” section.
(7)	Represents an award of RSUs granted pursuant to the company’s LTIP. The RSUs will vest one-third on each of the first, second and third anniversaries of the grant date, provided that each NEO is continuously employed by the company from the grant date until each such anniversary date.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END

Outstanding Equity Awards at 2013 Fiscal Year-End
	Option Awards							Stock Awards
(a)	(b)		(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)
Named Officers	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		(12) Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Roland Smith			1,500,000	(1)		$5.21	11/12/23
								1,199,616	(2)	$6,226,007	1,199,616	(2)	$6,226,007
Stephen Hare			500,000	(1)		$5.35	12/2/23
								229,533	(3)	$1,191,276	149,533	(3)	$776,076
Steven Schmidt	112,047	(4)				$28.7300	7/24/14
	300,000	(5)				$0.8500	3/4/16
	200,000	(6)				$7.7100	3/8/17
	200,000	(6)				$9.6380	3/8/17
	93,333	(7)	46,667			$5.3400	5/3/18
								27,778	(8)	$144,168
								109,500	(9)	$568,305
								478,500	(10)	$2,483,415
Elisa D. Garcia C.	75,000	(5)				$0.8500	3/4/16
	112,500	(5)				$1.0625	3/4/16
	112,500	(6)				$7.7100	3/8/17
	112,500	(6)				$9.6380	3/8/17
	35,466	(11)				$5.1300	6/8/17
	53,333	(7)	26,667			$5.3400	5/3/18
								15,873	(8)	$82,381
								60,834	(9)	$315,728
								250,800	(10)	$1,301,652
Michael Allison	15,000	(12)				$7.7100	3/8/17
	3,118	(11)				$5.1300	6/8/17
	16,666	(13)	8,334			$4.2700	5/3/18
	36,666	(14)	18,334			$5.3400	7/19/18
								15,874	(8)	$82,386
								60,834	(9)	$315,728
								250,800	(10)	$1,301,652
Neil Austrian	7,500	(15)				$17.5450	2/18/14
	44,155	(15)				$11.2700	3/5/15
	38,736	(15)				$0.8500	3/4/16
	400,000	(16)				$4.4300	11/2/17
	—										600,000	(17)	$3,114,000
Ravi Saligram(18)	2,970,284					$5.9600	11/13/14
	624,276					$5.5400	11/13/14
	1,037,401					$1.8300	11/13/14
Michael Newman	403,877	(19)				$6.8000	6/2/15
	200,000	(6)				$7.7100	6/2/15
	200,000	(6)				$9.6380	6/2/15
	140,000	(7)				$5.3400	12/2/14
Deborah O’Connor(18)	76,159					$1.5800	2/12/16
	53,891					$4.7700	2/11/17
	34,688		17,344			$5.5400	2/9/18
	22,987		45,976			$1.8300	2/16/19
								73,766		$382,846
Robert Moore	100,000	(20)				$5.3400	12/27/14

(1)	Represents grants of non-qualified stock options awarded to Messrs. Smith and Hare on November 12, 2013 and December 2, 2013, respectively, under the 2007 Long-Term Incentive Plan (the “LTIP”) as part of their sign-on with the company. These options vest in three equal installments on the first, second and third anniversaries of the grant date.

(2)	On November 13, 2013, Mr. Smith was granted two awards under the 2003 OMIPP. The first grant consists of 1,199,616 performance shares at target with an eligible payout of up to 150% of the target shares based on the achievement of certain financial measures established by the Compensation Committee over the 3-year performance period ending on December 31, 2016. Mr. Smith received an additional grant of 1,199,616 time-vested RSUs with a service period ending on November 12, 2016. The payout of the performance grant is dependent upon the attainment of the specific metrics established by the Committee. These grants are intended to cover long-term incentives for 2014 and 2015.
(3)	On December 2, 2013, Mr. Hare was granted two awards under the OMIPP. The first grant consists of 149,533 performance shares at target with an eligible payout of up to 150% of the target shares based on the achievement of certain financial measures established by the Committee over the 3-year performance period ending on December 31, 2016. Mr. Hare received an additional grant of 229,533 time-vested RSUs with a service period ending on December 2, 2016. The payout of the performance grant is dependent upon the attainment of the specific metrics established by the Committee. This grant is intended to cover long-term incentives for 2014.
(4)	Represents non-qualified stock options granted to Mr. Schmidt on July 24, 2007 under the LTIP as part of his sign-on with the company. These awards vested in three equal annual installments beginning on the first anniversary of the grant date.
(5)	Represents an annual grant of non-qualified stock options awarded on March 4, 2009 under the LTIP. 50% of the grant consisted of at-the-money options and 50% consisted of premium-priced options. The options vested in three equal annual installments beginning on the first anniversary of the grant date.
(6)	Represents an annual grant of non-qualified stock options awarded on March 8, 2010 under the LTIP. 50% of the grant consisted of at-the-money options and 50% consisted of premium-priced options. The options vested in three equal annual installments beginning on the first anniversary of the grant date.
(7)	Represents an annual grant of premium-priced non-qualified stock options awarded on May 3, 2011 under the LTIP which vests in three equal annual installments beginning on the first anniversary of the grant date.
(8)	Represents an annual grant of time-vested restricted stock awarded on May 3, 2011 under the LTIP which vests in three equal installments beginning on the first anniversary of the grant date.
(9)	Represents two grants awarded on March 16, 2012 under the LTIP. The first grant of restricted stock shares is subject to vesting based on a service requirement, and the second grant of RSUs is subject to vesting based on both performance and service requirements. The service component under both awards requires that the shares vest in three equal annual installments beginning on the first anniversary of the grant date. The performance component under the second grant was based on a financial metric for the company’s 2012 fiscal year. Performance attainment was 46%.
(10)	Represents two grants awarded on March 14, 2013 under the LTIP. The first grant of restricted stock shares is subject to vesting based on a service requirement, and the second grant of RSUs is subject to vesting based on both performance and service requirements. The service component under both awards requires that the shares vest in three equal annual installments beginning on the first anniversary of the grant date. The performance component under the second grant was based on a financial metric for the company’s 2013 fiscal year. Performance attainment was 32%.
(11)	Represents new at-the-money non-qualified stock options granted in exchange for old out-of-the-money non-qualified stock options as part of the Offer to Exchange that the company offered to its employees on June 8, 2010. Because Ms. Garcia and Mr. Allison were not NEOs for 2009, they were able to participate in the exchange. The exchanged options vest pursuant to the terms of the LTIP.
(12)	Prior to his appointment to the executive committee in July of 2011, Mr. Allison was granted at-the-money non-qualified stock options on March 8, 2010 under the LTIP as part of the annual grant to non-executives. These options vested in three equal annual installments beginning on the first anniversary of the grant date.
(13)	Prior to his appointment to the executive committee in July of 2011, Mr. Allison was granted at-the-money non-qualified stock options on May 3, 2011 under the LTIP as part of the annual grant to non-executives. These options vest in three equal installments beginning on the first anniversary of the grant date.
(14)	Upon his appointment to the executive committee, Mr. Allison was granted premium-priced non-qualified stock options on July 19, 2011 under the LTIP. These options vest in three equal installments beginning on the first anniversary of the grant date.
(15)	Represents annual grants of non-qualified stock options made to Mr. Austrian as part of his compensation for serving on the Board of Directors for prior years.
(16)	Represents a grant of non-qualified stock options on November 2, 2010 pursuant to and subject to the terms of the company’s LTIP. Additionally, Mr. Austrian agreed to extend the scheduled vesting date for the unvested stock options to April 30, 2013 when he was named interim Chair and CEO.
(17)	Pursuant to Mr. Austrian’s 2011 Restricted Stock Award Agreement (Performance Vesting), the service condition related to his award has been deemed fully satisfied and the performance condition will continue to track until the award expires on April 30, 2014. Through the date of this filing, this award has not achieved either of its performance hurdles.
(18)	Stock options and RSUs outstanding for Mr. Saligram and Ms. O’Connor represent awards assumed by the company in connection with the merger. These shares vest according to their original terms over a period of one to three years.
(19)	Represents stock options granted to Mr. Newman on August 27, 2008 under the LTIP as part of his sign-on with the company. These options vested in three equal annual installments beginning on the first anniversary of the grant date.
(20)	Represents stock options granted to Mr. Moore on July 19, 2011 under the LTIP as part of his sign-on with the company. These options vested in three equal installments beginning on the first anniversary of the grant date. The final tranche vested in accordance with the Omnibus Amendment.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2013

Option Exercises and Stock Vested in Fiscal Year 2013
	Option Awards		Stock Awards
(a)	(b)	(c)	(d)		(e)
Named Officers	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($) (2)
Steve Schmidt	300,000	$1,323,136	82,528		$327,603
Elisa D. Garcia C.			46,289		$183,714
Michael Allison	36,667	$173,655	46,289		$188,516
Neil Austrian			1,839,000	(3)	$8,386,440
Ravi Saligram			1,583,735		$8,826,968
Mike Newman	300,000	$1,213,125	590,444	(4)	$3,053,107
Bob Moore			482,499	(5)	$2,444,044

(1)	Value of options calculated by multiplying the number of options by the difference between the fair market value of the company’s common stock on the NYSE on the exercise date and the exercise price.
(2)	Value of restricted stock calculated by multiplying the number of shares by the fair market value of the company’s common stock on the NYSE on the vesting date.
(3)	Of the shares acquired, 310,000 are subject to deferral and will be paid on May 13, 2014 and 104,000 were subject to deferral and were paid on February 19, 2014.
(4)	Of the shares acquired, 194,444 were subject to deferral and were paid on February 19, 2014.
(5)	Of the shares acquired, 166,666 were subject to deferral and were paid on February 19, 2014.

NONQUALIFIED DEFERRED COMPENSATION

Nonqualified Deferred Compensation
(a)	(b)	(c)	(d)	(e)	(f)
Named Officers	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	(1) Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Steve Schmidt(2)	—	—	$3,948	—	$31,794
Deborah O’Connor	—	—	$1,324	—	$57,935

(1)	Amounts shown in this column are not otherwise reported as compensation in the last completed fiscal year in the Summary Compensation Table. For Ms. O’Connor, the amount represents the earnings she received from an OfficeMax deferred compensation plan. Ms. O’Connor is able to continue contributing to this plan.
(2)	In 2008, as permitted under the Internal Revenue Code Section 409A transition rules, participants in the company’s non-qualified deferred compensation plans were provided with the ability to make an election to change the method of distribution of their accounts. Mr. Schmidt made an election in 2008 to change his account distribution method and instead received a full distribution of the account in July 2009. Following the distribution of the account, the remaining account balance reflects the company matching contributions that may not be withdrawn until at least six months after an NEO terminates service with the company.

Director Compensation

Annual Retainer Fee

In October 2010, the Compensation Committee set the 2011 compensation for the non-management Directors at an annual targeted economic value (“annual retainer fee”) of $200,000, with $75,000 to be in the form of cash, payable in equal quarterly installments at the end of each quarter during which the Director served; no deferrals of cash payments are permitted by the Directors. The remaining $125,000 of the annual retainer fee must be taken in the form of restricted stock or RSUs. The reason why our Director compensation program is structured to have the majority of the annual retainer fee payable in equity is to more closely align our Directors’ compensation with the interests of our shareholders. The equity payment is typically granted in a lump sum as soon as administratively practicable following the release of election results from the annual shareholder meeting, which is generally held in April, and vests immediately. However, as explained below, the vesting terms for Directors were changed in 2013 due to the uncertainty as to which Board members would continue service on the Board after the proxy contest and closing of the merger transaction. Directors may elect to defer the time of release or payment and/or the form of payment of any shares of restricted stock by converting such stock to RSUs based on the closing price of the company’s common stock on the date of grant, provided that they make the election in the prior calendar year or prior to becoming a new Director. By granting equity compensation to Directors using restricted stock or RSUs, the long-term interest of the Directors in the company is achieved without the additional risk created from the use of a stock option grant.

Because 2013 was an atypical year for the company, the Compensation Committee altered the granting and vesting terms of the restricted stock payment portion of the annual retainer fee. As previously mentioned, we entered into the merger agreement with OfficeMax in February 2013. However, in addition to the merger transaction, it became apparent by the first quarter of 2013 that we may become involved in a contested election for certain of our Directors. Furthermore, because of the merger transaction, the management and the Board decided that it was in the best interest of the company to delay the 2013 Annual Meeting to allow our shareholders to first vote on whether or not to move forward with the merger transaction. Therefore, our Special Meeting concerning the merger transaction was held in July 2013, and our 2013 Annual Meeting was held in August 2013.

As such, given the uncertainty as to which of our Directors would remain on the Board following the contested election and/or the closing of the merger transaction, the Compensation Committee recommended and the Board approved the following changes to the granting and vesting terms of the restricted stock payment of the annual retainer fee to our non-management Directors as follows:

Status of Board Member	Grant and Vesting Terms of Restricted Stock
BC Partners Directors	• No equity payments. See “Compensation to the BC Partners Directors” later in this proxy statement.

Non-BC Partners Directors who were Members in May 2013

•    $125,000, plus any applicable committee chair fees (excluding ad hoc committees), to be granted in full in restricted stock on May 6, 2013.

•    First half of the grant vested immediately and the second half of the grant would vest immediately following re-election to the Board at the 2013 Annual Meeting.

New Board Members Appointed Before the 2013 Annual Meeting

•    Pro-rata portion of $125,000, plus pro-rata portion of any applicable committee chair fees (excluding ad hoc committees), to be granted in full in restricted stock or (RSUs, if elected) effective as of the first day of Board service.

•    The pro-rata portion of what would otherwise be the first half of the grant would vest immediately upon grant and the second half would vest immediately following re-election to the Board at the 2013 Annual Meeting.

New Board Members Elected at the 2013 Annual Meeting

•    Pro-rata portion of $125,000, plus pro-rata portion of any applicable committee chair fees (excluding ad hoc committees), to be granted in full in restricted stock (or RSUs, if elected) following election to the Board at the 2013 Annual Meeting.

•    25% of the shares vested in full immediately upon grant and 75% of the shares would vest in full upon the earlier of the following dates to occur (i) the termination of the merger agreement with OfficeMax, (ii) the closing of the merger with OfficeMax, if the Director is appointed to the combined company Board, or (iii) the 2014 Annual Shareholder Meeting.

Status of Board Member	Grant and Vesting Terms of Restricted Stock
Legacy OfficeMax Board Members on the Combined Company Board

•    A grant of RSUs valued at $45,274, plus a pro-rata portion of any applicable committee chair fees (excluding ad hoc committees).

•    Equity award would be fully vested and granted in the form of RSUs to be delivered six months after termination of Board service.

With respect to other director compensation, the Lead Director and Audit Committee Chair each receive additional compensation of $25,000 annually for serving in those roles, the Compensation Committee Chair and Finance & Integration Chair each receive additional compensation of $20,000 annually for serving in their respective roles (except when the Finance Committee chair was a BC Partners representative, in which case, no additional retainer was paid), and the Corporate Governance and Nominating Committee Chair receives an additional $15,000 annually. The additional compensation for services as the Lead Director or as a committee chair must be taken in the form of restricted stock unless the Director elects to convert such restricted stock into RSUs under his or her annual election made in the prior year.

In addition, in 2013, the Compensation Committee recommended and the Board approved that Directors who were members of any special committees of the Board that may be formed from time to time (also referred to as “ad hoc committees”) and designated as eligible for a payment of fees, would be compensated in the form of cash at the end of their Committee’s service as follows: (i) $25,000 to the chair of any such special committee, and (ii) $15,000 to the other members of such special committees.

The current amount of the annual retainer fee for our non-management Directors was approximately at the median compensation of the boards of directors of our Peer Group for fiscal year 2010. Each year the Compensation Committee reviews our Directors’ Compensation Program. At its review in December 2013, and based on compensation provided to non-management directors of the Interim Peer Group, no changes were recommended to the dollar amount of the annual retainer fee payable to our non-management Directors for 2014.

Compensation to the BC Partners Directors

In 2009 when BC Partners purchased approximately 22% of the company’s outstanding equity, a separate compensation arrangement was established for the three BC Partners Directors that were added to the Board pursuant to the terms of the Investor Rights Agreement. Because these three BC Partners representatives were employed by BC Partners, we paid their compensation entirely in cash to BC Partners directly.

In July 2012, James Rubin, a BC Partners’ Board representative, resigned as a member of the Board. To replace Mr. Rubin, on July 24, 2012, BC Partners nominated, and the Board appointed, Eugene Fife to serve as a director until the next annual meeting of shareholders. Mr. Fife was re-elected at the Annual Meeting in 2013. Since Mr. Fife was neither a consultant nor employee of BC Partners, BC Partners waived the requirement under the Investor Rights Agreement that Mr. Fife, as one of their Board designees, be a BC Partners employee. Furthermore, since Mr. Fife was not a BC Partners employee, he received the equity portion of the annual retainer fee paid to our non-management Directors in 2013.

In November 2013, pursuant to the terms of our merger agreement and in connection with the closing of the merger transaction, BC Partners was required to divest their interest in our company, and all of the transaction documents, including our Investor Rights Agreement with BC Partners pursuant to which we were required to have BC Partners representatives on our Board, were terminated. As such, there are no BC Partners representatives on the combined company’s Board.

Director Stock Ownership Guidelines

Directors are required to own three times the Directors’ annual cash retainer, or $225,000 (excluding chair retainer fees). Directors have five years from the initial date of Board service in which to meet the ownership requirement. Furthermore, during the initial five-year period prior to the Director satisfying the required ownership,

Directors must retain 50% of net shares in any sale of our common stock (after shares are disposed of to pay for taxes and acquisition). The BC Partners representatives were not subject to these ownership guidelines since they were not granted equity pursuant to the Investor Rights Agreement.

Typically, the Compensation Committee reviews the stock ownership guidelines for our Directors annually, with the assistance from its independent compensation committee consultant, to ensure that such guidelines align with best market practices, including the practices of a majority of the company’s Peer Group, and with management’s ownership guidelines. However, during the 2013 fiscal year, due to the pending merger with OfficeMax, the Committee decided to delay the review of the stock ownership guidelines until the post-merger period and assess what the guidelines should be for companies the size of the combined company.

In addition, the Compensation Committee annually reviews each NEO’s progress toward meeting the ownership guidelines. As of March 2014, all of our Director’s satisfied their stock ownership requirements or were within their eligible time period to acquire stock.

Director Legacy Program

A predecessor company, Viking Office Products, Inc., established a director legacy program in 1996. Under this program, any member of the Viking board of directors was permitted to nominate one or more charitable organizations to receive a future charitable contribution from Viking in the amount of $1,000,000. A portion of the gift is made at the time of the Director’s retirement and the remainder is to be paid at the time of the Director’s death. In order to fund these charitable gift payments, Viking took out a life insurance policy on each Director’s life. In 1998, the company acquired Viking, and now the company is the owner and beneficiary of the policies. Director participants and their estates have no legal right to the policy or its proceeds. The company uses all of the proceeds of the life insurance policies to fund the charitable gifts designated by the Director participant. All of the premiums of the life insurance policies have been paid in full and no further premiums are required. There are no additional costs related to the maintenance of this program. Mr. Austrian was the only remaining participant in this program as he was the only Board member in 2013 who was also member of the Viking board of directors. In 2013, the company contributed $100,000 on behalf of the charitable organization designated by Mr. Austrian.

DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2013

Director Compensation Table for Fiscal Year 2013
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash ($)	(1)(2)(3) Stock Awards ($)	(4) Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and NQ Deferred Compensation Earnings ($)	(8) All Other Compensation (Total Other)	(5) Total
Justin Bateman(6)	$169,565	—	—	—	—	—	$169,565
Warren Bryant(7)	$11,538	$45,274	—	—	—	—	$56,812
Thomas Colligan(6)	$63,587	$150,000	—	—	—	$30,000	$243,587
Francesca Ruiz de Luzuriaga(7)	$11,538	$45,274	—	—	—	—	$56,812
Marsha Evans(6)	$48,303	$145,000	—	—	—	$30,000	$223,303
Eugene Fife(6)	$63,587	$125,000	—	—	—	$25,000	$213,587
Brenda Gaines(6)	$48,303	$125,000	—	—	—	—	$173,303
Rakesh Gangwal(7)	$11,538	$45,274	—	—	—	—	$56,812
Scott Hedrick(6)	$48,303	$165,000	—	—	—	—	$213,303
Cynthia Jamison(7)	$26,902	$87,500	—	—	—	—	$114,402
James Marino(7)	$11,538	$45,274	—	—	—	—	$56,812
Kathleen Mason(6)	$63,587	$125,000	—	—	—	—	$188,587
Michael Massey(7)	$26,902	$101,500	—	—	—	—	$128,402
Jeffrey Smith(7)	$26,902	$87,500	—	—	—	—	$114,402
Raymond Svider(6)	$169,565	—	—	—	—	—	$169,565
David Szymanski(7)	$11,538	$45,274	—	—	—	—	$56,812
Nigel Travis	$75,000	$153,000	—	—	—	$40,000	$268,000
Joseph Vassalluzzo(7)	$26,902	$87,500	—	—	—	—	$114,402

(1)	The dollar amounts in column (c) reflect the aggregate grant date fair value of equity awards granted within the fiscal year in accordance with the FASB Accounting Standards Codification Topic 718 for stock-based compensation. These amounts reflect the total grant date fair value for these awards, and do not correspond to the actual cash value that will be recognized by each of the Directors when received. See Notes 1 and 13 of the consolidated financial statements in our Annual Report regarding the underlying assumptions used in the valuation of equity awards.
(2)	The “Equity Compensation Paid to Directors for Fiscal Year 2013” table that follows represents the aggregate grant date fair value of awards of restricted stock granted to our Directors under the company’s LTIP in 2013. Annual awards are calculated by a dollar value that is then translated into restricted stock based on the closing stock price on the date of grant.
(3)	As of December 28, 2013, the following Directors held the number of RSUs convertible into shares of our common stock set forth beside his or her name: Warren Bryant 218,296, Thomas Colligan 35,129, Francesca Ruiz de Luzuriaga 201,997, Marsha Evans 96,148, Rakesh Gangwal 487,952, Scott Hedrick 117,473, James Marino 134,900, Michael Massey 24,325, David Szymanski 198,363, and Nigel Travis 50,607. All RSUs were fully vested as of December 28, 2013, but distribution is deferred until six months following the Director’s separation from service with the company. Please see the table “Equity Compensation Paid to Directors for Fiscal Year 2013” that follows for all equity granted in 2013.
(4)	As of December 28, 2013, the following Directors held options to purchase the following number of shares of our common stock set forth beside his or her name: Warren Bryant 1,178, Francesca de Luzuriaga 12,164, Marsha Evans 19,368, Brenda Gaines 81,499, Rakesh Gangwal 20,667, Scott Hedrick 36,591, and Kathleen Mason 56,013.
(5)	Except for the Directors who are representatives of BC Partners, the Directors receive annual compensation of: (a) $75,000 in cash, prorated for time in position, and (b) the remainder of the annual retainer fees and chair fees, if applicable, in restricted stock as discussed further in the “Director Compensation” section. The BC Partners Directors received their 2013 compensation entirely in cash.

(6)	Marsha Evans, Brenda Gaines and Scott Hedrick no longer served on the Board after the 2013 Annual Meeting on August 21, 2013. In conjunction with the appointment of the company’s Board of Directors upon the closing of the merger with OfficeMax on November 5, 2013, Board service for Justin Bateman, Thomas Colligan, Eugene Fife, Kathleen Mason and Raymond Svider ended.
(7)	Cynthia Jamison, Michael Massey, Jeffrey Smith and Joseph Vassalluzzo served on the Board beginning on August 21, 2013. Warren Bryant, Francesca Ruiz de Luzuriaga, Rakesh Gangwal, James Marino and David Szymanski were former OfficeMax Board members who were appointed to the company’s Board upon the closing of the merger with OfficeMax on November 5, 2013.
(8)	“All Other Compensation” consists of fees paid in cash to the Directors for serving on the merger transaction committee and/or the CEO selection committee.

EQUITY COMPENSATION PAID TO DIRECTORS FOR FISCAL YEAR 2013

Equity Compensation Paid to Directors for Fiscal Year 2013
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Directors	Grant Date	Option Awards for 2013	(1) Grant Date Fair Value of Option Awards for 2013	Stock Awards for 2013	Grant Date Fair Value of Stock Awards for 2013	(1) Total Value of Equity Awards for 2013
Warren Bryant	12/5/13	—	—	8,384	$5.40	$45,274
Thomas Colligan	5/6/13	—	—	37,975	$3.95	$150,000
Francesca Ruiz de Luzuriaga	12/5/13	—	—	8,384	$5.40	$45,274
Marsha Evans	5/6/13	—	—	36,709	$3.95	$145,000
Eugene Fife	5/6/13	—	—	31,646	$3.95	$125,000
Brenda Gaines	5/6/13	—	—	31,646	$3.95	$125,000
Rakesh Gangwal	12/5/13	—	—	8,384	$5.40	$45,274
Scott Hedrick	5/6/13	—	—	41,772	$3.95	$165,000
Cynthia Jamison	8/22/13	—	—	21,084	$4.15	$87,500
James Marino	12/5/13	—	—	8,384	$5.40	$45,274
Kathleen Mason	5/6/13	—	—	31,646	$3.95	$125,000
Michael Massey	8/22/13	—	—	21,084	$4.15	$87,500
	9/9/13	—	—	3,241	$4.32	$14,000
Jeffrey Smith	8/22/13	—	—	21,084	$4.15	$87,500
David Szymanski	12/5/13	—	—	8,384	$5.40	$45,274
Nigel Travis	5/6/13	—	—	31,646	$3.95	$125,000
	9/9/13	—	—	6,481	$4.32	$28,000
Joseph Vassalluzzo	8/22/13	—	—	21,084	$4.15	$87,500

(1)	Amounts are determined using the fair market value of the company’s common stock on the grant date. See footnote 2 in the previous “Director Compensation Table for Fiscal Year 2013” for additional information.

SUMMARY OF EXECUTIVE AGREEMENTS AND POTENTIAL PAYMENTS

UPON TERMINATION OR CHANGE IN CONTROL

The company has entered into employment agreements, offer letters, retention agreements and change in control agreements with the NEOs. During the 2013 fiscal year, in connection with the merger, amendments were made to certain of these agreements and some new agreements were put in place. Material items addressed in these agreements include the term of the arrangement (including renewal provisions), the elements of the executive’s compensation, the amounts and benefits payable on various termination events (including a change in control of the company) and restrictions relating to non-competition, non-solicitation and confidentiality of information imposed on the executive management, all of which are described in more detail below.

Key Definitions

Cause. The following actions constitute “cause” for all respective agreements described in this section. Differences reflect various combinations of the time at which agreements were reached, the level of the position and/or market conditions at the time of the initial hire:

Actions that Constitute “Cause”	Roland Smith (1)	Stephen Hare (2)	Steven Schmidt (3)	Michael Allison (4)	Elisa D. Garcia C. (5)
Willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the company or its affiliates	X	X
Engagement in illegal conduct or gross misconduct in violation of the company’s Code of Ethical Behavior			X	X	X
Embezzlement, misappropriation or fraud, whether or not related to executive’s employment with the company	X	X
Conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude	X	X
Willful failure to perform substantially executive’s duties (other than from incapacity due to physical or mental illness)	X	X
Willful and continued failure to perform substantially executive’s duties (other than from incapacity due to physical or mental illness), after written demand for substantial performance by the Board			X	X	X
Willful and continued failure to perform substantially executive’s duties (other than from incapacity due to physical or mental illness), after written demand for substantial performance by the CEO			X	X	X
Continued failure to perform substantially executive’s duties, after written demand for substantial performance			X		X(3)
Failure to comply with any valid and legal directive of the Board	X
Willful failure to comply with any valid and legal directive of the CEO		X
Willful violation of a material policy of the company	X	X
Willful unauthorized disclosure of confidential information (within the meaning of the confidentiality covenant executive was required to sign as a condition of employment with the company)		X
Material breach of any material obligation under any written agreement between executive and the company		X

(1)	As set forth in the Employment Agreement for Roland Smith dated November 12, 2013.
(2)	As set forth in the Letter Agreement for Stephen Hare dated December 2, 2013.
(3)	As set forth in the Change In Control Agreement dated December, 2010.
(4)	As set forth in the Retention Agreement for Michael Allison dated August 21, 2013.
(5)	As set forth in the Retention Agreement for Elisa D. Garcia C. dated November 2, 2010.

Good Reason. The following actions constitute “good reason” for all respective agreements described in this section. Differences reflect various combinations of the time at which agreements were reached, the level of the position and/or market conditions at the time of the initial hire:

Actions that Constitute “Good Reason”	Roland Smith (1)	Stephen Hare (2)	Steven Schmidt (3)	Michael Allison (4)	Elisa D. Garcia C. (3)
Purported termination of executive’s employment other than as expressly permitted by the agreement			X
Material diminution of executive’s authorities, duties or responsibilities	X	X	X	X	X
Material failure by the company to comply with the compensation and benefit provisions in the agreement			X		X
Material failure by the company to comply with any material provision of the agreement	X

Material change in the office or location at which executive is based or requiring executive to travel on company business to a substantially greater extent than required immediately prior to the change in control effective date

			X	X	X

Failure to nominate executive for election to the Board, the company’s removal of executive from the Board other than for cause, the company’s removal of executive from the position of Chairman of the Board, or the Board’s failure to elect or re-elect executive as Chairman of the Board

X
Material adverse change in the reporting structure applicable to executive	X
Change in the office or location at which executive is principally based by more than 25 miles without the prior written consent of the executive	X
Change in the office or location at which executive is principally based by more than 50 miles without the prior written consent of the executive		X
Material failure by the company to require the company’s successor to assume and perform the agreement	X	X	X		X
Reduction in executive’s base salary	X	X
Reduction in executive’s target bonus opportunity	X	X
Non-renewal of the agreement by the company	X
Material breach by the company of any material provision of the agreement		X

(1)	As set forth in the Employment Agreement for Roland Smith dated November 12, 2013.
(2)	As set forth in the Letter Agreement for Stephen Hare dated December 2, 2013.
(3)	As set forth in the Change In Control Agreement dated December, 2010.
(4)	As set forth in the Retention Agreement for Michael Allison dated August 21, 2013.

Change in Control. The following conditions constitute a “change in control” for all respective agreements described in this section. Differences reflect various combinations of the time at which agreements were reached, the level of the position and/or market conditions at the time of the initial hire:

Actions that Constitute “Change in Control”	Roland Smith (2)	Steven Schmidt (1)(3)	Michael Allison (4)	Elisa D. Garcia C. (1)(3)

If any person or group (other than an exempt person) becomes the beneficial owner of 30% or more of the combined voting power of the outstanding securities of the company without the approval of the company’s Board of Directors(2)

	X	X	X	X
If any person (other than an exempt person) is or becomes the “beneficial owner” of greater than 50% of the combined voting power of the outstanding securities of the company	X	X	X	X

If during any period of two consecutive years, individuals who were directors at the beginning of the period and any new directors whose election by the Board or nomination for election by the shareholders was approved by at least two-thirds of the directors then still in office cease for any reason to constitute a majority of the Board

	X	X	X	X
Upon consummation of a merger or consolidation of the company with any other corporation (subject to certain exceptions)	X	X	X	X
Upon a sale or disposition by the company of all or substantially all of the company’s assets, other than a sale to an exempt person	X	X	X	X
Upon approval by shareholders of a plan of complete liquidation or dissolution of the company	X	X	X	X

(1)	During the 2013 fiscal year, prior to the merger, any sale or transfer by BC Partners or their affiliates of their equity interest in the company, other than a sale with other shareholders, has been disregarded for purposes of this definition. Any acquisition, prior to the merger, by BC Partners or their affiliates of equity interests has been disregarded for purposes of the 30% threshold.
(2)	As set forth in the Employment Agreement for Roland Smith dated November 12, 2013.
(3)	As set forth in the Change In Control Agreement of the respective officer.
(4)	As set forth in the Change In Control Agreement for Michael Allison dated February 21, 2013.

Agreements with Roland Smith as Chairman and CEO

Following the merger, Mr. Roland Smith was appointed to serve as Chairman and Chief Executive Officer of the company. The company and Mr. Smith entered into an Employment Agreement on November 12, 2013.

Employment Agreement with Mr. R. Smith dated November 12, 2013

Pursuant to the agreement, Mr. R. Smith is eligible to receive the following:

•	Base salary of $1,400,000 per annum, subject to annual review by the Board for possible increase (but not decrease);

•	Annual target bonus equal to 150% or up to 300% of his base salary starting in 2014, based on achievement of certain performance goals to be established by the Board or the Compensation Committee; and

•	Certain benefits and perquisites.

Mr. R. Smith’s employment is terminable at will by either Mr. R. Smith or the company. If Mr. R. Smith’s employment is terminated because he does not extend the agreement, by the company for “Cause”, by Mr. R. Smith without “Good Reason”, automatically by Mr. R. Smith’s death or by the company due to “Disability” (as defined in the agreement), then Mr. R. Smith will be eligible to receive:

•	Any accrued but unpaid base salary;

•	Any accrued but unused vacation;

•	Earned but unpaid annual bonus for the most recently completed calendar year;

•	Reimbursement for unreimbursed business expenses; and

•	Any other employee benefits (excluding equity compensation) as to which he may be eligible, (collectively the “Accrued Items”).

However, Mr. R. Smith in no event will be eligible for severance or termination payments. If Mr. Smith is terminated without Cause or Mr. Smith terminates his employment for Good Reason, then Mr. Smith will be eligible to receive, subject to certain requirements and on the terms set forth in his agreement, the Accrued Items and:

•	Lump sum payment equal to two times the sum of his base salary and target bonus for the year in which the termination occurs;

•	Pro-rata annual bonus payment calculated based on actual performance for the year of termination; and

•	Reimbursement of COBRA payments for up to 18 months on the terms.

Mr. R. Smith’s severance benefits are not subject to mitigation or offset of future or potential earnings. The agreement also contains customary covenants regarding confidentiality, non-disclosure, non-competition, non-solicitation, non-disparagement, and proprietary rights.

Non-Qualified Stock Option Award Agreement with Mr. R. Smith Dated November 12, 2013

On November 12, 2013, the company entered into a 2013 Non-Qualified Stock Option Award Agreement with Mr. Smith. Pursuant to the agreement, the company granted Mr. Smith on November 12, 2013, an option to purchase 1,500,000 shares of company common stock at an exercise price of $5.21 per share, the closing price of the common stock on the NYSE on November 12, 2013. The option will vest and become exercisable with respect to 33% of the option shares on each of the first three anniversaries of the grant date. No portion of the option may be exercised after the options expiration date of November 12, 2023. Except as otherwise provided in the agreement, the option is subject to all the terms and conditions of the Office Depot, Inc. 2007 Long-Term Incentive Plan (the “2007 Plan”).

In general, upon termination of Mr. R. Smith’s employment, the portion of the option that is unvested on the termination date will be forfeited and cancelled upon termination and the portion of the option that is vested and exercisable will remain exercisable until the earlier of the expiration date and the date that is 12 months after the termination date.

However, if Mr. R. Smith’s employment with the company and its subsidiaries is terminated in certain circumstances, the option may vest or be forfeited and cancelled on other terms as described in the agreement.

Pursuant to the agreement, the option is subject to transfer restrictions and is subject to Mr. R. Smith’s compliance with the non-compete, confidentiality and non-solicitation covenants in his employment agreement.

As used in this description of the agreement and in the below descriptions of the RSU Agreement and the Performance Shares Agreement, the terms “Cause,” “Disability,” “Good Reason” and “Change in Control” have the meanings given to them in Mr. R. Smith’s employment agreement.

Restricted Stock Unit Award Agreement with Mr. R. Smith Dated November 12, 2013

On November 12, 2013, the effective date, the company also entered into a 2013 Restricted Stock Unit Award Agreement with Mr. R. Smith. Pursuant to the agreement, the company granted Mr. R. Smith 1,199,616 RSUs on November 12, 2013. The RSUs will vest on the third anniversary of the effective date of the agreement, if Mr. R. Smith is continuously employed by the company or any subsidiary of the company from November 12, 2013 until the third anniversary of the effective date of the agreement. The company will pay the vested portion of the RSUs to Mr. R. Smith within 30 days after his separation from service with the company and its subsidiaries (or six-months after his separation from service, if such delay is required by Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)), and any unvested portion of the RSUs will be forfeited on the date of such payment. Each payable RSU will be paid by the issuance to Mr. R. Smith of one share of company common stock. Except as otherwise provided in the agreement, the RSUs are subject to all the terms and conditions of the 2003 OMIPP.

In general, upon Mr. R. Smith’s separation from service with the company and its subsidiaries, the RSUs that are unvested on the separation date will be immediately forfeited. However, if Mr. R. Smith separates from service with the company and its subsidiaries in certain circumstances, the RSUs may vest on other terms as described in his agreement.

Pursuant to the agreement, the RSUs may not be transferred and are subject to Mr. R. Smith’s compliance with the non-compete, confidentiality and non-solicitation covenants in his employment agreement.

Performance Stock Unit Award Agreement with Mr. R. Smith Dated November 12, 2013

On November 12, 2013, the company entered into a 2013 Performance Share Award Agreement with Mr. R. Smith. Pursuant to the agreement, on the November 12, 2013, the effective date, the company granted Mr. R. Smith the right to earn shares of company common stock based upon satisfaction of certain performance measures. The target number of performance shares is 1,199,616. Except as otherwise provided in the agreement, the performance shares are subject to all the terms and conditions of the 2003 OMIPP.

Mr. R. Smith is eligible to earn up to 150% of his target award based on the level of the company’s achievement of performance measures for the performance period beginning on January 1, 2014, and ending on December 31, 2016 relative to threshold, target and maximum performance levels established by the Compensation Committee. If the company does not achieve the threshold performance level for a performance measure, the performance shares associated with that performance measure will be forfeited. If the company’s achievement level is at least equal to a performance measure’s threshold level, Mr. R. Smith will be eligible to receive a portion of the performance shares associated with the performance measure in an amount based on an interpolation model specified by the Compensation Committee.

The Compensation Committee will determine based on the company’s achievement the number of performance shares, if any, that Mr. R. Smith is eligible to earn, as soon as practicable after the performance period. In general, Mr. R. Smith will vest in the eligible award on the date the Compensation Committee determines the eligible award if he remains continuously employed by the company or any subsidiary of the company during the performance period, and he will immediately forfeit the performance shares upon his termination of such employment prior to the end of the performance period. However, if Mr. R. Smith’s employment with the company and its subsidiaries is terminated prior to the end of the performance period due to his death or Disability or without Cause or for Good Reason, Mr. R. Smith will vest in a pro-rata portion of the eligible award (if any) calculated on the basis set forth in the agreement.

In the event of a Change in Control, (i) with respect to any portion of the performance shares associated with performance measures that are market-based (as specified in agreement), performance shall be measured as of the effective date of the Change in Control, and (ii) with respect to any portion of the performance shares associated with non-market-based performance measures (as specified in the agreement), performance shall be deemed to be achieved at target.

In general, Mr. R. Smith will vest in the change in control award on the date the Compensation Committee determines the award if he remains continuously employed by the company or any subsidiary of the company from November 12, 2013 through the end of the performance period, and he will immediately forfeit the award upon his termination of such employment prior to the end of the performance period. However, if Mr. R. Smith’s employment with the company and its subsidiaries is terminated in certain circumstances, the award may vest or be forfeited on other terms as described in agreement.

Pursuant to the agreement, the performance shares may not be transferred and are subject to Mr.  R. Smith’s compliance with the non-compete, confidentiality and non-solicitation covenants in his employment agreement.

Agreements with Stephen Hare as Executive Vice President and Chief Financial Officer

The company and Mr. Stephen Hare entered into a Letter Agreement, effective December 2, 2013, that set forth the compensatory arrangements for Mr. Hare.

Letter Agreement with Mr. Hare dated December 2, 2013

Pursuant to the terms of the agreement, Mr. Hare is eligible to receive the following:

•	Base salary of $750,000 per annum, which may be increased from time to time;

•	Lump sum cash initial performance bonus up to $500,000, which will be determined by the Compensation Committee, based upon his achievement of certain performance objectives;

•	Annual target bonus equal to 85% or up to 170% of his base salary starting in 2014, based on achievement of performance goals established by the Board or the Compensation Committee;

•	Equity awards on a basis no less favorable than is provided to other similarly situated executives of the company, starting with the company’s 2015 fiscal year; and

•	Certain benefits and perquisites.

Mr. Hare’s employment is terminable at will by either Mr. Hare or the company. If Mr. Hare’s employment is involuntarily terminated by the company for no fault of his own, then he is eligible to receive the following:

•	Payment of 18 months of his base salary at the rate in effect on the date of his employment termination;

•

Payment of 18 times the difference between the company’s monthly COBRA for the type of company-provided group health plan coverage in effect for Mr. Hare on the date of termination and the applicable active employee charge for such coverage; and

•	Pro-rata annual bonus calculated based on actual performance for the year of termination.

Mr. Hare’s severance benefits are not subject to mitigation or offset of future or potential earnings.

Non-Qualified Stock Option Award Agreement with Mr. Hare Dated December 2, 2013

On December 2, 2013, the company also entered into an option agreement with Mr. Hare. Pursuant to the agreement, the company granted Mr. Hare an option to purchase 500,000 shares of company common stock at an exercise price of $5.35 per share, the common stock’s closing price on the NYSE on December 2, 2013. The option would vest and become exercisable with respect to 33% of the option shares on each of the first and second anniversaries of the grant date and as to all remaining option shares on the third anniversary of the grant date, provided that Mr. Hare is continuously employed by the company or a subsidiary of the company on each such anniversary date. No portion of the option may be exercised after its expiration date of December 2, 2023. Except as otherwise provided in the agreement, the option is subject to all the terms and conditions of the 2007 Plan.

In general, upon termination of Mr. Hare’s employment prior to the third anniversary of the option’s grant date, the portion of the option that is unvested on the termination date will be forfeited and cancelled. However, if Mr. Hare’s employment with the company and its subsidiaries is terminated in certain circumstances, the option may vest or be forfeited and cancelled on other terms.

If Mr. Hare terminates employment (i) by voluntarily terminating employment after completing at least five years of service, (ii) as a result of an involuntary termination without Cause, resignation for Good Reason, death, or termination on account of Disability, or (iii) due to Retirement (as defined in the 2007 Plan), then the portion of the option that is vested and exercisable on the termination date will remain exercisable until the earlier of its expiration date and the date that is 12 months after the termination date; otherwise, the portion of the option that is vested and exercisable on the date of termination will remain exercisable until the earlier of its expiration date and the date that is 90 days after the termination date.

Pursuant to the agreement, the option is subject to transfer restrictions and is subject to Mr. Hare’s compliance with the non-compete, confidentiality and non-solicitation covenants in the Associate Non-Competition, Confidentiality and Non-Solicitation Agreement.

As used in this description of the option agreement and in the below descriptions of the RSU Agreement and the Performance Shares Agreement, the terms “Cause,” “Disability,” “Good Reason” and “Change in Control” have the meanings given to them in the agreement.

Restricted Stock Unit Award Agreement with Mr. Hare Dated December 2, 2013

On December 2, 2013, the effective date, the company entered into an RSU agreement with Mr. Hare, pursuant to which the company granted Mr. Hare 229,533 RSUs. The RSUs will vest on the third anniversary of the effective date if Mr. Hare is continuously employed by the company or any subsidiary of the company from the effective date until the third anniversary of the effective date. Each vested RSU will be paid by the issuance to Mr. Hare of one share of common stock. Except as otherwise provided in the agreement, the RSUs are subject to all the terms and conditions of the 2003 OMIPP.

In general, upon Mr. Hare’s separation from service with the company and its subsidiaries, the RSUs that are unvested on the separation date will be immediately forfeited. However, if Mr. Hare separates from service with the company and its subsidiaries in certain circumstances, the RSUs may vest on other terms as described in the agreement.

Pursuant to the agreement, the RSUs may not be transferred and are subject to Mr. Hare’s compliance with the non-compete, confidentiality and non-solicitation covenants in the Associate Non-Competition, Confidentiality and Non-Solicitation Agreement.

Performance Share Award Agreement with Mr. Hare Dated December 2, 2013

As described above, the company entered into a Performance Share Agreement with Mr. Hare on December 2, 2013. Pursuant to the agreement, the company granted Mr. Hare on December 2, 2013, the right to earn performance shares based upon satisfaction of performance measures. The target award is 149,553 shares. Except as otherwise provided in the agreement, the performance shares are subject to all the terms and conditions of the 2003 OMIPP.

Mr. Hare is eligible to earn up to 150% of the target award based on the level of the company’s achievement of performance measures for the performance period beginning on January 1, 2014, and ending on December 31, 2016 relative to threshold, target and maximum performance levels established by the Compensation Committee. If the company does not achieve the threshold performance level for a performance measure, the performance shares associated with that performance measure will be forfeited. If the company’s achievement level is at least equal to the threshold level or above the target level for a performance measure, Mr. Hare will be eligible to earn a portion of, or increased number of performance shares relative to, the target award of the performance shares, as applicable, associated with the performance measure in an amount based on an interpolation model specified by the Compensation Committee.

The Compensation Committee will determine based on the company’s achievement the number of performance shares, if any, that Mr. Hare is eligible to earn, as soon as practicable after the performance period. In general, Mr. Hare will vest in the award on the date the Compensation Committee determines the award if he remains continuously employed by the company or any subsidiary of the company during the performance period, and he will immediately forfeit the performance shares upon his termination of such employment prior to the end of the performance period. However, if Mr. Hare’s employment with the company and its subsidiaries is terminated prior to the end of the performance period due to his death or Disability or without Cause or for Good Reason, Mr. Hare will vest in a pro-rata portion of the eligible award (if any) calculated on the basis set forth in the agreement.

In the event of a Change in Control, (i) with respect to any portion of the performance shares associated with performance measures that are market-based (as specified in the agreement), performance shall be measured as of the effective date of the Change in Control, and (ii) with respect to any portion of the performance shares associated with non-market-based performance measures (as specified in the agreement), performance shall be deemed to be achieved at target.

Pursuant to the agreement, the performance shares may not be transferred and are subject to Mr. Hare’s compliance with the non-compete, confidentiality and non-solicitation covenants in the Associate Non-Competition, Confidentiality and Non-Solicitation Agreement.

Agreements with Steven Schmidt as Executive Vice President and President, International

The company’s President, International, Mr. Steve Schmidt, is employed pursuant to the terms of an employment offer Letter Agreement dated July 10, 2007, which was subsequently amended effective December 31, 2008 to bring the agreement into compliance with Section 409A. The company is also a party to a Change in Control Agreement with Mr. Schmidt dated December 14, 2010.

Letter Agreement with Mr. Schmidt Dated July 10, 2007, As Amended Effective January 1, 2013

Pursuant to the terms of the agreement, Mr. Schmidt is eligible to receive the following:

•	Base salary of $625,000 per annum, subject to annual review by the Compensation Committee;

•	Right to participate in the company’s bonus plans and equity plans for senior executive officers; and

•	Certain benefits and perquisites.

During fiscal year 2013, the Compensation Committee approved an increase in Mr. Schmidt’s salary from $625,000 to $675,000. Mr. Schmidt’s target bonus percentage under the annual cash bonus plan remains at 85% of his base salary.

Mr. Schmidt’s employment is terminable at will by either Mr. Schmidt or the company. If Mr. Schmidt’s employment is involuntarily terminated by the company for no fault of his own, then he is eligible to receive the following:

•	Payment of 18 months of his annual base salary on the date of termination;

•	Payment of 18 times the company’s monthly COBRA premium for the type of coverage in effect for him on the date of termination;

•	Pro-rata target annual bonus for the year of termination; and

•	Target annual bonus for the calendar year prior to the year of termination, if the annual bonus for such year has not yet been paid as of the date of termination.

Mr. Schmidt’s severance entitlements are conditional upon his execution of a release of claims against the company and its affiliates, successors, and assigns, and his compliance with the terms of that release.

Mr. Schmidt is also permitted to bring his spouse on overseas business trips in recognition of the extensive travel required for his position.

Change in Control Agreement with Mr. Schmidt Dated December 16, 2010 and Amended February 21, 2013

The Change in Control Agreement between the company and Mr. Schmidt dated December 16, 2010, and amended on February 21, 2013, governs the terms and conditions of Mr. Schmidt’s employment with the company for the one-year period following the date of a Change in Control. On February 21, 2013, the agreement was amended to provide that the occurrence of the closing of the Merger Agreement will be deemed to constitute a “Change in Control” for the purposes of the Change in Control Agreement. The agreement was also amended so that the severance protection period under the agreement will continue until second anniversary of the closing. Upon the company’s termination of Mr. Schmidt during the severance protection period, without Cause, or upon Mr. Schmidt’s resignation for Good Reason prior to the closing, the agreement provides that Mr. Schmidt’s severance benefits would be triggered and Mr. Schmidt would be eligible to receive the following:

•	Certain accrued compensation, obligations and other benefits (as provided in the agreement);

•	Pro-rata portion of the target annual bonus;

•	Two times the sum of annual base salary and target annual bonus;

•	Payment of 18 times the company’s monthly COBRA premium for the type of coverage in effect for executive on the date of termination; and

•	24-month executive outplacement services package.

If Mr. Schmidt dies or the company terminates Mr. Schmidt’s employment on account of disability following the Change in Control, Mr. Schmidt will be eligible to receive the payments and benefits described in the first two bullets above.

Agreements with Michael Allison as Executive Vice President and Chief People Officer

The company’s Executive Vice President and Chief People Officer, Mr. Michael Allison, is employed pursuant to the terms of a Promotion Letter Agreement dated July 14, 2011, which replaces and supersedes Mr. Allison’s prior Letter Agreement dated July 3, 2006, and the Amendment to Offer Letter dated December 31, 2008. The company is also party to a Retention Agreement with Mr. Allison dated August 29, 2013, and a Change in Control Agreement with Mr. Allison dated February 21, 2013.

Promotion Letter Agreement with Mr. Allison dated July 14, 2011

Pursuant to the terms of the Promotion Letter Agreement, Mr. Allison is eligible to receive the following:

•	Base salary of $400,000 per annum, subject to review by the Compensation Committee;

•	Right to participate in the company’s bonus plans and equity plans for senior executive officers; and

•	Certain benefits and perquisites.

During fiscal year 2013, Mr. Allison’s salary was $450,000 and his bonus target payout was 70% of base salary. In January 2014, the Compensation Committee approved an increase in Mr. Allison’s salary to $525,000 and his bonus target payout was increased to 75% of base salary, for the reasons described in the section entitled, “Post-Merger Compensation Programs.”

Mr. Allison’s employment is terminable at will by either Mr. Allison or the company.

If Mr. Allison’s employment is involuntarily terminated by the company for no fault of his own, he is eligible to receive the following:

•	Payment of 18 months of the executive’s annual base salary on the date of termination;

•

Payment of 18 times the difference between the company’s monthly COBRA premium for the type of coverage in effect for executive on the date of termination and the applicable active employee monthly premium for such coverage;

•	Pro-rata annual bonus for the year of termination; and

•	Target annual bonus for the calendar year prior to the year of termination, if the annual bonus for such year has not yet been paid as of the date of termination.

Mr. Allison’s severance entitlements are conditional upon his execution of a release of claims against the company and its affiliates, and his compliance with the terms of that release.

Retention Agreement with Mr. Allison Dated August 21, 2013

Under the Retention Agreement between the company and Mr. Allison dated August 21, 2013, Mr. Allison is eligible to earn a retention payment of up to $500,000 in a single lump sum payment if he remains actively employed until June 30, 2014. The retention payment shall be paid to Mr. Allison within 30 days after the retention payment date. If prior to the retention payment date, Mr. Allison’s employment is terminated: (i) by the company as a result of a termination for Cause, or (ii) by Mr. Allison without Good Reason, the retention payment which has not yet vested shall be immediately forfeited. If Mr. Allison’s employment is involuntarily terminated prior to June 30, 2014 by the company for any reason other than Cause, or if Mr. Allison terminates employment prior to June 30, 2014, for Good Reason, such termination shall result in an immediate vesting of the retention payment. Such retention payment shall be payable to Mr. Allison in addition to any severance benefits that may be payable to Mr. Allison pursuant to the Promotion Letter upon separation from employment or as set forth in the Change in Control Agreement to which Mr. Allison and the company are parties.

Change in Control Agreement with Mr. Allison Dated February 21, 2013

The substantive provisions of the Change in Control Agreement between the company and Mr. Allison dated February 21, 2013 (which amended and restated the original Change in Control Agreement with Mr. Allison dated July 21, 2011) are in accordance with those described above for Mr. Schmidt’s Change in Control Agreement, dated May 23, 2011.

Agreements with Elisa Garcia as Executive Vice President and Chief Legal Officer

The company’s Executive Vice President, Chief Legal Officer and Secretary, Ms. Elisa D. Garcia C., is employed pursuant to the terms of a Letter Agreement dated May 15, 2007, which was subsequently amended effective December 31, 2008 to bring the agreement into documentary compliance with Section 409A of the Code. The company is also party to a Change in Control Agreement with Ms. Garcia dated December 17, 2010.

Letter Agreement with Ms. Garcia dated May 15, 2007, As Amended Effective December 31, 2008

Pursuant to the terms of the Letter Agreement, Ms. Garcia is eligible to receive the following:

•	Base salary of $440,000 per annum, subject to annual review by the Compensation Committee;

•	Right to participate in the company’s bonus plans and equity plans for senior executive officers; and

•	Certain benefits and perquisites.

During fiscal year 2013, Ms. Garcia’s salary was $500,000 and her bonus target payout was 70% of base salary. In January 2014, the Compensation Committee approved an increase in Ms. Garcia’s salary to $575,000 and her bonus target payout was increased to 75% of base salary, for the reasons described in the section entitled, “Post-Merger Compensation Programs.”

Ms. Garcia’s employment is terminable at will by either Ms. Garcia or the company.

If Ms. Garcia’s employment is involuntarily terminated by the company for no fault of her own, then she is eligible to receive the following:

•	Payment of 18 months of the executive’s annual base salary on the date of termination;

•

Payment of 18 times the difference between the company’s monthly COBRA premium for the type of coverage in effect for executive on the date of termination and the applicable active employee monthly premium for such coverage;

•	Pro-rata annual bonus for the year of termination; and

•	Target annual bonus for the calendar year prior to the year of termination, if the annual bonus for such year has not yet been paid as of the date of termination.

Ms. Garcia’s severance entitlements are conditional upon her execution of a release of claims against the company and its affiliates, and her compliance with the terms of that release.

Retention Agreement with Ms. Garcia Dated November 2, 2010

Under the Retention Agreement between the company and Ms. Garcia dated November 2, 2010, Ms. Garcia was eligible to earn a retention payment of up to $1,500,000, if she remained actively employed until the last day of the retention period which expired on November 1, 2013. The retention payment was payable to Ms. Garcia in three equal installments of $500,000, with the first payment vested on November 1, 2011, the second payment vested on November 1, 2012, and the final payment vested on November 1, 2013, as long as she remained actively employed with the company until each redemption payment date. The first payment to Ms. Garcia pursuant to the agreement was made on November 10, 2011, the second payment was made on November 9, 2012, and the third payment was made on November 1, 2013.

Change in Control Agreement with Ms. Garcia Dated December 17, 2010

The substantive provisions of the Change in Control Agreement between the company and Ms. Garcia dated December 17, 2010 are in accordance with those described above for Mr. Schmidt’s Change in Control Agreement, dated May  23, 2011.

Agreements with Deborah O’Connor as Senior Vice President, Integration

Upon the closing of the merger, Ms. Deborah O’Connor, the former OfficeMax Senior Vice President and interim CFO, was appointed as a co-CFO with Mr. Michael Newman for the combined company. Upon Mr. Stephen E. Hare’s appointment as Executive Vice President and CFO of the company, Ms. O’Connor became co-Chief Accounting Officer of the company. On December 18, 2013, Ms. O’Connor was appointed to her new role as the company’s Senior Vice President of Integration.

The company has assumed two Retention Bonus Agreements between Ms. O’Connor and OfficeMax, dated May 1, 2013, and July 24, 2013, as well as a Change in Control Agreement dated December 11, 2008. The company has also entered into a Retention Bonus Agreement with Ms. O’Connor dated March 21, 2014, effective as of January 1, 2014.

Assumed Retention Bonus Agreements with Ms. O’Connor Dated May 1, 2013 and July 24, 2013

Under the Retention Agreements between OfficeMax and Ms. O’Connor dated May 1, 2013 and July 24, 2013, Ms. O’Connor is eligible to earn retention payments of up to $225,000 and $100,000, respectively. The retention payments are payable to Ms. O’Connor in two installments. The first installment was divided equally into time-based and performance-based portions, and vested upon the closing of the merger. The second installment shall vest on May 6, 2014, the six-month anniversary of the closing of the merger, provided that Ms. O’Connor is employed by the company on that date.

The retention payments shall be paid in cash (subject to applicable deductions for income and employment taxes) as soon as possible after each installment vests and in no event later than two and one-half months after such vesting. If prior to the vesting dates, Ms. O’Connor’s employment with the company is terminated involuntarily by the company or voluntarily by Ms. O’Connor for any reason, any unvested portion of the retention payments shall be immediately cancelled and forfeited.

Change in Control Agreement with Ms. O’Connor Dated December 11, 2008

The Change in Control Agreement between the company and Ms. O’Connor dated December 11, 2008, which amended and restated terms of Ms. O’Connor’s Letter Agreement dated July 9, 2008, governs the terms and conditions of Ms. O’Connor’s employment with the company for the one-year period following the date of a Change in Control. A Change in Control is defined in the Change in Control Agreement as any one of the following events:

•

If any person (other than an exempt person) is or becomes the “beneficial owner” of greater than 25% of the combined voting power of the outstanding shares of common stock of the company or the combined voting power of the company’s then outstanding securities;

•

If during any period of two consecutive years, individuals who were directors at the beginning of the period and any new directors whose election by the Board or nomination for election by the shareholders was approved by at least two-thirds of the directors then still in office cease for any reason to constitute a majority of the Board;

•	Upon consummation of a merger or consolidation of the company with any other corporation (subject to certain exceptions); or

•	Upon approval by shareholders of a plan of complete liquidation or dissolution of the company.

Upon the company’s termination of Ms. O’Connor during the severance protection period, without Cause (as defined below), or upon Ms. O’Connor’s resignation for Good Reason (as defined below), the Change in Control Agreement provides that Ms. O’Connor’s severance benefits would be triggered and Ms. O’Connor would be eligible to receive:

•	Certain accrued compensation, obligations and other benefits (as provided in the agreement); and

•	The sum of annual base salary and target annual bonus (as defined in the agreement).

Termination for Cause is defined in the agreement as termination upon:

•

Willful and continued failure to perform substantially executive’s duties (other than from incapacity due to physical or mental illness), after written demand for substantial performance by the Board; or

•	Willful engagement in conduct that is demonstrably and materially injurious to the company, monetarily or otherwise.

Good reason is defined in the agreement as any of the following, if occurring without Ms. O’Connor’s express written consent after a Change in Control of the company:

•

Assignment of duties materially inconsistent with her responsibilities as an executive officer or a significant adverse alteration in responsibilities from those in effect immediately prior to the change in control;

•	Material reduction in annual base salary as in effect on the date of the Change in Control Agreement;

•	Material reduction in target annual cash incentive as in effect immediately prior to the change in control;

•	Material reduction in aggregate benefits and compensation available as in effect immediately prior to the change in control;

•	Material reduction in long-term equity incentives available as compared to such incentives available immediately prior to the change in control;

•	Change in the office or location at which executive is principally based by more than 50 miles prior to the change in control; or

•	Failure of the company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement.

At the company’s discretion, Ms. O’Connor may also receive the following:

•

Continuation of all insurance plans (other than the company’s Executive Life Insurance Program, if applicable), programs or arrangements and financial counseling services in which she was participating prior to the change in control for 12 months; or

•

Lump sum amount equal to 12 times 150% of the sum of the monthly group premium, less the amount of employee contributions, for all insurance plans, as well as a monthly allowance for financial counseling services and other programs or arrangements.

Retention Bonus Agreement with Ms. O’Connor Dated March 21, 2014, effective as of January 1, 2014

Under the Retention Agreement between the company and Ms. O’Connor dated as of March 21, 2014, effective as of January 1, 2014, Ms. O’Connor is eligible to earn a retention payment of $150,000 in a single lump sum payment if she remains employed with the company until June 30, 2014. The retention payment shall be paid to Ms. O’Connor within 30 days after June 30, 2014. If prior to June 30, 2014, Ms. O’Connor’s employment is terminated: (i) by the company as a result of a termination for Cause (as defined in Ms. O’Connor’s Change in Control Agreement), or (ii) by Ms. O’Connor without Good Reason (as described below), the retention payment which has not yet vested shall be immediately forfeited. If Ms. O’Connor’s employment is involuntarily terminated prior to June 30, 2014 by the company for any reason other than Cause or if Ms. O’Connor terminates employment prior to June 30, 2014, for Good Reason, such termination shall result in an immediate vesting of the retention payment. Good Reason is defined in the Retention Agreement as, (i) a material diminution of the executive’s authorities, duties or responsibilities with the company; (ii) a material reduction in the executive’s annual base salary (except for across-the-board salary reductions similarly affecting all executives of the company) or target annual incentive; or (iii) the company requiring the executive to be based anywhere located more than 50 miles from the primary office location at which the executive was based immediately prior to January 1, 2014, except for required travel on company business to the extent substantially consistent with the executive’s business travel obligations which existed immediately prior to January 1, 2014. Such retention payment shall be payable to Ms. O’Connor in addition to any severance benefits that may be payable to Ms. O’Connor pursuant to the Change in Control Agreement upon separation from employment, to which Ms. O’Connor and the company are parties.

Summary of 2003 OMIPP

The company assumed the 2003 OMIPP as a result of the merger transaction, and therefore, the Compensation Committee has the authority to make all determinations deemed necessary or advisable for the administration of the 2003 OMIPP, including: (i) determining the type and number of awards to be granted, the number of shares of stock to which an award may relate, and the applicable terms, conditions and restrictions; (ii) establishing and administering performance goals and criteria relating to any award; and (iii) providing for forfeiture of outstanding awards. As of December 28, 2013, 31,408,135 shares remain available for future grants under the 2003 OMIPP. The 2003 OMIPP may only be used to make awards to new hires (after the merger) and OfficeMax employees.

Certain compensation under the 2003 OMIPP is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. There are eight general types of awards that may be granted under the 2003 OMIPP:

•

Stock options (including both incentive stock options within the meaning of Section 422 of the Code and nonqualified stock options, which are stock options that do not qualify as incentive stock options);

•	Stock appreciation rights;

•	Restricted stock;

•	RSUs;

•	Performance units;

•	Performance shares;

•	Annual incentive awards; and

•	Stock bonus awards.

The Board may amend or terminate the 2003 OMIPP at any time. The Compensation Committee may amend or modify the 2003 OMIPP or any award agreements necessary to comply with applicable laws. In addition, the OMIPP and outstanding awards may be equitably adjusted, without stockholder approval, in the event of any recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, share repurchase, share exchange, reclassification or other similar corporate transaction or event. However, awards outstanding at the termination of the 2003 OMIPP will remain in effect according to their terms and the provisions of the 2003 OMIPP.

Except as otherwise provided in an employment agreement, award agreement or change in control agreement, upon both a “change in control” and a “qualifying termination” (as such terms are defined in the 2003 OMIPP or applicable agreement) the vesting of all outstanding awards (other than annual incentive awards) will be accelerated, except in cases where an acquiring entity does not assume the awards, in which case only a change in control, but not a qualifying termination, is required to cause acceleration.

Agreements with Former Executive Officers

Neil Austrian, Former Co-Chief Executive Officer

During the 2013 fiscal year, Mr. Neil Austrian served as co-CEO of the combined company prior to the completion of the merger and until our CEO Selection Committee was able to finalize the terms of employment with our current CEO, Mr. R. Smith. Following Mr. R. Smith’s appointment as Chairman and CEO on November 12, 2013, Mr. Austrian resigned from his position with the company.

Pursuant to the Employment Agreement between the company and Mr. Austrian dated May 23, 2011, all amendments and exhibits thereto and the General Release Agreement between the company and Mr. Austrian dated December 17, 2013, Mr. Austrian received the following severance benefits:

•	$1,683,692, which equates to his 2013 annual bonus, calculated at target and pro-rated for the period of time worked in 2013;

•	$6,240,000, which equates to two times the sum of his annual base salary in effect on the termination date plus his 2013 target annual bonus;

•	$15,879, which equates to 18 months of the company’s monthly COBRA premium in effect for the type of coverage in effect for him on the termination date; and

•	24 months of outplacement services through Right Management Consultants with services to be available to him no later than 60 days after the termination date.

Any and all outstanding equity or cash awards issued to Mr. Austrian shall be governed in accordance with the terms and conditions of the applicable agreements and respective plans.

Ravi Saligram, Former Co-Chief Executive Officer

During the 2013 fiscal year, Mr. Ravi Saligram served as co-CEO of the combined company prior to the completion of the merger and until our CEO Selection Committee was able to finalize the terms of employment with our current CEO, Mr. R. Smith. Following Mr. R. Smith’s appointment as Chairman and CEO on November 12, 2013, Mr. Saligram resigned from his position with the company. From November 2010 until November 2013, Mr. Saligram was the president and CEO of OfficeMax.

Pursuant to the Change in Control Agreement between the company and Mr. Saligram dated November 8, 2010 and the Waiver of Claims and General Release Agreement between the company and Mr. Saligram dated December 12, 2013, Mr. Saligram received the following severance benefits:

•	$3,680,000, which equates to two times the sum of his annual base salary in effect on the termination date plus two times his 2013 target annual bonus;

•	$920,000, which equates to his 2013 bonus at target under the 2003 OMIPP and the 2013 Annual Incentive Award Agreement, which was assumed by the company after the merger;

•

The shorter of 12 months of or until he obtains subsequent employment acceptable to him, outplacement services through the outplacement services provider of his choice, up to an aggregate maximum of $100,000;

•	Reasonable professional fees incurred to negotiate the Waiver of Claims and General Release Agreement, up to an aggregate maximum of $45,000;

•	Administrative assistance of one hour per business day for up to three months; and

•	Certain benefits and perquisites until November 13, 2015.

Mr. Saligram is entitled to the following unvested grants, which were assumed by the company after the merger and he will have one year to exercise his stock options:

Stock Options

Grant Date	Award Type	Exercise Price	Vested Upon Termination	Total Vested and Exercisable
February 9, 2011	Stock Options	$5.54	208,093	624,276
February 16, 2012	Stock Options	$1.83	691,605	1,037,401

RSUs

Grant Date	Award Type	Vested Upon Termination	Total Vested
February 16, 2012	Performance Based RSUs	753,773	753,773
February 19, 2013	Time-Based RSUs	351,513	351,513
February 19, 2013	Performance Based RSUs	351,513	351,513

Michael Newman, Former Executive Vice President and Chief Financial Officer

Prior to the completion of the merger, Mr. Michael Newman was the company’s Executive Vice President and CFO. Upon the completion of the merger in November 2013, Mr. Newman was appointed, along with Ms. Deborah O’Connor, the former OfficeMax Senior Vice President and CFO, as co-CFOs for the combined company. On December 2, 2013, Mr. Newman retired from the company.

Pursuant to the Change in Control Agreement between the company and Mr. Newman dated December 17, 2010, as amended by the February 21 2013 letter agreement, and the General Release Agreement between the company and Mr. Newman dated December 11, 2013, Mr. Newman received the following severance benefits:

•	$492,428, which equates to his 2013 annual bonus, calculated at target and pro-rated for the period of time worked in 2013;

•	$2,328,100, which equates to two times the sum of his annual base salary in effect on the termination date plus his 2013 target annual bonus;

•	$15,879, which equates to 18 months of the company’s monthly COBRA premium in effect for the type of coverage in effect for him on the termination date; and

•	24 months of outplacement services through Right Management Consultants with services to be available to him no later than 60 days after the termination date.

Any and all outstanding equity or cash awards issued to Mr. Newman shall be governed in accordance with the terms and conditions of the applicable agreements and respective plans.

Robert Moore, Former Executive Vice President, Marketing and Merchandising

Prior to the completion of the merger, Mr. Robert Moore was the company’s Executive Vice President, Marketing and Merchandising. On December 27, 2013, Mr. Moore resigned from his position with the company.

Pursuant to the General Release Agreement between the company and Mr. Moore dated December 26, 2013, Mr. Moore received the following severance benefits in lieu of the severance benefits described in his employment offer letter agreement dated July 15, 2011:

•	$468,750, which equates to his 2013 annual bonus, calculated at target and pro-rated for the period of time worked in 2013;

•	$2,218,700, which equates to two times the sum of his annual base salary in effect on the termination date plus his 2013 target annual bonus;

•	$24,548, which equates to 18 months of the company’s monthly COBRA premium in effect for the type of coverage in effect for him on the termination date; and

•	24 months of outplacement services through Right Management Consultants with services to be available to him no later than 60 days after the termination date.

Additionally, pursuant to Mr. Moore’s September 4, 2013 Retention Agreement, the company will provide a retention payment in the amount of $500,000, which shall be paid in a lump sum on June 30, 2014, however, if Mr. Moore’s employment is involuntarily terminated by the company prior to June 30, 2014 for any reason other than cause or if Mr. Moore terminates employment prior to June 30, 2014 for good reason, the retention payment would immediately vest and become payable to Mr. Moore along with any other severance benefits to which Mr. Moore may be entitled. Mr. Moore’s employment with the company terminated on December 27, 2013, and Mr. Moore became entitled to receive a payment of $500,000, which payment will be made on June 30, 2014.

Any and all outstanding equity or cash awards issued to Mr. Moore shall be governed in accordance with the terms and conditions of the applicable agreements and respective plans.

TABULAR INFORMATION REGARDING POTENTIAL PAYMENTS UPON

TERMINATION OR A CHANGE IN CONTROL

The following tables quantify the potential termination and change in control payment amounts assuming a hypothetical triggering event had occurred under each of the NEO employment agreements, change in control agreements and equity plans as of December 28, 2013. The terms and conditions of the post-employment and change in control provisions for each of the NEOs are described in detail above.

Potential Payments Upon Termination or a Change in Control

Roland Smith(1)

	Termination Resulting from Death		Termination Resulting from Disability		(2) Termination Resulting from Retirement	Termination for Cause	Involuntary Termination or Resignation w/ Good Reason Prior To Change in Control (w/o Cause)		Involuntary Termination or Resignation w/ Good Reason Upon or After Change in Control (w/o Cause)		Termination for All Other Reasons (Voluntary)	Change in Control without Termination
	(a)		(b)		(c)	(d)	(e)		(f)		(g)	(h)
Bonus	$2,000,000	(3)	$2,000,000	(3)	$—	$—	$—		$—		$—	$—
Long-Term Incentive or Performance Plan
2013 Restricted Stock	$6,226,007	(4)	$6,226,007	(4)	$—	$—	$255,863	(5)	$6,226,007	(4)	$—	$—
2013 Performance Shares	$—		$—		$—	$—	$—		$—		$—	$—
Cash Severance	$—		$—		$—	$—	$2,817,549	(6)	$2,817,549	(6)	$—	$—
Total for Mr. Smith	$8,226,007		$8,226,007		$—	$—	$3,073,412		$9,043,556		$—	$—

(1)	Mr. Smith was appointed Chairman and CEO of the company on November 13, 2013, subsequent to the merger with OfficeMax. Therefore, Mr. Smith is not within a change in control period, which means that his termination of employment on December 27, 2013 would be considered to be a termination prior to the occurrence of a change in control.
(2)	Retirement is generally treated as a voluntary termination for all programs and agreements except the 2003 OMIPP. Mr. Smith’s 2013 Restricted Stock Unit Award Agreement and 2013 Performance Share Award Agreement supersede the terms of the 2003 OMIPP as it relates to retirement.
(3)	Represents the Initial Performance Bonus as outlined in Mr. Smith’s Employment Agreement. Because Mr. Smith was not eligible to receive an annual bonus for the 2013 fiscal year, he would not be entitled to receive payment of a pro-rata annual bonus for the year of termination if his employment was terminated due to death or Disability (as defined in his Employment Agreement) on December 27, 2013.
(4)	In the event of his involuntary separation from service with the company due to death or Disability (as defined in his Employment Agreement), or his separation from service with the company without Cause or for Good Reason, in either case within 12 months following a change in control, Mr. Smith will fully vest in his 2013 RSU award on the date of his termination. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of the company’s stock on December 27, 2013 of $5.19. The stock options held by Mr. Smith would vest upon these events, however, because such stock options are considered “underwater” on December 27, 2013, no value is reflected in the above table for the accelerated vesting of such stock options.
(5)	In the event of his separation from service with the company without Cause or for Good Reason, in either case prior to the effective date of a change in control, Mr. Smith will vest in his 2013 RSU award, prorated for service performed from the grant date through his termination date. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of the company’s stock on December 27, 2013 of $5.19. The stock options held by Mr. Smith would vest upon these events with respect to the portion of the award that would vest within the 12 month period following termination, but because such stock options are considered “underwater” on December 27, 2013, no value is reflected in the above table for the vesting of such stock options.
(6)

Reflects a payment under Mr. Smith’s Employment Agreement, dated November 12, 2013, equal to the sum of: (i) two times the sum of Mr. Smith’s base salary in effect on December 27, 2013 and Mr. Smith’s target annual bonus, payable in a lump sum, and (ii) 18 months of reimbursement of the monthly COBRA premium, based on the rate in effect on the date of his termination. Because Mr. Smith was not eligible to receive an annual bonus for the 2013 fiscal year, he would not be entitled to receive payment of two times the target annual bonus as described in the preceding sentence if his employment was terminated on December 27, 2013. In the event of a change in control, as defined under Section 280G of the Code, and a termination of Mr. Smith’s employment on December 27, 2013, the total payments for Mr. Smith under the foregoing arrangement equal $9,043,556, including $6,226,007 for the accelerated vesting of his restricted stock. However, these payments are subject to reduction if the parachute amounts associated with the payments under Section 280G of the Code equal or exceed three times Mr. Smith’s average taxable compensation received from the company for the five-year period ending December 31, 2013, and if he would receive more on an after tax basis by reducing the payments than he would receive by getting all the payments and paying the 20% excise tax imposed by Section 4999 of the Code. Under the provisions, the cash severance portion of his payments would be reduced by the minimum amount necessary to bring the total of all the payments to a level where the 20% excise tax is not triggered. The amount of the reduction in the severance payment would be $383,543 and after this reduction the total payments to Mr. Smith would equal $8,660,013.

Stephen Hare(1)

	Termination Resulting from Death		Termination Resulting from Disability		(2) Termination Resulting from Retirement	Termination for Cause	Involuntary Termination or Resignation w/ Good Reason Prior To Change in Control (w/o Cause)		Involuntary Termination or Resignation w/ Good Reason Upon or After Change in Control (w/o Cause)		Termination for All Other Reasons (Voluntary)	Change in Control without Termination
	(a)		(b)		(c)	(d)	(e)		(f)		(g)	(h)
Bonus	$—		$—		$—	$—	$—		$—		$—	$—
Long-Term Incentive or Performance Plan
2013 Restricted Stock	$28,286	(3)	$28,286	(3)	$—	$—	$28,286	(3)	$—		$—	$—
2013 Performance Shares	$—		$—		$—	$—	$—		$—		$—	$—
Cash Severance	$—		$—		$—	$—	$1,139,992	(4)	$1,139,992	(4)	$—	$—
Total for Mr. Hare	$28,286		$28,286		$—	$—	$1,168,278		$1,139,992	(5)	$—	$—

(1)	Mr. Hare was appointed CFO of the company on December 2, 2013, subsequent to the merger with OfficeMax. Therefore, Mr. Hare is not within a change in control period, which means that his termination of employment on December 27, 2013 would be considered to be a termination prior to the occurrence of a change in control.
(2)	Retirement is generally treated as a voluntary termination for all programs and agreements except the 2003 OMIPP. Mr. Hare’s 2013 Restricted Stock Unit Award Agreement and 2013 Performance Share Award Agreement supersede the terms of the 2003 OMIPP as it relates to retirement.
(3)	In the event of his involuntary separation from service with the company due to death or Disability (as defined in his 2013 Restricted Stock Unit Award Agreement), or his separation from service with the company without Cause or for Good Reason, in either case prior to the effective date of a change in control, Mr. Hare will vest in his 2013 RSU award, prorated for service performed from the grant date through his termination date. The amount included in the table reflects the number of shares that would vest multiplied by the closing stock price of the company’s stock on December 27, 2013 of $5.19. The stock options held by Mr. Hare that would vest upon his involuntary separation from service with the company due to death or Disability, or his separation from service with the company without Cause or for Good Reason are considered “underwater” on December 27, 2013, and therefore no value is reflected in the above table for the accelerated vesting of such stock options.
(4)	Reflects a lump sum payment under Mr. Hare’s Letter Agreement, dated December 2, 2013, equal to the sum of: (i) 18 times the amount of Mr. Hare’s monthly base salary at the rate in effect on December 27, 2013, (ii) 18 times the difference between the company’s monthly COBRA charge for the type of company-provided group health plan coverage in effect on that date for Mr. Hare and his active employee charge for such coverage, and (iii) a pro-rata bonus calculated based on actual performance under the company’s annual bonus plan for the fiscal year in which the termination occurs. Because this table represents a hypothetical termination date of December 27, 2013, and Mr. Hare is not eligible for an annual bonus for fiscal year 2013 performance, he is not eligible to receive an amount in respect of item (iii) in the preceding sentence.
(5)	As of December 27, 2013, Mr. Hare had not entered in to a change in control agreement with the company. Therefore, the benefits he is entitled to receive in connection with an involuntary termination without Cause or a resignation for Good Reason upon or after a change in control are identical to those he is entitled to receive under his Letter Agreement in connection with an involuntary termination without Cause or a resignation for Good Reason.

Steve Schmidt

	Involuntary Termination or Resignation w/ Good Reason Upon or After Change in Control (w/o Cause) (1)
Benefits
Outplacement Services	$30,000	(2)
Long-Term Incentive or Performance Plan
Restricted Stock	$3,220,973	(3)
Cash Severance	$3,118,329	(4)
Total for Mr. Schmidt	$6,369,302

(1)	On February 21, 2013, in connection with the signing of the Merger Agreement by the company, Mr. Schmidt’s Change in Control Agreement with the company was amended so that the occurrence of the “Closing,” as defined in the Merger Agreement, will be deemed to constitute a “Change in Control” for purposes of his Change in Control Agreement. Therefore, a hypothetical involuntary termination without Cause or resignation for Good Reason on December 27, 2013 would result in a severance payout under the terms of his Change in Control Agreement. Mr. Schmidt is not entitled to receive a severance payment resulting from a termination for any other reason during the change in control period, which continues until the second anniversary of the Closing.
(2)	Reflects the value of a 24-month outplacement services package under Mr. Schmidt’s Change in Control Agreement.
(3)	In accordance with the Omnibus Amendment, all of Mr. Schmidt’s restricted stock and stock option awards that were granted to him prior to 2013 and that are unvested as of December 27, 2013, would vest immediately upon his termination of employment without Cause or resignation for Good Reason on December 27, 2013. In the case of the 2013 RSU award and the 2013 performance share award, two-thirds of the awards would vest upon termination following a change in control without Cause or for Good Reason on December 27, 2013, in accordance with their respective award agreements. The vesting terms under these award agreements are discussed in more detail under the “2013 Long-Term Incentive Program” section. The value reflected represents the number of shares that would vest multiplied by the closing stock price of the company’s stock on December 27, 2013 of $5.19. The stock options held by Mr. Schmidt that would vest upon his termination without Cause or resignation for Good Reason are considered “underwater” on December 27, 2013, and therefore no value is reflected in the table above for the accelerated vesting of such stock options.
(4)	Reflects a lump sum payment under Mr. Schmidt’s Change in Control Agreement, dated December 16, 2010, and amended on February 21, 2013, equal to the sum of: (i) two times the sum of Mr. Schmidt’s base salary (including car allowance) in effect on December 27, 2013, and Mr. Schmidt’s 2013 target bonus, (ii) Mr. Schmidt’s pro-rated 2013 target bonus, and (iii) the product of 18 and the monthly COBRA premium on December 27, 2013 for the type of group health plan coverage in effect for Mr. Schmidt on December 27, 2013. Under Mr. Schmidt’s Change in Control Agreement, if his termination is due to death or disability after the change in control, Mr. Schmidt is entitled to his pro-rated 2013 target bonus, which is $573,750. In addition, Mr. Schmidt is entitled to a payment under his Change in Control Agreement of an annual bonus at least equal to his highest annual bonus earned under the bonus plan with respect to the 2010, 2011 and 2012 fiscal years, provided that he was employed by the company at the end of the 2013 fiscal year. The highest annual bonus earned by Mr. Schmidt under the bonus plan during these three fiscal years was earned by him during the 2012 fiscal year in the amount of $488,625. The actual bonus earned by Mr. Schmidt for the 2013 fiscal year was $516,375. It should be noted that the change in control discussed in Footnote 1 is not considered a Change in Control as defined in Section 280G of the Code. In the event of a change in control, as defined under Section 280G of the Code, and a termination of Mr. Schmidt’s employment on December 27, 2013, the total payments for Mr. Schmidt under the foregoing arrangement equal $6,369,302, including $3,220,973 for the accelerated vesting of his restricted stock. However, these payments are subject to reduction if the parachute amounts associated with the payments under Section 280G of the Code equal or exceed three times Mr. Schmidt’s average taxable compensation received from the company for the five-year period ending December 31, 2013, and if he would receive more on an after tax basis by reducing the payments than he would receive by getting all the payments and paying the 20% excise tax imposed by Section 4999 of the Code. Under the provisions, the cash severance portion of his payments would be reduced by the minimum amount necessary to bring the total of all the payments to a level where the 20% excise tax is not triggered. The amount of the reduction in the severance payment would be $63,067 and after this reduction the total payments to Mr. Schmidt would equal $6,306,235.

Elisa D. Garcia C.

	Involuntary Termination or Resignation w/ Good Reason Upon or After Change in Control (w/o Cause) (1)
Benefits
Outplacement Services	$30,000	(2)
Long-Term Incentive or Performance Plan
Restricted Stock	$1,712,909	(3)
Cash Severance	$2,497,017	(4)
Total for Ms. Garcia	$4,239,926

(1)	On February 21, 2013, in connection with the signing of the Merger Agreement by the company, Ms. Garcia’s Change in Control Agreement with the company was amended so that the occurrence of the “Closing,” as defined in the Merger Agreement, will be deemed to constitute a “Change in Control” for purposes of her Change in Control Agreement. Therefore, a hypothetical involuntary termination without Cause or resignation for Good Reason on December 27, 2013 would result in a severance payout under the terms of her Change in Control Agreement. Ms. Garcia is not entitled to receive a severance payment resulting from a termination for any other reason during the change in control period, which continues until the second anniversary of the Closing.
(2)	Reflects the value of a 24-month outplacement services package under Ms. Garcia’s Change in Control Agreement.
(3)	In accordance with the Omnibus Amendment, all of Ms. Garcia’s restricted stock and stock option awards that were granted prior to 2013 and that are unvested as of December 27, 2013, would vest immediately upon her termination of employment without Cause or resignation for Good Reason on December 27, 2013. In the case of the 2013 RSU award and the 2013 performance share award, two-thirds of the awards would vest upon termination following a change in control without Cause or for Good Reason on December 27, 2013, in accordance with their respective award agreements. The vesting terms under these award agreements are discussed in more detail under the “2013 Long-Term Incentive Program” section. The value reflected represents the number of shares that would vest multiplied by the closing stock price of the company’s stock on December 27, 2013 of $5.19. The stock options held by Ms. Garcia that would vest upon her termination of employment without Cause or resignation for Good Reason are considered “underwater” on December 27, 2013, and therefore no value is reflected in the table above for the accelerated vesting of such stock options.
(4)

Reflects a lump sum payment under Ms. Garcia’s Change in Control Agreement, dated December 17, 2010 and amended on February 21, 2013, equal to the sum of: (i) two times the sum of Ms. Garcia’s base salary (including car allowance) in effect on December 27, 2013 and Ms. Garcia’s 2013 target bonus, (ii) Ms. Garcia’s pro-rated 2013 target bonus, and (iii) the product of 18 and the monthly COBRA premium on December 27, 2013 for the type of group health plan coverage in effect for Ms. Garcia on December 27, 2013. Under Ms. Garcia’s Change in Control Agreement, if her termination is due to death or Disability after the change in control, Ms. Garcia is entitled to her pro-rated 2013 target bonus, which is $431,250. In addition, Ms. Garcia is entitled to a payment under her Change in Control Agreement of an annual bonus at least equal to her highest annual bonus earned under the bonus plan with respect to the 2010, 2011 and 2012 fiscal years, provided that she was employed by the company at the end of the 2013 fiscal year. The highest annual bonus earned by Ms. Garcia under the bonus plan during these three fiscal years was earned by her during the 2012 fiscal year in the amount of $300,737. The actual bonus earned by Ms. Garcia for the 2013 fiscal year was $315,000. It should be noted that the Change in Control discussed in Footnote 1 is not considered a change in control as defined in Section 280G of the Code. In the event of a change in control, as defined under Section 280G of the Code, and a termination of Ms. Garcia’s employment on December 27, 2013, the total payments for Ms. Garcia under the foregoing arrangement equal $4,239,926, including $1,712,909 for the accelerated vesting of her restricted stock. However, these payments are subject to reduction if the parachute amounts associated with the payments under Section 280G of the Code equal or exceed three times Ms. Garcia’s average taxable compensation received from the company for the five-year period ending December 31, 2013, and if she would receive more on an after tax basis by reducing the payments than she would receive by getting all the payments and paying the 20% excise tax imposed by Section 4999 of the Code. Under the provisions, the cash severance portion of her payments would be reduced by the minimum amount necessary to bring the total of all the payments to a level where the 20% excise tax is not triggered. The amount of the reduction in the severance payment would be $467,684 and after this reduction the total payments to Ms. Garcia would equal $3,772,242.

Michael Allison

	Involuntary Termination or Resignation w/ Good Reason Upon or After Change in Control (w/o Cause) (1)
Benefits
Outplacement Services	$30,000	(2)
Long-Term Incentive or Performance Plan
Restricted Stock	$1,712,915	(3)
Retention	$500,000	(4)
Cash Severance	$2,284,517	(5)
Total for Mr. Allison	$4,527,432

(1)	On February 21, 2013, in connection with the signing of the Merger Agreement by the company, Mr. Allison’s Change in Control Agreement with the company was amended so that the occurrence of the “Closing,” as defined in the Merger Agreement, will be deemed to constitute a “Change in Control” for purposes of his Change in Control Agreement. Therefore, a hypothetical involuntary termination without Cause or resignation for Good Reason on December 27, 2013 would result in a severance payout under the terms of his Change in Control Agreement. Mr. Allison is not entitled to receive a severance payment resulting from a termination for any other reason during the Change in Control period, which continues until the second anniversary of the Closing.
(2)	Reflects the value of a 24-month outplacement services package under Mr. Allison’s Change in Control Agreement.
(3)	In accordance with the Omnibus Amendment, all of Mr. Allison’s restricted stock and stock option awards that were granted to him prior to 2013 and that are unvested as of December 27, 2013 would vest immediately upon his termination of employment without Cause or resignation for Good Reason on December 27, 2013. In the case of the 2013 RSU award and the 2013 performance share award, two-thirds of the awards would vest upon termination following a change in control without Cause or for Good Reason on December 27, 2013, in accordance with their respective award agreements. The vesting terms under these award agreements are discussed in more detail under the “2013 Long-Term Incentive Program” section. The value reflected represents the number of shares that would vest multiplied by the closing stock price of the company’s stock on December 27, 2013 of $5.19. The stock options held by Mr. Allison that would vest upon his termination without Cause or resignation for Good Reason are considered “underwater” on December 27, 2013 and therefore no value is reflected in the table above for the accelerated vesting of such stock options.
(4)	Reflects a retention bonus granted to Mr. Allison in August of 2013.
(5)

Reflects a lump sum payment under Mr. Allison’s Change in Control Agreement dated July 21, 2011 and amended on February 21, 2013, equal to the sum of: (i) two times the sum of Mr. Allison’s base salary (including car allowance) in effect on December 27, 2013 and Mr. Allison’s 2013 target bonus, (ii) Mr. Allison’s pro-rated 2013 target bonus, and (iii) the product of 18 and the monthly COBRA premium on December 27, 2013 for the type of group health plan coverage in effect for Mr. Allison on December 27, 2013. Under Mr. Allison’s Change in Control Agreement, if his termination is due to death or disability after the change in control, Mr. Allison is entitled to his pro-rated 2013 target bonus, which is $393,750. In addition, Mr. Allison is entitled to a payment under his Change in Control Agreement of an annual bonus at least equal to his highest annual bonus earned under the bonus plan with respect to the 2010, 2011 and 2012 fiscal years; provided that, he was employed by the company at the end of the 2013 fiscal year. The highest annual bonus earned by Mr. Allison under the bonus plan during these three fiscal years was earned by him during the 2012 fiscal year in the amount of $202,125. The actual bonus earned for the 2013 fiscal year was $283,500. It should be noted that the change in control discussed in Footnote 1 is not considered a change in control as defined in Section 280G of the Code. In the event of a Change in Control, as defined under Section 280G of the Code, and a termination of Mr. Allison’s employment on December 27, 2013, the total payments for Mr. Allison under the foregoing arrangement equal $4,527,432, including $1,712,915 for the accelerated vesting of his restricted stock. This payment would trigger an excise tax under Section 4999 of the Code in the amount of $619,326 in addition to normal income and employment taxes.

Deborah O’Connor

	Involuntary Termination or Resignation w/ Good Reason Upon or After Change in Control (w/o Cause) (1)
Long-Term Incentive or Performance Plan
Restricted Stock	$382,846	(2)
Stock Options	$154,479	(3)
Retention	$162,500	(4)
Cash Severance	$540,086	(5)
Total for Ms. O’Connor	$1,239,911

(1)	Upon the closing of the merger between the company and OfficeMax on November 5, 2013, Ms. O’Connor’s Change in Control Agreement entered into with OfficeMax on December 11, 2008 was triggered. The amounts in this column represent the amounts due to Ms. O’Connor had a hypothetical involuntary termination without Cause or for Good Reason occurred on December 27, 2013.
(2)	Represents the dollar value of Ms. O’Connor’s outstanding RSU awards that would vest if terminated on December 27, 2013. The fair market value is calculated by multiplying the number of shares by the closing stock price on December 27, 2013.
(3)	Represents the dollar value of in-the-money stock options that would vest upon Ms. O’Connor’s hypothetical termination date of December 27, 2013. This value is calculated by multiplying the number of options times the difference between the closing stock price on December 27, 2013 and the exercise price of the option.
(4)	Represents the unvested portion of cash retention awards granted to Ms. O’Connor in May of 2013 that would be paid to Ms. O’Connor upon a hypothetical termination on December 27, 2013.
(5)	Represents a lump sum payment to Ms. O’Connor pursuant to the terms of her Change in Control Agreement equal to the sum of (i) her annual base salary in effect on the date of her termination (ii) her average annual incentive payment earned over the three completed years preceding her date of termination (iii) 12 times 150% of the sum of (a) the monthly group premium, less the amount of employee contributions for health and welfare benefit plans in which she was participating immediately prior to the change in control and (b) the monthly allowance for financial counseling services and (iv) 12 months of the company-paid premium under the company’s Executive Life Insurance Program.

EQUITY COMPENSATION PLAN INFORMATION

The table below summarizes the status of our equity compensation plans at December 28, 2013:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exerciseprice of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	33,550,977	(1)(4)	$3.03	(2)	51,371,076	(3)(4)
Equity compensation plans not approved by security holders	—		—		—
Total	33,550,977		$3.03		51,371,076

(1)	Includes 18,928,692 shares, which were assumed by the company in connection with the merger with OfficeMax.
(2)	Includes outstanding awards that were converted using the exchange ratio set forth in the merger agreement and assumed by the company upon the closing of the merger. The assumed options, warrants and rights outstanding have a weighted average exercise price (as converted after the merger) of $2.79 per share.

The outstanding awards include RSUs, which have no exercise price. Excluding the impact of RSUs, the outstanding options, warrants and rights had a weighted average exercise price of $4.48 per share.

(3)	As of December 28, 2013, 19,962,941 shares were issuable under the 2007 Plan and 31,408,135 shares were issuable under the 2003 OMIPP. However, the shares available for future grants under the 2003 OMIPP are limited to new employees of the company and legacy OfficeMax employees. For further discussion of the 2003 OMIPP, please see the section, “Summary of Executive Agreements and Potential Payments Upon Termination or Change in Control – Summary of 2003 OMIPP.”
(4)	The number of shares reported includes 4,604,474 performance share units reserved at target. In the event that the performance share units are not paid at maximum, additional shares will be available for future issuance under the company’s equity compensation plans.

STOCK OWNERSHIP INFORMATION

Our Largest Shareholders; Ownership by Our Directors and Executive Officers

We have provided a stock ownership table below that contains certain information about shareholders whom we believe are the “beneficial” owners of more than five percent (5%) of our outstanding common stock, as well as information regarding stock ownership by our Directors, NEOs and our Directors and Executive Officers as a group as of March 14, 2014, unless otherwise indicated. Except as described below, we know of no person that beneficially owns more than 5% of our outstanding common stock, based solely upon filings made with the SEC.

Except as otherwise noted below, each person or entity named in the following table has the sole voting and investment power with respect to all shares of our common stock that he, she or it beneficially owns.

Name of Beneficial Owner	Beneficial Ownership (1)	Percent of Class (2)
AllianceBernstein L.P(3)
1345 Avenues of the Americas, New York, NY 10105	56,819,888	10.62%

Blackrock, Inc.(4)
40 East 52nd Street, New York, NY 10022	49,247,275	9.20%

Starboard Value L. P. and related entities(5)
830 Third Avenue, 3rd Floor, New York, NY 10022	46,323,913	8.66%

The Bank of New York Mellon Corporation(6)
One Wall Street, 31st Floor, New York, NY 10286	33,961,391	6.35%
The Vanguard Group(7)
100 Vanguard Blvd., Malvern, PA 19355	27,216,532	5.09%

Board of Directors and NEOs(8)
Roland C. Smith	50,000	*
Warren F. Bryant	10,097	*
Rakesh Gangwal	23,586	*
Cynthia Jamison	25,949	*
V. James Marino	0	0%
Michael J. Massey	0	0%
Francesca Ruiz de Luzuriaga	17,773	*
Jeffrey C. Smith	21,084	*
David M. Szymanski	3,806	*
Nigel Travis	159,584	*
Joseph Vassalluzzo	60,034	*
Total of Board of Directors	371,913	*

(Our NEOs, other than the CEO)
Stephen E. Hare, Executive Vice President and CFO	0	0%
Michael Allison, Executive Vice President and Chief People Officer	384,183	*
Steven M. Schmidt, President, International	1,413,854	*
Elisa D. Garcia C., Executive Vice President and Chief Legal Officer	866,072	*
Robert J. Moore, Former EVP, Marketing and Merchandising	503,591	*
Michael D. Newman, Former Executive Vice President and CFO	1,360,656	*
Deborah A. O’Connor, Former Co-Chief Accounting Financial Officer	395,378	*
Ravi Saligram, Former Co-Chairman and CEO	6,346,326	1.19%
Neil R. Austrian, Former Chairman and CEO	2,742,473	*
Directors and Executive Officers as a Group (16 Persons in Total)	3,146,326	*

*	Represents beneficial ownership of less than one percent of the issued and outstanding common stock, as of March 14, 2014.

(1)	Includes shares of common stock subject to options exercisable within 60 days of March 14, 2014, if applicable, even though a considerable number of the options are underwater. See “Options Exercisable within 60 days of March 14, 2014” table below for detail. Also included are unvested shares of restricted stock, as to which the holder has voting rights.
(2)	The percentage ownership for all shareholders listed in the table above are based on 535,105,648 shares of common stock outstanding as of March 14, 2014. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares issuable upon the exercise of options that are exercisable within 60 days of March 14, 2014, are not deemed outstanding for purposes of computing the percentage of ownership of any other person.
(3)	The information regarding AllianceBernstein L.P. is reported as of February 28, 2014, and was derived from a Schedule 13G filed on March 7, 2014, that reported sole voting power over 47,832,837 shares, shared voting power over 0 shares, shared dispositive power over 0 shares and sole dispositive power over 56,819,888 shares.
(4)	The information regarding BlackRock, Inc. is reported as of December 31, 2013, and was derived from a Schedule 13G filed on January 30, 2014, that reported sole voting power over 47,422,242 shares, shared voting power over 0 shares, shared dispositive power over 0 shares and sole dispositive power over 49,247,275 shares.
(5)	The information regarding Starboard Value LP and related entities was derived from a Schedule 13D filed on December 13, 2013, jointly by: Starboard Value and Opportunity Master Fund Ltd, a Cayman Islands exempted company (“Starboard V&O Fund”); Starboard Value and Opportunity S LLC, a Delaware limited liability company (“Starboard V&O LLC”); Starboard Value and Opportunity C LP (“Starboard V&O LP); Starboard Value R LP (“Starboard Value R LP”); Starboard Value R GP LLC (“Starboard Value R GP LLC”); Starboard Value LP (“Starboard Value LP”), as the investment manager of Starboard V&O Fund and of certain managed accounts (the “Starboard Value LP Accounts”) and the manager of Starboard LLC; Starboard Value GP LLC (“Starboard Value GP”), as the general partner of Starboard Value LP; Starboard Principal Co LP (“Principal Co”), as a member of Starboard Value GP; Starboard Principal Co GP LLC (“Principal GP”), as the general partner of Principal Co; Jeffrey C. Smith, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP; Mark R. Mitchell, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP; Peter A. Feld, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP; T-S Capital Partners, LLC, a California limited liability company (“T-S Capital”), with respect to the shares directly owned by it; Robert Telles, as a managing member of T-S Capital; David N. Siegel, as a managing member of T-S Capital(collectively, the “Reporting Persons”). The “Reporting Persons” may be deemed to be a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act) and, as such, may be deemed to be beneficial owners of 43,450,000 shares. Each Reporting Person, however, disclaims beneficial ownership with respect to the shares owned by each of the other Reporting Persons except to the extent of his or its pecuniary interest therein. Starboard Value L.P. total shares reported, includes 2,873,913 shares purchased on March 7, 2014, March 10, 2014 and March 11, 2014 (see Forms 4 filed with the SEC on March 11, 2014).
(6)	The information regarding The Bank of New York Mellon Corporation is reported as of December 31, 2013, and was derived from a Schedule 13G filed on January 30, 2014 that reported sole voting power over 32,432,472 shares, shared voting power over 228 shares, shared dispositive power over 3,185,072 shares and sole dispositive power over 30,697,996 shares.
(7)	The information regarding The Vanguard Group is reported as of December 31, 2013, and was derived from a Schedule 13G filed on February 6, 2014, that reported sole voting power over 716,662 shares, shared voting power over 0 shares, shared dispositive power over 682,557 shares and sole dispositive power over 26,533,975 shares.
(8)

The address for all Directors and NEOs is c/o Office Depot, Inc., 6600 North Military Trail, Boca Raton, Florida 33496. In addition to the information reported in this table, the following Directors hold the number of RSUs convertible into shares of our common stock set forth beside his or her name: Roland C. Smith (1,199,616); Warren F. Bryant (218,296); Rakesh Gangwal (527,122); V. James Marino (134,900); Michael

J. Massey (24,325); Francesca Ruiz de Luzuriaga (204,522); David M. Szymanski (204,017); Nigel Travis (50,607); and Joseph Vassalluzzo (2,020). The shares of common stock underlying these RSUs will not be distributed to the Directors until some period of time after their separation from the company as Directors, pursuant to the terms of their respective Restricted Stock Unit Award Agreements. Until such distribution, these Directors neither have the right to vote, nor the right to dispose of these RSUs.

The stock ownership information regarding: Mr. Austrian and Mr. Saligram is as of November 12, 2013; Mr. Moore is as of December 27, 2013; and Mr. Newman is as of December 2, 2013, each the last date of employment with the company.

Options Exercisable within 60 Days of March 14, 2014

The number of options that are or will be exercisable within 60 days of March 14, 2014, for each applicable person named in the table above and for our Executive Officers and Directors as a group is as follows:

Roland C. Smith	0	Warrant F. Bryant	1,178
Rakesh Gangwal	20,667	Cynthia T. Jamison	0
V. James Marino	0	Michael J. Massey	0
Francesca Ruiz de Luzuriaga	12,164	Jeffrey C. Smith	0
David M. Szymanski	0	Nigel Travis	0
Joseph Vassalluzzo	0	Stephen E. Hare	0
Michael R. Allison	79,784	Steven M. Schmidt	652,048
Elisa D. Garcia C.	527,966	Robert J. Moore	100,000
Michael D. Newman	943,877	Deborah O’Connor	228,057
Neil Austrian	482,891	Ravi Saligram	4,431,961
All Executive Officers and Directors as a Group (16 Persons)	1,336,961

Underwater Options

Based on the closing price of our common stock on March 14, 2014, the following number of options that are or will be exercisable within 60 days of March 14, 2014, for each applicable person named in the table above are out of the money (i.e. underwater):

Roland C. Smith	0	Warrant F. Bryant	0
Rakesh Gangwal	0	Cynthia T. Jamison	0
V. James Marino	0	Michael J. Massey	0
Francesca Ruiz de Luzuriaga	0	Jeffrey C. Smith	0
David M. Szymanski	0	Nigel Travis	0
Joseph Vassalluzzo	0	Stephen E. Hare	0
Michael R. Allison	54,784	Steven M. Schmidt	652,047
Elisa D. Garcia C.	340,466	Robert J. Moore	100,000
Michael D. Newman	943,877	Deborah O’Connor	105,923
Neil Austrian	44,155	Ravi Saligram	3,594,560

ITEM 3—ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

Background

We are asking shareholders to cast an advisory vote approving the compensation of our NEOs as disclosed in the Executive and Director Compensation, Summary Compensation Table, Summary of Executive Agreements and Potential Payments Upon Change in Control, and Tabular Information Regarding Potential Payments Upon Termination of a Change in Control sections of this proxy statement. While this “Say-on-Pay” vote is advisory and therefore non-binding, Office Depot values the opinions of shareholders and will consider the outcome of the vote when making future executive compensation decisions.

Our Compensation Philosophy and Practices

Fiscal year 2013 was an extraordinary year for the company, primarily due to the completion of the merger with OfficeMax on November 5, 2013. The Compensation Committee focused on creating a compensation plan which addressed the company’s unique needs during the time of transition surrounding the merger while fulfilling the desired goals of attracting and retaining qualified individuals and creating long-term value while not incentivizing excessive risk taking. We urge you to read the Compensation Discussion and Analysis section of this proxy statement, which discusses how the company’s executive compensation program reflects our compensation philosophy during 2013 and describes the decisions made by the Compensation Committee in 2013 in detail.

We believe that Office Depot’s executive compensation programs align the interests of our NEOs with those of our shareholders by tying a significant portion of their compensation to Office Depot’s performance, and by providing a competitive level of compensation needed to recruit, retain and motivate talented executives critical to Office Depot’s long term success.

Effect of Say-on-Pay Vote

The Say-on-Pay vote is an advisory vote only. As such, your vote on the company’s executive compensation matters will not be binding on our Board and may not be construed as overruling any decision by the Board or Compensation Committee, nor will it create or imply any additional fiduciary duty of the Board or Compensation Committee. The Compensation Committee and the Board will however, carefully review the 2014 Say-on-Pay voting results and seek to determine the causes of any significant negative voting results in an effort to better understand shareholder issues and concerns with our executive compensation. Furthermore, the Compensation Committee and the Board will take into account the outcome of the vote when considering future executive compensation arrangements. Shareholders who want to communicate with our Board of Directors or management should refer to the “Communicating with our Board of Directors” section of this proxy statement for additional information.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, executive officers and persons who own more than 10% of Office Depot’s common stock to file reports of their holdings and transactions of Office Depot common stock with the SEC and the NYSE. Based on a review of Forms 3, 4 and 5 and any amendments thereto, we believe that each of our executive officers and Directors reported on a timely basis all transactions required to be reported by Section 16(a) during fiscal year 2013.

COPIES OF FORM 10-K AVAILABLE

We filed our Annual Report on Form 10-K for the year ended December 28, 2013 (“2013 Form 10-K”), with the SEC on February 25, 2014. The 2013 Form 10-K, including all exhibits, can be found on the Corporate website investor.officedepot.com under the headings “Company Info/SEC Filings,” and can be downloaded free of charge. We will provide a copy of our 2013 Form 10-K, which includes our consolidated financial statements and notes to our financial statements, free of charge to any shareholder upon written request. Requests should be sent to the Department of Investor Relations at our Corporate offices, 6600 North Military Trail, Boca Raton, FL 33496, 561-438-7878, Investor.Relations@officedepot.com.

2015 SHAREHOLDER PROPOSALS

Any shareholder proposal, including nominations of persons for election to the Board of Directors, intended to be presented for consideration at the 2015 Annual Meeting of Shareholders and to be included in our proxy statement for that meeting must be received by the Corporate Secretary at our corporate offices, 6600 North Military Trail, Boca Raton, FL 33496, Attn: Office of the Chief Legal Officer, on or before 5:00 p.m. (Eastern Time) no earlier than the close of business on December 25, 2014, and no later than close of business on January 24, 2015. If you wish to submit a proposal to be presented at the 2015 Annual Meeting of Shareholders and included in the 2015 proxy statement and proxy pursuant to Rule 14a-8 under the Exchange Act, your proposal must be received by the Corporate Secretary at our corporate offices no later than November 24, 2014 (120 days before the one-year anniversary of the release date of the 2014 annual meeting proxy statement), and otherwise must comply with Securities and Exchange Commission requirements in Proxy Rule 14a-8. If a shareholder desires to bring business or make nominations of persons for election to the Board of Directors before the Annual Meeting that is not the subject of a proposal timely submitted for inclusion in the proxy statement, written notice of such business, as prescribed in the company’s Bylaws, must be received by the company at its principal office on or before January 24, 2015. If the company does not receive timely notice, such business will be excluded from consideration at the meeting.

OTHER MATTERS

It is not presently expected that any matters other than those discussed herein will be brought before our Annual Meeting. If, however, other matters do come before the Annual Meeting, it is the intention of the proxy holders to vote in their discretion.

OFFICE DEPOT, INC. 6600 NORTH MILITARY TRAIL BOCA RATON, FL 33496

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and to view our proxy materials until 11:59 P.M. Eastern Time on April 23, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time on April 23, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
If you submit your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M67838-P47895 KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OFFICE DEPOT, INC.
THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” PROPOSAL 1.
1.	To elect eleven (11) members of the Board of Directors for the term described in this Proxy Statement.	For	Against	Abstain
Nominees:							For	Against	Abstain
	1a. Roland C. Smith 1b. Warren F. Bryant 1c. Rakesh Gangwal	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐	1j. 1k.	Nigel Travis Joseph Vassalluzzo	☐ ☐	☐ ☐	☐ ☐
	1d. Cynthia T. Jamison	☐	☐	☐	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 2 AND 3.
	1e. V. James Marino	☐	☐	☐	2.	Ratification of appointment of Deloitte & Touche LLP as the Company’s independent public accountants.	☐	☐	☐
	1f. Francesca Ruiz de Luzuriaga	☐	☐	☐	3.	An advisory vote on executive compensation.	☐	☐	☐
	1g. Michael J. Massey 1h. Jeffrey C. Smith	☐ ☐	☐ ☐	☐ ☐	4.	To transact any other business that may properly come before the meeting.
	1i. David M. Szymanski	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

	Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date

ADMITTANCE PASS

2014 ANNUAL MEETING OF STOCKHOLDERS

OFFICE DEPOT, INC.

Thursday, April 24, 2014

10:00 a.m. Eastern Daylight Time

Boca Raton Marriott

5150 Town Center Circle

Boca Raton, FL 33486-1013

561-392-4600

For Security Reasons, You Must Present This Admittance Pass In Order To Enter The Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report on Form 10-K are available at www.proxyvote.com.

M67839-P47895

PROXY

OFFICE DEPOT, INC.

6600 NORTH MILITARY TRAIL

BOCA RATON, FL 33496

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

            The undersigned hereby appoints Elisa Garcia, Darlene Quashie Henry and Heather Stern as Proxies, each with the power to appoint her substitute, and hereby authorizes each of them to represent and to vote as designated on the reverse side all the shares of capital stock of Office Depot, Inc. held of record by the undersigned on February 28, 2014 at the Annual Meeting of Stockholders to be held on April 24, 2014, or any postponement or adjournment thereof.

            THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDERS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3. TO VOTE BY MAIL, MARK, SIGN AND DATE YOUR PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(continued on reverse side)